   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1994


                                                       REGISTRATION NO. 33-54739

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                            THOMAS J. HAGGERTY, ESQ.
                             CYNTHIA M. KRUS, ESQ.
                           MULDOON, MURPHY & FAUCETTE
                          5101 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20016
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

FORM S-4 ITEM                                                                              LOCATION IN PROSPECTUS
   1.    Forepart of Registration Statement and Outside Front Cover Page of
         Prospectus.........................................................  Outside front cover page; facing page
   2.    Inside Front and Outside Back Cover Pages of Prospectus............  AVAILABLE INFORMATION; TABLE OF CONTENTS
   3.    Risk Factors, Ratio of Earnings to Fixed Charges and Other
         Information........................................................  SUMMARY
   4.    Terms of the Transaction...........................................  SUMMARY; GENERAL INFORMATION; THE MERGER;
                                                                              DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                              DIFFERENCES IN THE RIGHTS OF HOME FEDERAL AND
                                                                              FUNC STOCKHOLDERS; ANNEX B; ANNEX C
   5.    Pro Forma Financial Information....................................  *
   6.    Material Contacts with the Company Being Acquired..................  THE MERGER; ADDITIONAL MATTERS
   7.    Additional Information Required for Reoffering by Persons and
         Parties Deemed to Be Underwriters..................................  *
   8.    Interests of Named Experts and Counsel.............................  LEGAL OPINIONS; EXPERTS
   9.    Disclosure of Commission Position on Indemnification for Securities
         Act Liabilities....................................................  *
  10.    Information with Respect to S-3 Registrants........................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                              SUMMARY; FUNC
  11.    Incorporation of Certain Information by Reference..................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  12.    Information with Respect to S-2 or S-3 Registrants.................  *
  13.    Incorporation of Certain Information by Reference..................  *
  14.    Information with Respect to Registrants Other Than S-3 or S-2
         Registrants........................................................  *
  15.    Information with Respect to S-3 Companies..........................  *
  16.    Information with Respect to S-2 or S-3 Companies...................  *
  17.    Information with Respect to Companies Other Than S-2 or S-3
         Companies..........................................................  HOME FEDERAL; ANNEX A
  18.    Information if Proxies, Consents or Authorizations are to be
         Solicited..........................................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                              SUMMARY; GENERAL INFORMATION; THE MERGER; HOME
                                                                              FEDERAL; FUNC; EXPERTS
  19.    Information if Proxies, Consents or Authorizations are not to be
         Solicited, or in an Exchange Offer.................................  *


* Not applicable.

                           HOME FEDERAL SAVINGS BANK
                          5225 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20015
                                 (202) 537-8824


                                                              September   , 1994

Dear Stockholder:

     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Home Federal Savings Bank ("Home Federal"). The meeting will be held at 9:00 a.m., Washington, D.C.
time, on October   , 1994, at the Embassy Suites Hotel, Chevy Chase Pavilion,
4300 Military Road, N.W., Washington, D.C.


     The purpose of the meeting is to vote on a proposal to approve an Agreement and Plan of Acquisition, dated as of May 27, 1994 (the "Merger Agreement"), among Home Federal, First Union Corporation ("FUNC"), First Union Corporation of Virginia and First Union National Bank of Washington, D.C. ("FUNB-DC"), pursuant to which Home Federal would merge with and into FUNB-DC (the "Merger"). FUNC is the ninth largest bank holding company in the nation, based on total assets of $72.6 billion at June 30, 1994.


     Upon consummation of the Merger, each outstanding share of Home Federal common stock would be converted into the right to receive 0.4835 shares of FUNC common stock, subject to possible adjustment under certain circumstances (the "Exchange Ratio"), in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement. Based on (i) $46.875, the last reported sale price per share on the New York Stock Exchange Composite Transactions Tape (the "NYSE Tape") of FUNC common stock on May 27, 1994, the last trading day prior to public announcement of the Merger, and (ii) a 0.4835 Exchange Ratio, each share of Home Federal common stock would have been converted into $22.625 in market value of FUNC common stock, if the Merger had been consummated on that date. Because the market value of FUNC common stock will fluctuate, however, the market value of the FUNC common stock that Home Federal stockholders would receive upon actual consummation of the Merger will increase or decrease prior to, as well as after, consummation of the Merger. The last reported sale price
of FUNC common stock on the NYSE Tape on September   , 1994, was $      per
share.

     In the event of a decline in the price of FUNC common stock below certain levels and under certain conditions, the Exchange Ratio may, but is not required to, be adjusted, as discussed in the accompanying Prospectus/Proxy Statement under "THE MERGER -- Possible Exchange Ratio Adjustment".
     Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by Home Federal stockholders and approval of the Merger by various regulatory agencies.
     The proposed Merger has been unanimously approved by the Board of Directors of Home Federal as being in the best interests of Home Federal and its stockholders. The Home Federal Board of Directors has received an opinion of Hovde Financial, Inc., a financial advisor, that the consideration to be paid to Home Federal stockholders is fair from a financial point of view. Therefore, your Board of Directors recommends that you vote "FOR" approval of the Merger Agreement.

     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Merger. I urge you to carefully review such information and the information in FUNC's 1993 Annual Report on Form 10-K, 1994 Annual Meeting Proxy Statement and 1994 Second Quarter Report on Form 10-Q, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".

     IT IS VERY IMPORTANT THAT YOUR SHARES ARE VOTED AT THE MEETING, REGARDLESS OF WHETHER YOU ATTEND IN PERSON. THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF ALL OF THE OUTSTANDING SHARES OF HOME FEDERAL COMMON STOCK IS REQUIRED TO APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES AT THIS TIME.
                                         Yours very truly,
                                         ELWYN G. RAIDEN, JR.
                                         PRESIDENT AND CHIEF
                                         EXECUTIVE OFFICER

                           HOME FEDERAL SAVINGS BANK
                          5225 WISCONSIN AVENUE, N.W.
                             WASHINGTON, D.C. 20015
                                 (202) 537-8824


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON OCTOBER   , 1994
                                                              September   , 1994


     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Home Federal Savings Bank ("Home Federal") will be held at 9:00 a.m., Washington,
D.C. time, on October   , 1994, at the Embassy Suites Hotel, Chevy Chase
Pavilion, 4300 Military Road, N.W., Washington, D.C., for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Acquisition, dated as of May 27, 1994 (the "Merger Agreement"), among Home Federal, First Union Corporation ("FUNC"), First Union Corporation of Virginia and First Union National Bank of Washington, D.C. ("FUNB-DC"), pursuant to which (i) Home Federal would merge with and into FUNB-DC, and (ii) each outstanding share of Home Federal common stock would be converted into the right to receive 0.4835 shares of FUNC common stock, subject to possible adjustment under certain circumstances, all on and subject to the terms and conditions contained therein.
     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Proxy Statement.

     The Board of Directors of Home Federal has fixed September 1, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and, accordingly, only holders of record of Home Federal common stock at the close of business on that date will be entitled to notice of and to vote at the meeting.

     THE BOARD OF DIRECTORS OF HOME FEDERAL UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         HOME FEDERAL SAVINGS BANK
                                         JAMES E. STOUT
                                         SECRETARY
EVEN STOCKHOLDERS WHO EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR APPOINTMENT OF PROXY AND VOTE YOUR SHARES IN PERSON. IF A STOCKHOLDER RECEIVES MORE THAN ONE PROXY FOR ANY REASON, EACH PROXY SHOULD BE COMPLETED AND RETURNED. YOUR COOPERATION WILL BE APPRECIATED. YOUR PROXY WILL BE VOTED WITH RESPECT TO THE MATTERS IDENTIFIED THEREON IN ACCORDANCE WITH ANY SPECIFICATIONS ON THE PROXY. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN " BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                      HOME FEDERAL SAVINGS BANK
                        COMMON STOCK                           SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER    ,
              (PAR VALUE $3.33 1/3 PER SHARE)                                             1994



     This Prospectus/Proxy Statement is being furnished by Home Federal Savings Bank ("Home Federal") to the holders of Home Federal common stock, par value $0.01 per share ("Home Federal Common Stock"), as a proxy statement in connection with the solicitation of proxies by the Board of Directors of Home Federal (the "Home Federal Board") for use at a special meeting of stockholders
of Home Federal to be held at 9:00 a.m., Washington, D.C. time, on October   ,
1994, at the Embassy Suites Hotel, Chevy Chase Pavilion, 4300 Military Road, N.W., Washington, D.C. (the "Special Meeting"), and at any adjournment or adjournments thereof.


     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and the form of proxy enclosed herewith are first being mailed to the
stockholders of Home Federal on or about September   , 1994.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Acquisition, dated as of May 27, 1994 (the "Merger Agreement"), among Home Federal, First Union Corporation, a North Carolina corporation ("FUNC"), First Union Corporation of Virginia, a Virginia corporation ("FUNC-VA"), and First Union National Bank of Washington D.C. ("FUNB-DC"), pursuant to which Home Federal would merge with and into FUNB-DC (the "Merger"), all on and subject to the terms and conditions contained therein. See "SUMMARY", "THE MERGER" and ANNEX B to this Prospectus/Proxy Statement.
     Upon consummation of the Merger each outstanding share of Home Federal Common Stock would be converted into the right to receive 0.4835 shares of FUNC common stock, par value $3.33 1/3 per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), subject to possible adjustment under certain circumstances (the "Exchange Ratio"), with cash in lieu of the issuance of any fractional share interest.
     In the event of a decline in the price of FUNC Common Stock below certain levels and under certain conditions, the Exchange Ratio may, but is not required to, be adjusted. See "THE MERGER -- Possible Exchange Ratio Adjustment".
     This document also constitutes a prospectus of FUNC relating to the shares (the "FUNC Common Shares") of FUNC Common Stock that are issuable upon consummation of the Merger. See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF HOME FEDERAL AND FUNC STOCKHOLDERS".

     Based on the 1,022,511 shares of Home Federal Common Stock outstanding on the Record Date (as hereinafter defined), the 78,760 shares of Home Federal Common Stock issuable upon the exercise of outstanding employee and director stock options on the date hereof, and a 0.4835 Exchange Ratio, approximately 532,465 FUNC Common Shares will be issuable upon consummation of the Merger.


     FUNC Common Stock is listed and traded on the New York Stock Exchange (the "NYSE"). Home Federal Common Stock is listed and traded on the Nasdaq Stock Market's Small Cap Market (the "Small Cap Market"). On May 27, 1994, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") and of Home Federal Common Stock on the Small Cap Market were $46.875 and $12.125, respectively. On
September   , 1994, such prices were $     and $    , respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.

       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS SEPTEMBER   , 1994

                             AVAILABLE INFORMATION
     FUNC and Home Federal are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), as to FUNC, and with the Office of Thrift Supervision (the "OTS"), as to Home Federal. Reports, proxy statements and other information filed by FUNC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information filed by Home Federal can be inspected and copied at the public reference facilities maintained by the OTS at the Office of Public Information, OTS, 1700 G Street, N.W., Washington, D.C. 20552, and can be obtained by written request from such office, at prescribed rates. Reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES CERTAIN FUNC DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO EACH HOME FEDERAL STOCKHOLDER, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST
FROM: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY
OCTOBER   , 1994.

     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained in this Prospectus/Proxy Statement with respect to Home Federal was supplied by Home Federal.
     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus/Proxy Statement, and, if given or made, such information or representations must not be relied upon as having been authorized by FUNC or Home Federal. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities to which this Prospectus/Proxy Statement relates shall, under any circumstances, create any implication that there has been no change in the affairs of FUNC or Home Federal since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or solicitation of an offer to buy such securities in any circumstances in which such an offer or solicitation is not lawful.

     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed by FUNC with the Commission (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy Statement:
     (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1993; and

     (ii) FUNC's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 .


     All documents filed by FUNC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed a part hereof from the date of filing of such documents.

     Certain financial and other information relating to Home Federal is contained in this Prospectus/Proxy Statement, including ANNEX A.
     Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE

AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
GENERAL INFORMATION....................................................................................................    15
  General..............................................................................................................    15
  Record Date; Vote Required...........................................................................................    15
THE MERGER.............................................................................................................    16
  General..............................................................................................................    16
  Possible Exchange Ratio Adjustment...................................................................................    16
  Effective Date.......................................................................................................    17
  Exchange of Home Federal Stock Certificates..........................................................................    17
  Background and Reasons...............................................................................................    18
  Opinion of Financial Advisor.........................................................................................    19
  Interests of Certain Persons.........................................................................................    22
  Certain Federal Income Tax Consequences..............................................................................    23
  Business Pending Consummation........................................................................................    24
  Regulatory Approvals.................................................................................................    24
  Conditions to Consummation; Termination..............................................................................    24
  Waiver; Amendment....................................................................................................    25
  No Appraisal Rights..................................................................................................    25
  Accounting Treatment.................................................................................................    25
  Expenses.............................................................................................................    26
  Stock Option Agreement...............................................................................................    26
  Market Prices........................................................................................................    27
  Dividends............................................................................................................    28
HOME FEDERAL...........................................................................................................    29
  General..............................................................................................................    29
  Lending Activities...................................................................................................    29
  Classified Assets and Delinquencies..................................................................................    33
  Mortgage-Backed Securities...........................................................................................    36
  Investment Activities................................................................................................    36
  Sources of Funds.....................................................................................................    37
  Properties...........................................................................................................    38
  Subsidiaries.........................................................................................................    38
  Competition..........................................................................................................    39
  Employees............................................................................................................    39
  Dividend Policy......................................................................................................    39
  Legal Proceedings....................................................................................................    39
  Management's Discussion and Analysis of Financial Condition..........................................................    39
  Security Ownership of Certain Beneficial Owners......................................................................    48
  Background and Security Ownership of Directors and Executive Officers................................................    49
  Regulation and Supervision...........................................................................................    50
  Recent and Proposed Changes in Accounting Rules......................................................................    58
FUNC...................................................................................................................    60
  General..............................................................................................................    60
  History and Business.................................................................................................    60
  Common Stock Repurchase..............................................................................................    61
  Certain Regulatory Considerations....................................................................................    61
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    64
  Authorized Capital...................................................................................................    64
  FUNC Common Stock....................................................................................................    64
  FUNC Preferred Stock.................................................................................................    65
  FUNC Class A Preferred Stock.........................................................................................    65
  Rights Plan..........................................................................................................    66
  Other Provisions.....................................................................................................    66
CERTAIN DIFFERENCES IN THE RIGHTS OF HOME FEDERAL AND FUNC STOCKHOLDERS................................................    67
  General..............................................................................................................    67
  Authorized Capital...................................................................................................    67
  Amendment of Articles of Incorporation or Bylaws.....................................................................    67
  Size and Classification of Board of Directors........................................................................    68
  Removal of Directors.................................................................................................    68

                                       4

                                                                                                                          PAGE

  Director Exculpation.................................................................................................    68
  Director Conflict of Interest Transactions...........................................................................    68
  Stockholder Meetings.................................................................................................    69
  Director Nominations.................................................................................................    69
  Stockholder Proposals................................................................................................    69
  Stockholder Protection Rights Plan...................................................................................    70
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    70
  Required Stockholder Vote for Certain Actions........................................................................    70
  Anti-Takeover Provisions.............................................................................................    71
  Dissenters' or Appraisal Rights......................................................................................    71
  Dividends and Other Distributions....................................................................................    71
  Voluntary Dissolution................................................................................................    72
RESALE OF FUNC COMMON SHARES...........................................................................................    72
ADDITIONAL MATTERS.....................................................................................................    72
OPINIONS...............................................................................................................    72
EXPERTS................................................................................................................    73
OTHER MATTERS..........................................................................................................    73
ANNEXES:
  ANNEX A -- CONSOLIDATED FINANCIAL STATEMENTS OF HOME FEDERAL.........................................................   A-1
  ANNEX B -- AGREEMENT AND PLAN OF ACQUISITION, INCLUDING THE STOCK OPTION AGREEMENT...................................   B-1
  ANNEX C -- OPINION OF HOVDE FINANCIAL, INC. .........................................................................   C-1


                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGER. THIS SUMMARY IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT (AS HEREINAFTER DEFINED)) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC" AND "HOME FEDERAL" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, SUCH ORGANIZATIONS AND THEIR RESPECTIVE SUBSIDIARIES.
PARTIES TO THE MERGER
  FUNC

     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations thereunder (the "BHCA"). FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and securities' brokerage services, through other subsidiaries. As of June 30, 1994, and for the six months then ended, FUNC reported assets of $72.6 billion, net loans of $48.9 billion, deposits of $53.8 billion, stockholders' equity of $5.4 billion and net income applicable to common stockholders of $440 million, and as of such date FUNC operated through 1,529 offices in 39 states and two foreign countries. FUNC is the ninth largest bank holding company in the United States, based on total assets at June 30, 1994. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.


     Interstate banking legislation has greatly impacted the growth of FUNC, and it has also greatly impacted the banking industry in general. North Carolina's interstate banking statute includes Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, South Carolina, Tennessee, Texas, Virginia, West Virginia and Washington, D.C., each of which has passed interstate banking legislation, either on a regional or national basis. Various other states not named in the North Carolina legislation have also adopted interstate banking legislation, which, under certain conditions, would permit FUNC to acquire banks in such states. Legislation has been introduced in the United States Congress that, if enacted, would generally provide for nationwide interstate banking, subject to certain limitations.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "FUNC".
  FUNC-VA AND FUNB-DC
     FUNC-VA is a wholly-owned subsidiary of FUNC (except for certain Class B shares owned by another subsidiary of FUNC). FUNC-VA, directly or indirectly, owns all of the outstanding shares (except for directors' qualifying shares) of FUNB-DC, First Union National Bank of Virginia ("FUNB-VA"), First Union National Bank of Maryland ("FUNB-MD") and First Union National Bank of Tennessee ("FUNB-TN"). The principal executive offices of FUNC-VA are located at 213 South Jefferson Street, Roanoke, Virginia 24040, and its telephone number is (703) 580-7465.

     FUNB-DC is a national banking association that provides a wide range of commercial and retail banking services and trust services in Washington, D.C. As of June 30, 1994, and for the six months then ended, FUNB-DC's call report reflected assets of $1.4 billion, net loans of $294 million, deposits of $1.1 billion, stockholder's equity of $162 million and net income of $12 million, and as of such date FUNB-DC operated through 30 banking offices in Washington, D.C. The principal executive offices of FUNB-DC are located at 740 15th Street, N.W., Washington, D.C. 20005, and its telephone number is (202) 637-7644.

  HOME FEDERAL

     Home Federal is a federally chartered stock savings bank that converted from a federally chartered mutual savings bank on January 5, 1989. Home Federal is primarily engaged in the business of attracting deposits from the general public and using such deposits to originate mortgage loans, consumer loans and commercial real estate and residential construction loans. Home Federal is a member of the Federal Home Loan Bank (the "FHLB") of Atlanta and its deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). As of June 30, 1994, and for the six months then ended, Home Federal had assets of $232 million, net loans of $191 million, deposits of $198 million, stockholders' equity of $12.5 million and net income applicable to common stockholders of $374,000, and as of such date Home Federal operated through six savings bank offices in Washington, D.C. and two mortgage banking offices, one in Washington, D.C. and one in Annandale, Virginia. The principal executive offices of Home Federal are located at 5225 Wisconsin Avenue, N.W., Washington, D.C. 20015, and its telephone number is
(202) 537-8874. See "HOME FEDERAL".

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held on October   , 1994, at 9:00 a.m.,
Washington, D.C. time, at the Embassy Suites Hotel, Chevy Chase Pavilion, 4300 Military Road, N.W., Washington, D.C., for the purpose of Home Federal stockholders considering and voting upon a proposal to approve the Merger Agreement.


     The Home Federal Board has fixed September 1, 1994, as the record date for stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 1,022,511 shares of Home Federal Common Stock outstanding and entitled to be voted at the Special Meeting.

     See "GENERAL INFORMATION".
THE MERGER; EXCHANGE RATIO
     Under the terms of the Merger Agreement, Home Federal will merge with and into FUNB-DC. Upon consummation of the Merger each outstanding share of Home Federal Common Stock would be converted into the right to receive 0.4835 shares of FUNC Common Stock, subject to possible adjustment under certain circumstances, with cash in lieu of the issuance of any fractional share interest. See "THE MERGER -- Possible Exchange Ratio Adjustment", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF HOME FEDERAL AND FUNC STOCKHOLDERS".
POSSIBLE EXCHANGE RATIO ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the Home Federal Board, at its sole option, if (i) the FUNC Closing Price (as hereinafter defined) is less than $37.70, and (ii) the percentage decline in such price from $47.125 (the last reported sale price of FUNC Common Stock on May 26, 1994) is more than 20 percent greater than the percentage decline in a weighted average closing price (the "Index Group Closing Price") on the OCC Approval Date (as hereinafter defined) of the common stocks of a group of 16 other publicly traded bank holding companies (the "Index Group") from $35.54 (the weighted average closing price of the Index Group's common stocks on June 1 , 1994) (if both (i) and (ii) occur, an "FUNC Common Stock Decline"); provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement. See "THE MERGER -- Possible Exchange Ratio Adjustment".
VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the shares of Home Federal Common Stock outstanding on the Record Date.

     The directors and executive officers of Home Federal (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting, 242,176 shares of outstanding Home Federal Common Stock, which represent approximately 24 percent of the outstanding shares of Home Federal Common Stock entitled to be voted at the Special Meeting. The directors and executive officers of Home Federal have indicated to the management of Home Federal that they intend to vote their shares of Home Federal Common Stock in favor of approval of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative votes by the holders of an additional approximately 43 percent of the outstanding shares of Home Federal Common Stock.

     See "GENERAL INFORMATION -- Record Date; Vote Required".
                                       7

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger, the Merger will become effective (the "Effective Date") on such date as FUNC notifies Home Federal in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1994. If the Merger is consummated in such quarter, or in any other quarter, Home Federal stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGER -- Exchange of Home Federal Certificates" and " -- Conditions to Consummation; Termination". RECOMMENDATION OF THE HOME FEDERAL BOARD
     The Home Federal Board has approved the Merger Agreement by unanimous vote. The Home Federal Board believes the Merger Agreement is in the best interests of Home Federal and its stockholders, is fair to the stockholders, and recommends its approval by Home Federal stockholders. See "THE MERGER -- Background and Reasons; HOME FEDERAL".
OPINION OF FINANCIAL ADVISOR
     Hovde Financial, Inc. ("Hovde") advised the Home Federal Board on May 27, 1994, that, in its opinion, the consideration of 0.4835 shares of FUNC Common Stock for each share of Home Federal Common Stock is fair, from a financial point of view, to the holders of Home Federal Common Stock. The full text of Hovde's opinion, dated as of May 27, 1994, which describes the procedures followed, assumptions made, limitations on the review undertaken, and other matters in connection with rendering the opinion, is set forth in ANNEX C to this Prospectus/Proxy Statement and should be read in its entirety by Home Federal stockholders. See "THE MERGER -- Opinion of Financial Advisor ". INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of Home Federal's management and of the Home Federal Board have certain interests in the Merger that are in addition to their interests as stockholders of Home Federal generally. These interests include, among others, provisions in the Merger Agreement relating to indemnification, the receipt of benefits pursuant to employment contracts upon consummation of the Merger, and continuation of certain employee benefits. See "THE MERGER -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Consummation of the Merger is conditioned upon receipt by FUNC and Home Federal of an opinion of Sullivan & Cromwell, special counsel for FUNC, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of Home Federal who receive FUNC Common Shares in exchange for their shares of Home Federal Common Stock, other than in respect of cash received in lieu of fractional share interests. See "THE MERGER -- Certain Federal Income Tax Consequences".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOME FEDERAL STOCKHOLDER, IT IS RECOMMENDED THAT HOME FEDERAL STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of Home Federal or FUNC under applicable federal securities laws. See "RESALE OF FUNC COMMON SHARES".
                                       8

BUSINESS PENDING CONSUMMATION
     The Merger Agreement provides that, without the prior written consent of FUNC, Home Federal will conduct its business only in the ordinary and usual course consistent with past practice, and not take certain actions relating to the operation of Home Federal pending consummation of the Merger, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) not paying any dividends, redeeming or otherwise acquiring any shares of its capital stock, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or, other than in the ordinary course of business consistent with past practice, incurring any debt;
(ii) not increasing the rate of compensation or paying any bonus to any of its directors, officers or employees (except, after prior consultation with FUNC, normal individual increases in compensation in the ordinary course of business consistent with past practice); (iii) not entering into or modifying any employment agreements or employee benefit plans; and (iv) not disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity.
     The Merger Agreement also provides that at a mutually agreed upon time prior to the Effective Date, Home Federal will use its best efforts to modify, consistent with generally accepted accounting principles, its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
     See "THE MERGER -- Business Pending Consummation".
REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Office of the Comptroller of the Currency (the "OCC"), and the OTS. Applications have been filed with such regulatory authorities and are currently pending. There can be no assurance that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals. See "THE MERGER -- Regulatory Approvals".

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Home Federal; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger;
(iii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iv) receipt by FUNC and Home Federal of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Merger; (v) receipt by FUNC of a letter, satisfactory to FUNC, from its independent certified public accountants that the Merger will qualify for pooling of interests accounting treatment, and a letter from Home Federal's independent certified public accountants to the effect that they are not aware of any facts or circumstances that might cause the Merger not to qualify for pooling of interests accounting treatment; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual agreement of the Boards of Directors of FUNC and Home Federal. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or Home Federal if the Merger does not occur on or before March 31, 1995, or if certain conditions set forth in the Merger Agreement are not met. The Home Federal Board also is entitled to terminate the Merger Agreement, at its sole option, in the event there is an FUNC Common Stock Decline and FUNC does not elect, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement.
     See "THE MERGER -- Possible Exchange Ratio Adjustment" and " -- Conditions to Consummation; Termination".
NO APPRAISAL RIGHTS
     Holders of Home Federal Common Stock do not have appraisal rights under applicable provisions of OCC and OTS regulations. See "THE MERGER -- No Appraisal Rights".
STOCK OPTION AGREEMENT
     As a condition to FUNC's entering into the Merger Agreement, and in consideration thereof, Home Federal entered into a Stock Option Agreement with FUNC, dated as of May 27, 1994 (the "Stock Option Agreement"). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement. Pursuant to the Stock Option Agreement, Home Federal granted to FUNC an irrevocable option (the "Option"), exercisable only under certain limited and specifically defined circumstances, none of which, to the best of Home Federal's and FUNC's knowledge, has occurred as of the date hereof, to purchase up to 200,000 authorized but unissued shares of
                                       9

Home Federal Common Stock for a purchase price of $15.00 per share (the "Purchase Price"), subject to adjustment in certain circumstances. The last sale price per share of Home Federal Common Stock on the Small Cap Market on May 26, 1994, the last business day prior to the date on which the Stock Option Agreement was executed, was $12.25. The number of shares of Home Federal Common Stock subject to the Option represents approximately 19.6 percent of the outstanding shares of Home Federal Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of Home Federal Common Stock subject to the Option, prior to exercise of the Option. The purchase of any shares of Home Federal Common Stock by FUNC pursuant to the Option is subject to compliance with applicable law, including receipt of necessary approvals under the BHCA and the Home Owners' Loan Act of 1933, as amended (the "HOLA").

     The Stock Option Agreement and the Option are intended to make it more difficult for another party to acquire Home Federal, thereby increasing the likelihood that the Merger will occur.
     See "THE MERGER -- Stock Option Agreement".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and Home Federal; (ii) on a pro forma combined basis per share of FUNC Common Stock reflecting consummation of the Merger with a
0.4835 Exchange Ratio; and (iii) on an equivalent pro forma basis per share of Home Federal Common Stock reflecting consummation of the Merger with a 0.4835 Exchange Ratio. Such information has been prepared giving effect to the Merger on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment".
     As discussed under "THE MERGER -- Possible Exchange Ratio Adjustment", the Exchange Ratio is subject to possible adjustment as a result of an FUNC Common Stock Decline. It is not expected that the pro forma information presented would be materially different if the Exchange Ratio were adjusted as a result of an FUNC Common Stock Decline.

     The information shown below should be read in conjunction with the historical financial statements of FUNC and Home Federal, including the respective notes thereto, which are set forth in ANNEX A (with respect to Home Federal) or incorporated herein by reference (with respect to FUNC). See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. The pro forma information set forth below does not reflect the acquisition by FUNC of BancFlorida (as such term is hereinafter defined). See "FUNC -- History and Business".


                                                                                                        JUNE 30,    DECEMBER 31,
                                                                                                          1994          1993
BOOK VALUE PER COMMON SHARE:
  Historical:
     FUNC............................................................................................    $30.26         28.90
     Home Federal....................................................................................     12.41         12.11
  Pro forma combined per FUNC common share (1).......................................................     30.24         28.89
  Equivalent pro forma per Home Federal common share (2).............................................    $14.62         13.97




(1) The pro forma combined book value per FUNC common share amounts represent the sum of pro forma combined FUNC common stockholders' equity and Home Federal total stockholders' equity, divided by pro forma combined period-end common shares outstanding.
(2) The equivalent pro forma book value per Home Federal common share amounts represent the pro forma combined book value per FUNC common share amounts, multiplied by a 0.4835 Exchange Ratio.

                                                                                              SIX MONTHS
                                                                                                ENDED            YEARS ENDED
                                                                                               JUNE 30,          DECEMBER 31,
                                                                                             1994    1993    1993    1992    1991
CASH DIVIDENDS PAID PER SHARE:
  Historical:
     FUNC per common share................................................................   $.80    .70     1.50    1.28    1.12
     Home Federal per common share........................................................    --     --       --      --      --
  Pro forma combined per FUNC common share (3)............................................    .80    .65     1.45    1.05     .90
  Equivalent pro forma per Home Federal common share (4)..................................   $.39    .31      .70     .51     .44



(3) Pro forma combined cash dividends paid per FUNC common share amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average common shares outstanding, rounded to the nearest cent. The difference between the pre-1994 pro forma combined per FUNC common share amounts and the pre-1994 historical FUNC per common share amounts is primarily caused by three pooling of interest acquisitions consummated by FUNC in 1993 and not by the proposed Merger.

(4) Equivalent pro forma cash dividends paid per Home Federal common share amounts represent pro forma combined per FUNC common share amounts, multiplied by a 0.4835 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.46 per share payable on September 15, 1994, would be $1.84. On an equivalent pro forma basis, such current annualized FUNC dividend per Home Federal common share would be $.89, based on a 0.4835 Exchange Ratio. Future FUNC and Home Federal dividends are dependent upon their respective earnings and financial conditions, government regulations and policies, and other factors. See "THE MERGER -- Exchange of Home Federal Certificates" and " -- Business Pending Consummation".

                                                                                            SIX MONTHS
                                                                                               ENDED        YEARS ENDED DECEMBER
                                                                                             JUNE 30,               31,
                                                                                           1994     1993    1993    1992    1991
NET INCOME (LOSS) PER SHARE APPLICABLE TO COMMON STOCKHOLDERS:
  Historical:
     FUNC...............................................................................   $2.59    2.49    4.73    2.23    2.24
     Home Federal.......................................................................     .35    1.41    1.95    (.19)    .30
  Pro forma combined per FUNC common share (5)..........................................    2.59    2.49    4.72    2.22    2.24
  Equivalent pro forma per Home Federal common share (6)................................   $1.25    1.20    2.28    1.07    1.08


(5) Pro forma combined income per FUNC common share amounts represent pro forma combined net income applicable to common stockholders, divided by pro forma combined average common shares outstanding.
(6) Equivalent pro forma income per Home Federal common share amounts represent the pro forma combined income per FUNC common share amounts, multiplied by a
    0.4835 Exchange Ratio.

                                                                         HISTORICAL                 EQUIVALENT PRO FORMA
                                                                     FUNC     HOME FEDERAL    PER HOME FEDERAL COMMON SHARE (7)
MARKET VALUE PER SHARE:
  May 27, 1994..................................................   $46.875       12.125                     22.625
  September   , 1994............................................   $



(7) Equivalent pro forma market values per Home Federal common share amounts represent the historical market values per share of FUNC Common Stock, multiplied by a 0.4835 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and Home Federal historical market values per share represent the last reported sale price per share of FUNC Common Stock on the NYSE Tape and of Home Federal Common Stock on the Small Cap Market (i) on May 27, 1994, the last business day preceding public announcement of the
    execution of the Merger Agreement, and (ii) on September   , 1994. For
    additional market prices, see "THE MERGER -- Market Prices". Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of Home Federal Common Stock would receive upon consummation of the Merger may increase or decrease prior to, as well as after, the receipt of such shares following the Effective Date. Home Federal stockholders are urged to obtain current market quotations for FUNC Common Stock. See "FUNC -- Common Stock Repurchase".

SELECTED FINANCIAL DATA

     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Home Federal and certain unaudited pro forma combined selected financial data, giving effect to the Merger (with a 0.4835 Exchange Ratio) on a pooling of interests accounting basis. See "THE MERGER -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC and Home Federal, including the respective notes thereto, which are set forth in ANNEX A (with respect to Home Federal) or incorporated herein by reference (with respect to FUNC). See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. The pro forma information set forth below does not reflect the acquisition by FUNC of BancFlorida. See "FUNC -- History and Business".

     As discussed under "THE MERGER -- Possible Exchange Ratio Adjustment", the Exchange Ratio is subject to possible adjustment as a result of an FUNC Common Stock Decline. It is not expected that the pro forma information presented would be materially different if the Exchange Ratio were adjusted as a result of an FUNC Common Stock Decline.
                                       11

                                                           SIX MONTHS ENDED
                                                               JUNE 30,                              DECEMBER 31,
                                                          1994          1993          1993         1992         1991         1990
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income....................................  $ 2,397,814     2,213,185    4,556,332    4,479,385    4,647,440    4,829,520
  Interest expense...................................      919,916       856,554    1,790,439    2,020,968    2,742,996    3,094,334
  Net interest income................................    1,477,898     1,356,631    2,765,893    2,458,417    1,904,444    1,735,186
  Provision for loan losses..........................       50,000       121,779      221,753      414,708      648,284      425,409
  Net interest income after provision for loan
    losses...........................................    1,427,898     1,234,852    2,544,140    2,043,709    1,256,160    1,309,777
  Securities available for sale transactions.........        1,365        18,821       25,767       34,402           --           --
  Investment security transactions...................        1,309         3,571        7,435       (2,881)     155,048        7,884
  Noninterest income.................................      551,792       559,361    1,165,086    1,032,651      914,511      690,672
  Noninterest expense................................    1,291,061     1,169,337    2,521,647    2,526,678    1,905,918    1,680,973
  Income before income taxes.........................      691,303       647,268    1,220,781      581,203      419,801      327,360
  Income taxes.......................................      239,224       220,505      403,260      196,152       71,070       64,993
  Net income.........................................      452,079       426,763      817,521      385,051      348,731      262,367
  Dividends on preferred stock.......................       11,927        13,171       24,900       31,979       34,570       33,868
  Net income applicable to common stockholders.......  $   440,152       413,592      792,621      353,072      314,161      228,499
PER COMMON SHARE DATA
  Net income.........................................  $      2.59          2.49         4.73         2.23         2.24         1.68
  Cash dividends.....................................          .80           .70         1.50         1.28         1.12         1.08
  Book value.........................................        30.26         27.27        28.90        25.25        23.23        21.81
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).....................................      135,520       108,176      243,845      167,601      126,029      116,696
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.............................................   72,604,401    71,958,939   70,786,969   63,828,031   59,273,177   54,588,410
  Loans, net of unearned income......................   48,925,495    45,902,305   46,876,177   41,923,767   41,383,580   36,050,719
  Deposits...........................................   53,772,260    55,436,871   53,742,411   49,150,965   47,176,223   38,194,268
  Long-term debt.....................................    3,129,444     2,791,620    3,061,944    3,151,260    2,630,930    1,850,860
  Preferred stockholders' equity.....................      284,040       284,041      284,041      297,215      397,356      317,011
  Common stockholders' equity........................    5,228,205     4,582,576    4,923,584    4,161,948    3,463,441    2,983,361
  Total stockholders' equity.........................  $ 5,388,581     4,866,617    5,207,625    4,459,163    3,860,797    3,300,372
  Preferred shares outstanding.......................        6,318         6,318        6,318        6,846       10,851        7,293
  Common shares outstanding..........................      172,797       168,042      170,338      164,849      149,112      136,777
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.............................................  $71,088,849    64,316,522   68,101,222   61,145,974   55,095,439   52,124,595
  Loans, net of unearned income......................   46,775,003    41,350,895   43,631,410   41,270,991   37,314,358   35,877,585
  Deposits...........................................   52,147,743    47,707,145   50,248,848   47,173,706   40,482,433   36,209,083
  Long-term debt.....................................    3,143,570     2,856,637    3,006,560    2,789,653    2,187,595    1,587,497
  Common stockholders' equity........................    5,062,377     4,346,054    4,550,048    3,889,256    3,131,716    2,937,441
  Total stockholders' equity.........................  $ 5,324,070     4,640,800    4,839,397    4,213,896    3,467,437    3,244,473
  Common shares outstanding..........................      169,689       166,122      167,692      158,683      140,003      135,622
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to
    average common stockholders' equity..............        17.53%*       19.19*       17.42         9.08        10.03         7.78
  Net income to:
    Average total stockholders' equity...............        17.05*        18.54*       16.89         9.14        10.06         8.09
    Average assets...................................         1.28*         1.34*        1.20          .63          .63          .50
  Average stockholders' equity to average assets.....         7.49          7.22         7.11         6.89         6.29         6.22
  Allowance for loan losses to:
    Net loans........................................         2.06          2.26         2.18         2.24         2.06         1.95
    Nonaccrual and restructured loans................          192           110          147           96           72           77
    Nonperforming assets.............................          152            81          111           70           50           56
  Net charge-offs to average net loans...............          .27*          .65*         .58          .86         1.48          .68
  Nonperforming assets to loans, net and foreclosed
    properties.......................................         1.35          2.75         1.95         3.19         4.10         3.42
  Capital ratios:**
    Tier 1 capital...................................         9.30          7.97         9.14         9.22         7.56         6.53
    Total capital....................................        14.68         12.21        14.64        14.31        11.76        10.83
    Leverage.........................................         6.67          6.20         6.13         6.55         5.31         4.90
  Net interest margin................................         4.78%*        4.96*        4.78         4.77         4.08         3.99

                                                          1989
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Interest income....................................   4,179,100
  Interest expense...................................   2,703,623
  Net interest income................................   1,475,477
  Provision for loan losses..........................     139,291
  Net interest income after provision for loan
    losses...........................................   1,336,186
  Securities available for sale transactions.........          --
  Investment security transactions...................      19,018
  Noninterest income.................................     532,295
  Noninterest expense................................   1,445,836
  Income before income taxes.........................     441,663
  Income taxes.......................................      87,840
  Net income.........................................     353,823
  Dividends on preferred stock.......................       1,380
  Net income applicable to common stockholders.......     352,443
PER COMMON SHARE DATA
  Net income.........................................        2.62
  Cash dividends.....................................        1.00
  Book value.........................................       20.49
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands).....................................     106,952
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.............................................  45,506,847
  Loans, net of unearned income......................  31,600,776
  Deposits...........................................  31,531,770
  Long-term debt.....................................   1,514,834
  Preferred stockholders' equity.....................      13,773
  Common stockholders' equity........................   2,868,913
  Total stockholders' equity.........................   2,882,686
  Preferred shares outstanding.......................         551
  Common shares outstanding..........................     140,023
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
  (In thousands)
  Assets.............................................  43,224,474
  Loans, net of unearned income......................  29,507,834
  Deposits...........................................  29,804,143
  Long-term debt.....................................   1,554,548
  Common stockholders' equity........................   2,758,156
  Total stockholders' equity.........................   2,771,982
  Common shares outstanding..........................     134,446
CONSOLIDATED PERCENTAGES
  Net income applicable to common stockholders to
    average common stockholders' equity..............       12.78
  Net income to:
    Average total stockholders' equity...............       12.76
    Average assets...................................         .82
  Average stockholders' equity to average assets.....        6.41
  Allowance for loan losses to:
    Net loans........................................        1.12
    Nonaccrual and restructured loans................         131
    Nonperforming assets.............................          89
  Net charge-offs to average net loans...............         .39
  Nonperforming assets to loans, net and foreclosed
    properties.......................................        1.25
  Capital ratios:**
    Tier 1 capital...................................          --
    Total capital....................................          --
    Leverage.........................................          --
  Net interest margin................................        4.15



 * Annualized.


** The 1990-1992 capital ratios are not restated for pooling of interests acquisitions.

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                               DECEMBER 31,
                                                1994          1993          1993          1992         1991         1990
HOME FEDERAL (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income..........................  $     7,952         8,668        17,010       19,800       23,557       25,457
  Interest expense.........................        4,672         5,409        10,630       12,986       17,408       20,217
  Net interest income......................        3,280         3,259         6,380        6,814        6,149        5,240
  Provision for loan losses................          180         1,116         1,371        2,843        1,611          655
  Net interest income after provision for
    loan losses............................        3,100         2,143         5,009        3,971        4,538        4,585
  Security transactions....................           (1)          251           253          287          152           --
  Noninterest income.......................          889           885         2,121        2,385        1,262          784
  Noninterest expense......................        3,483         2,675         5,935        5,392        5,023        4,887
  Income before income taxes (benefits) and
    accounting change......................          505           604         1,448        1,251          929          482
  Cumulative effect of accounting change...           --           600           600           --           --           --
  Income taxes (benefits)..................          131          (245)           (7)       1,352          522          214
  Net income (loss)........................          374         1,449         2,055         (101)         407          268
  Dividends on preferred stock.............           --            32            32           86          104          108
  Net income (loss) applicable to common
    stockholders...........................  $       374         1,417         2,023         (187)         303          160
PER COMMON SHARE DATA (1)
  Net income (loss)........................  $       .35          1.41          1.95         (.19)         .30          .16
  Cash dividends...........................           --            --            --           --           --           --
  Book value...............................        12.41         11.52         12.11         9.87         9.88         9.48
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)...........................            1            --            --           --           --           --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................      232,334       236,361       242,903      224,924      241,329      259,733
  Loans receivable, net and loans held for
    sale...................................      191,735       177,075       192,771      173,085      206,429      215,652
  Deposits.................................      198,351       202,905       202,270      195,154      200,346      206,534
  Borrowings...............................       16,200        16,500        22,980       16,500       25,220       39,100
  Preferred stockholders' equity...........           --            --            --          919        1,225        1,225
  Common stockholders' equity..............       12,532        11,590        12,221        9,925        9,940        9,533
  Total stockholders' equity...............  $    12,532        11,590        12,221       10,844       11,165       10,758
  Common shares outstanding, net (1).......        1,010         1,005         1,010        1,005        1,005        1,005
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common
    stockholders to average common
    stockholders' equity...................         3.02%*       13.17*        18.27        (1.88)        3.11         1.70
  Net income (loss) to:
    Average stockholders' equity...........         3.02*        12.91*        17.82         (.92)        3.71         2.51
    Average assets.........................          .16*          .63*          .88         (.04)         .16          .10
  Allowance for loan losses to:
    Loans receivable, net..................         1.29          1.19          1.26          .87          .48          .38
    Nonperforming assets...................        55.62         40.74         45.81        17.53        11.61         9.24
  Net charge-offs to average loans
    receivable, net........................          .01*          .30*          .32         1.24          .69          .07
  Nonperforming assets to loans receivable,
    net and real estate acquired in
    settlement of loans, net...............         2.31          2.90          2.77         4.83         4.13         4.10
  Capital ratios:
    Tier 1 risk-based capital (2)..........         9.63          9.04          9.14         7.63         6.86         6.08
    Total risk-based capital (2)...........        10.88         10.21         10.38         8.97         8.34         7.38
    Leverage...............................         5.40%         4.90          5.03         4.41         4.12         3.67

                                                1989
HOME FEDERAL (HISTORICAL)
CONSOLIDATED SUMMARIES OF OPERATIONS
  (In thousands)
  Interest income..........................      26,511
  Interest expense.........................      21,643
  Net interest income......................       4,868
  Provision for loan losses................         244
  Net interest income after provision for
    loan losses............................       4,624
  Security transactions....................         444
  Noninterest income.......................         814
  Noninterest expense......................       4,423
  Income before income taxes (benefits) and
    accounting change......................       1,459
  Cumulative effect of accounting change...          --
  Income taxes (benefits)..................         418
  Net income (loss)........................       1,041
  Dividends on preferred stock.............         108
  Net income (loss) applicable to common
    stockholders...........................         933
PER COMMON SHARE DATA (1)
  Net income (loss)........................         .92
  Cash dividends...........................          --
  Book value...............................        9.29
CASH DIVIDENDS PAID ON COMMON STOCK
  (In thousands)...........................          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................     265,740
  Loans receivable, net and loans held for
    sale...................................     222,508
  Deposits.................................     198,516
  Borrowings...............................      53,324
  Preferred stockholders' equity...........       1,225
  Common stockholders' equity..............       9,345
  Total stockholders' equity...............      10,570
  Common shares outstanding, net (1).......       1,005
CONSOLIDATED PERCENTAGES
  Net income (loss) applicable to common
    stockholders to average common
    stockholders' equity...................       10.65
  Net income (loss) to:
    Average stockholders' equity...........       10.43
    Average assets.........................         .38
  Allowance for loan losses to:
    Loans receivable, net..................         .18
    Nonperforming assets...................       28.35
  Net charge-offs to average loans
    receivable, net........................          --
  Nonperforming assets to loans receivable,
    net and real estate acquired in
    settlement of loans, net...............         .62
  Capital ratios:
    Tier 1 risk-based capital (2)..........        5.81
    Total risk-based capital (2)...........        6.82
    Leverage...............................        3.52


(1) Per share data and common shares outstanding have been adjusted to reflect a 10 percent stock dividend paid in January 1994.
(2) The Tier I capital and total capital ratios for Home Federal and for FUNC are based on risk-weighted assets pursuant to the requirements of their respective primary federal regulators, which requirements differ in certain respects.

* Annualized.

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                               DECEMBER 31,
                                                1994          1993          1993          1992         1991         1990
FUNC AND HOME FEDERAL
  PRO FORMA COMBINED SELECTED
  FINANCIAL DATA (1)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Net income applicable to common
    stockholders...........................  $   440,526       415,009       794,644      352,885      314,464      228,659
PER COMMON SHARE DATA
  Net income applicable to common
    stockholders...........................         2.59          2.49          4.72         2.22         2.24         1.68
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................   72,836,735    72,195,300    71,029,872   64,052,955   59,514,506   54,848,143
  Loans, net of unearned income............   49,117,230    46,079,380    47,068,948   42,096,852   41,590,009   36,266,371
  Deposits.................................   53,970,611    55,639,776    53,944,681   49,346,119   47,376,569   38,400,802
  Long-term debt...........................    3,145,644     2,808,120     3,084,924    3,167,760    2,656,150    1,889,960
  Preferred stockholders' equity...........      284,040       284,041       284,041      298,134      398,581      318,236
  Common stockholders' equity..............    5,240,737     4,594,166     4,935,805    4,171,873    3,473,381    2,992,894
  Total stockholders' equity...............  $ 5,524,777     4,878,207     5,219,846    4,470,007    3,871,962    3,311,130
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans..............................         2.06%         2.25          2.17         2.24         2.05         1.94
    Nonperforming assets...................          151            81           111           69           49           56
  Net charge-offs to average net loans.....          .27*          .65*          .58          .86         1.48          .68
  Nonperforming assets to loans, net and
    foreclosed properties..................         1.35%         2.75          1.95         3.20         4.09         3.43

                                                1989
FUNC AND HOME FEDERAL
  PRO FORMA COMBINED SELECTED
  FINANCIAL DATA (1)
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands)
  Net income applicable to common
    stockholders...........................     353,376
PER COMMON SHARE DATA
  Net income applicable to common
    stockholders...........................        2.62
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets...................................  45,772,587
  Loans, net of unearned income............  31,823,284
  Deposits.................................  31,730,286
  Long-term debt...........................   1,568,158
  Preferred stockholders' equity...........      14,998
  Common stockholders' equity..............   2,878,258
  Total stockholders' equity...............   2,893,256
CONSOLIDATED PERCENTAGES
  Allowance for loan losses to:
    Net loans..............................        1.12
    Nonperforming assets...................          89
  Net charge-offs to average net loans.....         .39
  Nonperforming assets to loans, net and
    foreclosed properties..................        1.25


(1) On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the Merger would normally be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and Home Federal as if the Merger had taken place prior to the periods covered by such financial statements; however, because of the relative immateriality of the Merger to FUNC on a consolidated basis, such statements will not be retroactively restated solely as a result of consummation of the Merger.

* Annualized.

                              GENERAL INFORMATION

GENERAL

     This Prospectus/Proxy Statement is being furnished by Home Federal to its stockholders as a proxy statement in connection with the solicitation of proxies by the Home Federal Board for use at the Special Meeting to be held on October
  , 1994, and any adjournment or adjournments thereof, to consider and vote upon
(i) a proposal to approve the Merger Agreement, and (ii) such other business as may come before the Special Meeting or any adjournment or adjournments thereof.

     This document is also furnished by FUNC to the holders of Home Federal Common Stock as a prospectus in connection with the issuance of the FUNC Common Shares upon consummation of the Merger.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by (i) submitting written notice of revocation of such proxy to the Secretary of Home Federal, (ii) submitting a proxy having a later date, or (iii) such person appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement.
     Directors, officers and employees of Home Federal and FUNC may solicit proxies from Home Federal stockholders, either personally or by telephone, telegraph or other form of communication. Such persons will receive no additional compensation for such services. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and Home Federal.
     THE HOME FEDERAL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE HOME FEDERAL BOARD BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF HOME FEDERAL AND ITS STOCKHOLDERS, IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS ITS APPROVAL BY HOME FEDERAL STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; HOME FEDERAL".
RECORD DATE; VOTE REQUIRED

     The Home Federal Board has fixed September 1, 1994, as the Record Date for stockholders entitled to notice of and to vote at the Special Meeting, and, accordingly, only holders of Home Federal Common Stock of record at the close of business on that day will be entitled to notice of and to vote at the Special Meeting. The number of shares of Home Federal Common Stock outstanding on the Record Date was 1,022,511, each of such shares being entitled to one vote.

     The presence, in person or by proxy, of a majority of the shares of Home Federal Common Stock outstanding on the Record Date is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Home Federal Common Stock which are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy votes on the Merger Agreement or whether a broker with discretionary authority exercises discretionary voting authority with respect to the Merger Agreement. Once the quorum is established, approval of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of Home Federal Common Stock. For voting purposes, therefore, abstentions and "broker non-votes" will have the same effect as votes against the Merger Agreement.

     The directors and executive officers of Home Federal (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled to vote at the Special Meeting 242,176 shares of outstanding Home Federal Common Stock, which represent approximately 24 percent of the outstanding shares of Home Federal Common Stock entitled to be voted at the Special Meeting. The directors and executive officers of Home Federal have indicated to the management of Home Federal that they intend to vote their shares of Home Federal Common Stock in favor of approval of the Merger Agreement. Accordingly, assuming such shares are so voted, approval of the Merger Agreement will require the affirmative votes by the holders of an additional approximately 43 percent of the outstanding shares of Home Federal Common Stock.

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.
                                       15

                                   THE MERGER
     THE FOLLOWING INFORMATION RELATING TO THE MERGER IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (INCLUDING THE STOCK OPTION AGREEMENT) IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS OF HOME FEDERAL ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL
     Under the terms of the Merger Agreement, FUNC-VA will acquire all of the assets and liabilities of Home Federal and will transfer such assets and liabilities to FUNB-DC, accomplished by means of a merger of Home Federal with and into FUNB-DC. Upon consummation of the Merger, each outstanding share of Home Federal Common Stock would be converted, automatically and without any action on the part of the holder thereof, into the right to receive 0.4835 shares of FUNC Common Stock, subject to possible adjustment as set forth in the Merger Agreement and as illustrated below. Each holder of Home Federal Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying (x) the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by (y) the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
POSSIBLE EXCHANGE RATIO ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the Home Federal Board, at its sole option, if there is an FUNC Common Stock Decline, which would occur if (i) the average daily closing sales prices of FUNC Common Stock on the NYSE Tape for the ten consecutive trading days beginning on the date (the "OCC Approval Date") the OCC approves the Merger (the "FUNC Closing Price") is less than $37.70, and (ii) the percentage decline in the FUNC Closing Price from $47.125 is more than 20 percent greater than the percentage decline of the Index Group Closing Price on the OCC Approval Date from $35.54; provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the Home Federal Board will exercise its right to terminate the Merger Agreement in the event of an FUNC Common Stock Decline and, if the Home Federal Board does elect to so terminate the Merger Agreement, there can be no assurance that FUNC will elect to increase the Exchange Ratio as provided in the Merger Agreement and as illustrated below.
     The effect of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:
          (i) The first scenario would occur if the FUNC Closing Price is not less than $37.70, in which case there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio.
          (ii) The second scenario would occur if the FUNC Closing Price is less than $37.70, but the percentage decline in such price from $47.125 is not more than 20 percent greater than the percentage decline of the Index Group Closing Price from $35.54. Under this scenario, there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio.
          (iii) The third scenario would occur if the FUNC Closing Price is less than $37.70 and the percentage decline in such price from $47.125 is more than 20 percent greater than the percentage decline of the Index Group Closing Price from $35.54. Under this scenario, the Home Federal Board may, at its sole option, terminate the Merger Agreement unless FUNC elects, at its sole option, to increase the Exchange Ratio so as to eliminate the FUNC Common Stock Decline.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF HOME FEDERAL COMMON STOCK UPON CONSUMMATION OF THE MERGER.
     STOCKHOLDERS OF HOME FEDERAL SHOULD BE AWARE THAT THE FUNC CLOSING PRICE ON WHICH THE OCCURRENCE OF AN FUNC COMMON STOCK DECLINE AND THE SUBSEQUENT ADJUSTMENT, IF ANY, TO THE EXCHANGE RATIO, WILL BE BASED ON THE CLOSING SALE PRICES OF FUNC COMMON STOCK DURING A TEN-DAY PERIOD BEGINNING ON THE OCC APPROVAL DATE, WHICH APPROVAL DATE WOULD OCCUR NOT LESS THAN 30 DAYS PRIOR TO THE EFFECTIVE DATE. ACCORDINGLY, BECAUSE THE MARKET PRICE OF
                                       16

FUNC COMMON STOCK BETWEEN THE OCC APPROVAL DATE AND THE EFFECTIVE DATE, AS WELL AS THE DATE CERTIFICATES REPRESENTING FUNC COMMON SHARES ARE DELIVERED IN EXCHANGE FOR SHARES OF HOME FEDERAL COMMON STOCK FOLLOWING CONSUMMATION OF THE MERGER, WILL FLUCTUATE AND POSSIBLY DECLINE, THE VALUE OF THE FUNC COMMON SHARES ACTUALLY RECEIVED BY HOLDERS OF HOME FEDERAL COMMON STOCK MAY BE LESS OR MORE THAN (I) THE FUNC CLOSING PRICE, OR (II) THE VALUE OF THE FUNC COMMON STOCK ON THE EFFECTIVE DATE RESULTING FROM THE EXCHANGE RATIO OR ANY POSSIBLE ADJUSTMENT TO THE EXCHANGE RATIO, AS ILLUSTRATED ABOVE.
     If FUNC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between May 27, 1994 and the OCC Approval Date, the prices for FUNC Common Stock or such other common stocks shall be appropriately adjusted for all purposes, including determining whether there is an FUNC Common Stock Decline or determining any adjustment to the Exchange Ratio as illustrated above (and, in the case of any such transaction by FUNC, the Exchange Ratio also shall be appropriately adjusted).
     The Home Federal Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is an FUNC Common Stock Decline. THE HOME FEDERAL BOARD RESERVES THE RIGHT TO CONSUMMATE THE MERGER IN THE EVENT OF AN FUNC COMMON STOCK DECLINE WITHOUT ANY ADJUSTMENT TO THE EXCHANGE RATIO AND WITHOUT ANY FURTHER ACTION BY THE STOCKHOLDERS OF HOME FEDERAL. Any such decision will be made by the Home Federal Board in light of the circumstances existing at the time the Home Federal Board has the opportunity to make such an election. If the Home Federal Board elects to exercise its termination right, Home Federal must give FUNC notice of that decision during a ten-day period following the end of the period during which the FUNC Closing Price is determined, but the Home Federal Board may withdraw such notice, at its sole option, at any time during such ten-day period. During the seven-day period after receipt of such notice, FUNC has the option, in its sole discretion, to adjust the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above, and thereby avoid such termination of the Merger Agreement. FUNC is under no obligation to adjust the Exchange Ratio, and there can be no assurance that FUNC would elect to adjust the Exchange Ratio if the Home Federal Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision will be made by FUNC in light of the circumstances existing at the time FUNC has the opportunity to make such an election. If FUNC elects to adjust the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give Home Federal prompt notice of such election and adjusted Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of an FUNC Common Stock Decline.
     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO POSSIBLE ADJUSTMENT TO THE EXCHANGE RATIO AS THE RESULT OF AN FUNC COMMON STOCK DECLINE.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on such date as FUNC notifies Home Federal in writing not less than five days prior thereto, provided such date is not more than 30 days after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the fourth quarter of 1994. If the Merger is consummated in such quarter, or in any other quarter, Home Federal stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or Home Federal may terminate the Merger Agreement if the Effective Date does not occur on or before March 31, 1995. See " -- Exchange of Home Federal Certificates" and " -- Conditions to Consummation; Termination".
EXCHANGE OF HOME FEDERAL STOCK CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of Home Federal Common Stock on the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing Home Federal Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     HOME FEDERAL STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
     Upon surrender of all of the certificates for Home Federal Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a
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certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of Home Federal Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of Home Federal Common Stock will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their Home Federal shares have been converted, regardless of whether they have surrendered their Home Federal Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares on or after the Effective Date will be distributed to the holder of any Home Federal Common Stock certificates until such holder physically surrenders all such certificates as hereinabove described. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder (in each case, without interest). FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective
Date) will not include dividends on the FUNC Common Shares issued in the Merger. After the Effective Date, the stock transfer books of Home Federal will be closed, and there will be no transfers on the transfer books of Home Federal of the shares of Home Federal Common Stock that were outstanding immediately prior to the Effective Date.
BACKGROUND AND REASONS
  HOME FEDERAL
     The Merger Agreement is the result of arm's length negotiations between Home Federal and FUNC and their respective representatives. In negotiating the terms of the Merger Agreement, Home Federal reviewed many factors, including but not limited to: the benefits to Home Federal stockholders, including the market prices of Home Federal Common Stock and FUNC Common Stock and the relative liquidity of the trading markets for such common stocks; the future prospects of Home Federal as a small, independent savings bank headquartered in Washington, D.C.; the advantages and disadvantages of a strategic alliance with FUNC; management of Home Federal and FUNC and its subsidiaries; and historical earnings records, book and market value of assets, dividend histories, deposit growth prospects, and future earning potential of Home Federal and FUNC separately and combined.
     Originally chartered in 1897, Home Federal converted from the mutual to the stock form of organization in January 1989. Since becoming a stock institution, Home Federal periodically has sought to evaluate how best to enhance stockholder value and achieve the long-term best interests of its stockholders. For example, in November 1990 and November 1991, Home Federal retained an investment advisor to help it explore various prospects. Home Federal efforts have been affected particularly by the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (the "FIRREA") and subsequent legislation, which severely impacted the operation and prospects of thrift institutions, such as Home Federal, by the imposition of stringent new requirements and the imposition of harsh penalties for failure to comply with such requirements. In addition, during the period since its conversion to stock form, Home Federal has been subject to the adverse experience of the real estate market in the Washington, D.C. area, particularly with regard to its levels of non performing assets and provisions for losses.
     By December 31, 1993, Home Federal had succeeded in repurchasing all of its outstanding preferred stock, owned by the FSLIC Resolution Fund, and had achieved "well capitalized" status under the OTS prompt corrective action regulations. In addition, Home Federal's level of nonperforming assets (net of provisions for loan losses) had been reduced to .86 percent of assets at December 31, 1993, compared to 2.47 percent at December 31, 1992. Further, in April 1994, Home Federal succeeded in having its common stock listed for trading on the Small Cap Market.
     On January 26, 1994, after extensive discussions, Home Federal entered into a consulting agreement with Hovde, for Hovde to identify potential acquirors of Home Federal, evaluate proposals from any such acquirors, and render its opinion with respect to the fairness of the consideration, from a financial point of view, to stockholders of Home Federal regarding any possible transaction.
     Hovde developed a list of possible acquirors, which, after consultation with Home Federal, was narrowed to seven prospects, which Hovde contacted during February and March 1994. In March, three of the prospective acquirors submitted expressions of interests, and on March 15, 1994, the Home Federal Board authorized the continued exploration of the opportunities presented. As a result of such exploration, extensive discussions were continued with two of the parties, including
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FUNC. By May 10, 1994, FUNC and the other potential acquiror had indicated
possible general terms of a transaction. A proposed definitive agreement was received from FUNC on May 11, 1994. The Home Federal Board met on May 17, 1994, and determined to proceed to negotiate with FUNC, based on the Home Federal Board's judgment that the FUNC proposal would be in the best interests of Home Federal and its stockholders, and involved payment of a greater consideration to such stockholders. The Home Federal Board instructed management, legal counsel and Hovde to finalize negotiations with FUNC.
     On May 27, 1994, the Home Federal Board met with representatives of Hovde and with legal counsel to consider the FUNC offer. The Home Federal Board had received the proposed Merger Agreement and Stock Option Agreement for review prior to the meeting. The Home Federal Board discussed the financial and legal implications of the proposal, and the provisions of the Merger Agreement and the Stock Option Agreement. At such time, Hovde rendered oral advice, subsequently followed by its written opinion (see " -- Opinion of Financial Advisor"), that the consideration to be paid to the holders of Home Federal Common Stock was fair, from a financial point of view.
     Following further discussion, the Home Federal Board unanimously approved the Merger Agreement and the Stock Option Agreement and authorized their execution.
     THE HOME FEDERAL BOARD UNANIMOUSLY RECOMMENDS THAT HOME FEDERAL STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
  FUNC

     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of scale in banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To further its objective to build a multi-state banking organization, FUNC has heretofore concentrated its efforts on what it perceives to be some of the better banking markets in the southeast and south atlantic regions of the United States, and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that Washington, D.C. is among the better banking markets in such regions and that joining with Home Federal is an attractive way to expand FUNC's presence in the Washington, D.C. market. Legislation has been introduced in the United States Congress that, if enacted, would generally provide for nationwide interstate banking, subject to certain limitations.


     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".

OPINION OF FINANCIAL ADVISOR
     Home Federal engaged Hovde on January 26, 1994, as its financial advisor to assist with the possible sale of Home Federal, to assist in the negotiating and structuring of possible merger proposals, and to render an opinion on the fairness, from the financial point of view, of the merger consideration to the stockholders of Home Federal.
     The Home Federal Board selected Hovde to serve as its financial advisor based upon, among other things, Hovde's expertise in the valuation of businesses and their securities in connection with mergers and acquisitions of financial institutions in general, and commercial banks and thrift institutions in particular. As part of its services as financial advisor, Hovde contacted parties regarding a potential acquisition of, or merger with, Home Federal, assisted Home Federal in negotiating the Merger Agreement, participated in direct discussions with FUNC, and provided comparative information regarding similar transactions, as well as provided general advisory services.
     Hovde has delivered to the Home Federal Board its written opinion that, based upon and subject to the various considerations set forth in such opinion, dated May 27, 1994, the Merger consideration was fair from a financial point of view to the stockholders of Home Federal as of such date. In requesting Hovde's advice and opinion, no limitations were imposed by the Home Federal Board upon Hovde with respect to the investigations made or procedures followed by it in rendering its opinion.
     The full text of the opinion of Hovde, dated May 27, 1994, which describes the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is set forth in ANNEX C to this Prospectus/Proxy Statement. Stockholders of Home Federal should read the opinion in its entirety.
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     HOVDE'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF
VIEW, OF THE MERGER CONSIDERATION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF HOME FEDERAL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF HOVDE SET FORTH IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.
     During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating condition of FUNC and Home Federal, and material prepared in connection with the Merger, including, among other things, the following: (i)
the Merger Agreement and the Stock Option Agreement; (ii) certain publicly available information concerning FUNC and Home Federal, including the consolidated financial statements of FUNC and Home Federal for each of the three years ended December 31, 1993, and the quarterly period ended March 31, 1994;
(iii) the nature and terms of recent acquisition and merger transactions involving thrift institutions and thrift holding companies that Hovde considered reasonably similar to Home Federal in size, financial character, operating character, historical performance, and geographic market; and (iv) historical and current market data for FUNC Common Stock and Home Federal Common Stock, and financial and other information provided to Hovde by the management of FUNC and Home Federal. In addition, Hovde conducted meetings with members of senior management of Home Federal for purposes of reviewing the future prospects of
Home Federal. In addition, Hovde evaluated the pro forma earnings, book value and tangible book value attributable to the FUNC Common Stock to be exchanged for each share of Home Federal Common Stock. Hovde also took into account its experience in other transactions, as well as its knowledge of the commercial banking and thrift industries and its general experience in securities' valuations.
     In rendering its opinion, Hovde assumed, without independent verification, the accuracy and completeness of the financial and other information, and the representations provided to it by FUNC and Home Federal. Hovde did not conduct a physical inspection of any of the properties or assets of FUNC or Home Federal, and has not made any independent evaluation or appraisals of any properties, assets or liabilities of FUNC or Home Federal. Hovde assumed and relied upon the accuracy and completeness of the publicly available and other financial and other information provided to it, relied upon the representations and warranties of FUNC and Home Federal made pursuant to the Merger Agreement, and did not independently attempt to verify any of such information.
     In connection with its opinion, Hovde performed various analyses with respect to FUNC and Home Federal. The following is a brief summary of such analyses, certain of which were presented to the Home Federal Board by Hovde on or before May 27, 1994. Hovde noted the provision in the Merger Agreement regarding a possible adjustment to the Exchange Ratio.
     ANALYSIS OF FUNC OFFER. Hovde reviewed the value of the consideration to be received by Home Federal stockholders based upon the trading price for FUNC Common Stock on May 26, 1994, of $47.125 per share. Hovde calculated that FUNC's offer equated to a multiple of 2.0 times Home Federal's tangible book value at December 31, 1993, and a multiple of 11.6 times Home Federal's earnings for the year ended December 31, 1993. After excluding an accounting change, the FUNC offer represented a multiple of 16.4 times Home Federal's 1993 earnings.
     ANALYSIS OF SELECTED MERGER/ACQUISITION TRANSACTIONS. Hovde reviewed certain financial data relating to selected recently completed (within the prior six-month period) and pending thrift acquisition transactions involving institutions throughout the United States, and, in particular, acquisition transactions in the mid-atlantic United States. The selection included a total of 45 completed and 31 pending transactions nationally, of which there were ten completed and 13 pending transactions in the mid-atlantic United States. In each transaction, Hovde reviewed the price as a multiple of book value and as a multiple to earnings for the last 12 reported months for each acquired thrift.
     With regard to the 45 completed transactions, the median price to book value multiple was 1.46, and the median price to earnings multiple was 12.3. The mean price to book value and price to earnings multiples for these transactions were 1.48 and 14.5, respectively. Seventeen of the 45 completed transactions indicated total consideration of $25 million or less. The mean price to book value multiple of such 17 transactions was 1.31, and the median price to earnings multiple was 10.0. The mean price to book value multiple for the 17 transactions involving consideration of $25 million or less was 1.37, and the mean price to earnings multiple was 15.2.
     With regard to the 31 pending transactions, the median price to book value multiple was 1.42, and the median price to earnings multiple was 13.6.
Twenty-one of the 42 completed transactions involved consideration of $25 million or less. The median price to book value multiple for these 21 transactions was 1.38, and the median price to earnings multiple was 10.9. The mean price to book value multiple for the 31 pending transactions was 1.44, and the mean price to earnings multiple was 14.1. The mean price to book value multiple for the 21 pending transactions involving consideration of $25 million or less was 1.35, and the mean price to earnings multiple was 11.8.
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     With respect to the ten completed mid-atlantic transactions, the median price to book value and price to earnings multiples were 1.26 and 13.0, respectively, and the mean price to book value and price to earnings multiples were 1.26 and 14.2, respectively.
     No company or transaction used in the above analysis as a comparison is identical to Home Federal, FUNC, or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, and other factors that could affect the public trading value of the companies to which they are being compared.
     COMPARISON OF FUNC OFFER TO SELECTED MERGER/ACQUISITION TRANSACTIONS. The FUNC offer equated to 200 percent of Home Federal's book value at December 31, 1993, based upon the trading price of FUNC Common Stock on May 26, 1994. This compared favorably to both the median and mean price to book value multiples for all of the comparative groups discussed above (completed, pending, mid-atlantic, and consideration of $25 million or less), which medians and means ranged from
1.26 to 1.59. With respect to the mid-atlantic companies, the FUNC offer represented the highest price to book multiple of any transaction, with the exception of the Lincoln Savings Bank acquisition by City Holdings.
     On a price to earnings basis, the FUNC offer equated to a multiple of 11.6 times Home Federal's reported earnings for the year ended December 31, 1993, and a multiple of 16.4 times Home Federal's 1993 earnings, excluding an accounting change. Based upon a multiple of reported earnings, the FUNC offer was somewhat below the median and mean for all of the comparative groups of transactions, which ranged from 9.1 to 17.1. However, after excluding the accounting change, the FUNC offer as a multiple of Home Federal's 1993 earnings (which was 16.4) was above the median and mean for all of the comparative groups, except for the mid-atlantic (median of 17.1 and mean of 16.8), which group exhibited comparable multiples.
     ACCRETION/DILUTION AND CONTRIBUTION ANALYSIS. Hovde reviewed the exchange ratio in the FUNC offer to analyze per share accretion or dilution expected for each Home Federal stockholder for the year ending December 31, 1995. Based upon average analyst estimates for 1995, Hovde estimated that 1995 earnings per share ("EPS") attributable to each share of FUNC Common Stock would be $5.63. Based upon a review of Home Federal's 1994 budget (which Hovde used as an estimate for Home Federal's projected earnings for 1995) and discussions with Home Federal's management, Hovde estimated that 1995 EPS for Home Federal Common Stock would be $1.63. Based upon an exchange ratio of 0.4835, each share of Home Federal Common Stock would be exchanged for shares of FUNC Common Stock with expected 1995 earnings per share attributable to such shares of $2.72, or an increase of 70.0 percent. In addition, Hovde determined that the FUNC offer would result in an increase in December 31, 1995 book value per share for each share of Home
Federal Common Stock of 21.6 percent, but would result in marginal dilution of
3.0 percent on a tangible book value per share basis.
     Based upon the foregoing analyses and other investigations and assumptions set forth in the opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the FUNC offer was fair from a financial point of view to the stockholders of Home Federal.
     THE SUMMARY OF THE PRESENTATION BY HOVDE TO THE HOME FEDERAL BOARD SET
FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF SUCH PRESENTATION. THE PREPARATION OF A FAIRNESS OPINION INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSES, AND THE APPLICATION OF THOSE METHODS TO THE PARTICULAR CIRCUMSTANCES, AND, THEREFORE, SUCH AN
OPINION IS NOT READILY SUSCEPTIBLE TO SUMMARY DESCRIPTION. FURTHERMORE, IN ARRIVING AT ITS OPINION, HOVDE DID NOT ATTRIBUTE ANY PARTICULAR WEIGHT TO ANY ANALYSIS OR FACTOR CONSIDERED BY IT, BUT RATHER MADE QUALITATIVE JUDGMENTS AS TO THE SIGNIFICANCE AND RELEVANCE OF EACH ANALYSIS AND FACTOR. ACCORDINGLY, HOVDE BELIEVES THAT ITS ANALYSES AND THE SUMMARY SET FORTH ABOVE MUST BE CONSIDERED AS A WHOLE, AND THAT SELECTING PORTIONS OF ITS ANALYSES, WITHOUT CONSIDERING ALL FACTORS AND ANALYSES, COULD CREATE AN INCOMPLETE VIEW OF THE PROCESS UNDERLYING THE ANALYSES SET FORTH IN ITS REPORT TO THE HOME FEDERAL BOARD, AND OF ITS FAIRNESS OPINION. IN PERFORMING ITS ANALYSES, HOVDE MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, AND OTHER MATTERS, MANY OF WHICH ARE BEYOND THE CONTROL OF FUNC OR HOME FEDERAL. THE ANALYSES PERFORMED BY HOVDE ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR ACTUAL FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.
     Pursuant to a Consulting Agreement, dated January 26, 1994, between Home Federal and Hovde, Home Federal retained Hovde for an initial three-month term to evaluate and implement various strategic alternatives involving Home Federal, including the potential sale or merger of Home Federal. Pursuant to the Consulting Agreement, Home Federal agreed to pay Hovde $5,000 upon execution of the agreement and an additional $5,000 at the beginning of each calendar month during the initial three-month term of the agreement and during any extensions thereof. In addition, Home Federal agreed to pay to
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Hovde for its services a fee equal to 1.25 percent of the first $15 million of
Aggregate Consideration (as defined in the Consulting Agreement), and 4.0 percent of Aggregate Consideration thereafter, paid in a transaction, such as the Merger, with 25 percent of the estimated amount of such fee to be paid upon the execution of the Merger Agreement. Based on the closing per share price of the FUNC Common Stock on May 26, 1994, the aggregate fee to be paid by Home Federal to Hovde in connection with the Merger is $570,052. Home Federal also agreed to reimburse Hovde for its reasonable out-of-pocket expenses in connection with the Merger, provided that such expenses may not exceed $2,500 per calendar quarter without Home Federal's prior approval, which shall not be unreasonably withheld. In addition, Home Federal agreed to indemnify Hovde and its directors, employees, agents and controlling persons, against certain claims, damages, losses and liabilities, including all reasonably incurred legal and other expenses, to which Hovde or such persons may become subject in connection with Hovde's engagement by Home Federal.
INTERESTS OF CERTAIN PERSONS
     Certain members of Home Federal's management and the Home Federal Board may be deemed to have interests in the Merger in addition to their interests as stockholders of Home Federal generally. In each case, the Home Federal Board was aware of these factors and considered them, among others, in approving the Merger Agreement.
  EMPLOYMENT AGREEMENTS
     Home Federal has an employment agreement with Elwyn G. Raiden, Jr. and with three other executive officers of Home Federal.
     Home Federal entered into the employment agreement with Mr. Raiden, effective January 1, 1987. Mr. Raiden's contract provides for a five-year term of employment. Commencing on the first anniversary date of the contract and continuing each anniversary date thereafter, the contract is automatically extended for an additional year, unless notice of termination is given to Home Federal. Mr. Raiden's contract will expire December 31, 1997. In addition to a base salary, the contract provides, among other things, for participation by Mr. Raiden in the stock option plans and other fringe benefits applicable to the executive personnel of Home Federal. The contract provides for termination of Mr. Raiden's employment by Home Federal for "cause", as defined in the contract, at any time, or in certain events specified by OTS regulations.
     In the event Home Federal chooses to terminate Mr. Raiden's employment for reasons other than for "cause", he, or in the event of his subsequent death, his beneficiary, would be entitled to a sum equal to the greater of (i) 36 times the highest monthly salary received by Mr. Raiden during the past five years, or
(ii) the amount due under the contract from the date of termination of employment until expiration of the contract.

     The contract also provides that if termination results from a "change in control" of Home Federal (as defined in the contract), Mr. Raiden would be entitled to a sum of 2.99 times the highest annual salary paid under the contract (regardless of whether he resigns or is dismissed, other than for cause). Pursuant to the terms of the employment agreement, Mr. Raiden will not be entitled to receive any compensation payment or benefit, whether pursuant to the employment contract or other benefit plans, to the extent such payment would be considered an "excess parachute payment" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"). The contract also provides for the continuation of Mr. Raiden's life, health and disability insurance coverage. The Merger would constitute a "change in control" under the contract.


     In the case of the three other executive officers, the employment contracts are for a period of three years, and are renewed automatically for one year at the end of the initial term and each year thereafter, unless notice of termination is given to the employee in question by Home Federal. Under the contracts, if the employment of an officer is terminated voluntarily or involuntarily (other than for cause) after a "change in control" has occurred, the officer would be entitled to receive a sum equal to three times the average salary paid to the officer for the preceding five years.


     Under the contracts, in the event of a "change in control" resulting in the termination of employment, and assuming it occurred on June 30, 1994, Mr. Raiden would have received approximately $415,011, and the three other executive officers in the aggregate would have received approximately $684,790, in addition to certain other non-cash benefits provided under the contracts. It is anticipated that the Merger and the accompanying voluntary or involuntary (other than for cause) termination of employment of such executive officers will require such payments to be made to them.

  INDEMNIFICATION
     The Merger Agreement provides that FUNC will indemnify the directors, officers and employees of Home Federal against certain liabilities following consummation of the Merger.
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  TREATMENT OF STOCK OPTIONS
     On the Effective Date, stock options granted under the Home Federal 1988 Long-Term Incentive Stock Option Plan (the "Incentive Option Plan") and under the 1988 Stock Option Plan for Outside Directors (the "Outside Directors' Plan") that have not been exercised will be converted into, and become options with respect to, FUNC Common Stock, and FUNC will assume each such option in accordance with the terms of the related Home Federal plan and stock option agreement. The number of shares of FUNC Common Stock subject to such options will be equal to the number of shares of Home Federal Common Stock subject to the option, multiplied by the Exchange Ratio and rounded to the nearest whole share, and the per share price under such option will be adjusted by dividing the per share exercise price of each such option by the Exchange Ratio and rounding up to the nearest cent. See "HOME FEDERAL -- Background and Security Ownership of Directors and Executive Officers".
     FUNC agreed in the Merger Agreement that as soon as administratively practicable following the Effective Date, employees of Home Federal will generally be entitled to participate in FUNC's pension, severance, benefit and similar plans on substantially the same terms and conditions as employees of FUNC, giving effect, for eligibility and vesting of benefits (but not for accrual of benefits), to years of service with Home Federal as if such service were with FUNC.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS HOME FEDERAL STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR HOME FEDERAL COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS, OR OTHERWISE AS COMPENSATION, AND HOME FEDERAL STOCKHOLDERS THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, has advised FUNC and Home Federal that in its opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by Home Federal stockholders upon the exchange in the Merger of shares of Home Federal Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Shares).
           (ii) The basis of FUNC Common Shares received in the Merger by Home Federal stockholders (including the basis of any fractional share interest in FUNC Common Shares) will be the same as the basis of the shares of Home Federal Common Stock surrendered in exchange therefor.
          (iii) The holding period of FUNC Common Shares received in the Merger by a Home Federal stockholder (including the holding period of any fractional share interest in FUNC Common Shares) will include the holding period during which the shares of Home Federal Common Stock surrendered in exchange therefor were held by the Home Federal stockholder, provided such shares of Home Federal Common Stock were held as capital assets.
           (iv) Cash received by a holder of Home Federal Common Stock in lieu of a fractional share interest in FUNC Common Shares will be treated as received in exchange for such fractional share interest, and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Home Federal Common Stock allocable to the fractional share interest.
     In addition, consummation of the Merger is conditioned on receipt by FUNC and Home Federal of an opinion of Sullivan & Cromwell to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by Home Federal stockholders who receive FUNC Common Stock in exchange for their shares of Home Federal Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests.
     The opinions of Sullivan & Cromwell summarized above are or will be based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions will have been made with the consent of Home Federal and FUNC.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER AND OTHER FACTORS, EACH STOCKHOLDER OF HOME FEDERAL IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR
                                       23

TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX LAWS).
BUSINESS PENDING CONSUMMATION
     The Merger Agreement provides that, without the prior written agreement of FUNC, Home Federal will conduct its business only in the ordinary and usual course consistent with past practice, and not take certain actions relating to the operation of Home Federal pending consummation of the Merger, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) not paying any dividends, redeeming or otherwise acquiring any shares of its capital stock, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or, other than in the ordinary course of business consistent with past practice, incurring any debt;
(ii) not increasing the rate of compensation or paying any bonus to any of its directors, officers or employees (except, after prior consultation with FUNC, normal individual increases in compensation in the ordinary course of business consistent with past practice); (iii) not entering into or modifying any employment agreements or employee benefit plans; or (iv) not disposing of any material portion of its assets or acquiring any substantial portion of the business or property of any other entity.
     The Merger Agreement also provides that Home Federal, at a mutually agreed upon time prior to the Effective Date, will use its best efforts to modify, consistent with generally accepted accounting principles, its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those policies and practices applied by FUNC.
REGULATORY APPROVALS

     The Merger is subject to the prior approval of the Federal Reserve Board under the Federal Deposit Insurance Act (the "FDI Act"), by the OCC under the FDI Act and the Bank Merger Act (the "BMA"), and by the OTS under the HOLA. The BMA requires that the OCC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions, and the convenience and needs of the communities to be served (including compliance with fair lending laws). The BMA prohibits the OCC from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the OCC finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The OCC has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977 (the "CRA"). Under the FDI Act and the BMA, the Merger may not be consummated until the 30th day following the date of the approval of the relevant regulatory agency, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. Under the HOLA, the OTS is required to review, among other factors, the financial and managerial resources and future prospects of the institutions, and the anti-competitive effects of the Merger. The OTS evaluation of the anti-competitive impact of the Merger would take into account the same standards required by the BMA. Applications for approval of the Merger by the Federal Reserve Board, the OCC and the OTS have been filed and are currently pending.


     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND, IF THE MERGER IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATES OF ANY OF SUCH APPROVALS. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITION SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF. ANY APPROVALS, IF AND WHEN RECEIVED FROM THE APPLICABLE REGULATORY AGENCIES, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE MERGER BY SUCH AGENCIES.

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Home Federal; (ii) receipt of the regulatory approvals referred to above without any restrictions or
                                       24
conditions which would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Merger; (iv) receipt by FUNC and Home Federal of the opinion of Sullivan & Cromwell as to certain federal income tax consequences of the Merger; (v) receipt by FUNC of a letter, satisfactory to FUNC, from its independent certified public accountants that the Merger will qualify for pooling of interests accounting treatment, and a letter from Home Federal's independent certified public accountants to the effect that they are not aware of any facts or circumstances that might cause the Merger not to qualify for pooling of interests accounting treatment; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Home Federal and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance in all material respects with the agreements and covenants, of the parties to the Merger Agreement; and (iii) the receipt by FUNC of a letter from Home Federal's independent certified public accountants with respect to Home Federal's financial position.
     The Merger Agreement provides that, whether before or after the Special Meeting, and notwithstanding the approval of the Merger Agreement by the stockholders of Home Federal, the Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date: (i) by mutual consent of the Boards of Directors of FUNC and Home Federal; or (ii) by either the Board of Directors of FUNC or the Home Federal Board (a) if the stockholders of Home Federal fail to approve the Merger Agreement, (b) in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Merger is not consummated on or before March 31, 1995.
     The Home Federal Board may also terminate the Merger Agreement, at its sole option, in the event of an FUNC Common Stock Decline, unless FUNC elects, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement. See " -- Possible Exchange Ratio Adjustment".
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto, approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of Home Federal, the consideration to be received by the stockholders of Home Federal may not thereby be decreased.
NO APPRAISAL RIGHTS
     Holders of Home Federal Common Stock do not have appraisal rights under the applicable provisions of OCC regulations or OTS regulations. In a transaction such as the Merger, OCC regulations provide that OTS regulations shall determine whether or not Home Federal stockholders have any appraisal rights, and, since Home Federal Common Stock is listed on the Small Cap Market and FUNC Common Stock is listed on the NYSE, there are no appraisal rights under OTS regulations.
ACCOUNTING TREATMENT
     Consummation of the Merger is conditioned upon the Merger being accounted for on a pooling of interests accounting basis and upon the receipt by FUNC of a letter from each of FUNC's and Home Federal's independent certified public accountants with respect thereto. See " -- Conditions to Consummation; Termination". Under this accounting treatment, as of the Effective Date the assets and liabilities of Home Federal would be added to those of FUNC at their recorded book values, and the stockholders' equity accounts of Home Federal and FUNC would be combined on FUNC's consolidated balance sheet. On a pooling of interests accounting basis, income and other financial statements of FUNC issued after consummation of the Merger would normally be restated retroactively to reflect the consolidated combined financial position and results of operations of FUNC and Home Federal as if the Merger had taken place prior to the periods covered by such financial statements; however, because of the relative immateriality of the Merger to FUNC on a consolidated basis, such statements will not be retroactively restated solely as a result of consummation of the Merger.
                                       25

     The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the pooling of interests accounting basis to account for the Merger. If the Merger is required to be accounted for as a purchase, and FUNC elected to consummate the Merger, it is not expected that the pro forma financial information presented herein would be materially different. See "SUMMARY".
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring the same, except that printing expenses for this Prospectus/Proxy Statement will be shared equally by FUNC and Home Federal. STOCK OPTION AGREEMENT

     As a condition to FUNC's entering into the Merger Agreement, and in consideration thereof, Home Federal issued to FUNC the Option to purchase, under certain conditions, up to 200,000 shares of Home Federal Common Stock at a Purchase Price of $15.00 per share, subject to adjustment in certain circumstances. The Option was granted to FUNC pursuant to the Stock Option Agreement. The last sale price of Home Federal Common Stock on the Small Cap Market on May 26, 1994, the last business day prior to the date on which the Stock Option Agreement was executed, was $12.25. The number of shares of Home Federal Common Stock subject to the Option represents approximately 19.6 percent of the outstanding shares of Home Federal Common Stock, before giving effect to the issuance of such shares. FUNC does not have any voting rights with respect to the shares of Home Federal Common Stock subject to the Option, prior to exercise of the Option.

     If FUNC is not in material breach of the Stock Option Agreement or the Merger Agreement, and no injunction against delivery of the shares covered by the Option is in effect, FUNC may exercise the Option, in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including, among others:
           (i) Home Federal taking certain actions (each an "Acquisition Transaction"), including, among others, authorizing, recommending or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving Home Federal or any of its subsidiaries, (b) the sale, lease, exchange or other disposition of 15 percent or more of the consolidated assets of Home Federal and its subsidiaries, or (c) the issuance, sale or other disposition of 15 percent or more of the voting securities of Home Federal or any of its subsidiaries; or
          (ii) the acquisition or the right to acquire by any third party of 15 percent or more of the outstanding shares of Home Federal Common Stock.
     The Option will terminate upon the earliest of certain events, including:
(i) consummation of the Merger; (ii) termination of the Merger Agreement by Home Federal or FUNC (other than pursuant to (iv) below), prior to the happening (subject to certain limitations) of a Purchase Event or a Preliminary Purchase Event (as defined below), unless Home Federal has engaged in discussions after the date of the Merger Agreement with any third party regarding an Acquisition Transaction; (iii) 18 months after termination of the Merger Agreement by Home Federal or FUNC (other than pursuant to (i) above or (iv) below); or (iv) 18 months after termination of the Merger Agreement by FUNC pursuant to Section
7.02 thereof. A "Preliminary Purchase Event" is defined to include, among other events: (a) commencement by any third party of a tender or exchange offer to purchase 15 percent or more of the outstanding shares of Home Federal; (b) failure of the stockholders of Home Federal to approve the Merger Agreement after public announcement that a third party (x) proposes to engage in an Acquisition Transaction, or (y) files an application under certain federal statutes relating to the regulation of banks or their holding companies, to engage in an Acquisition Transaction; or (c) any third party shall have proposed to Home Federal or its stockholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction.
     The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage competing offers to acquire Home Federal from potential third party acquirors because the Option could increase the cost of such an acquisition.
     To the best of Home Federal's and FUNC's knowledge, no event giving rise to exercise of the Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX B to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
                                       26

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape, with respect to each quarterly period since January 1, 1992, (ii) the high and low last sale prices of Home Federal Common Stock on the Small Cap Market, with respect to each quarterly period since April 13, 1994, and the high and low bid prices as reported on the National Association of Securities Dealers, Inc. over-the-counter market or "pink sheets", prior to such date, and (iii) the equivalent pro forma market values per share of Home Federal Common Stock, based on a 0.4835 Exchange Ratio. The high and low bid prices for Home Federal Common Stock are based on information received from market makers in Home Federal Common Stock.

                                                                                                                 HOME
                                                                                           FUNC                FEDERAL
                                                                                    HIGH           LOW           HIGH
1992
First quarter.................................................................   $    38 1/4        29 1/2         3 1/4
Second quarter................................................................        39 3/4        34 3/4         3 1/4
Third quarter.................................................................        40            35             3
Fourth quarter................................................................        44 7/8        35 7/8         3 1/2
1993
First quarter.................................................................        50 7/8        42 1/4         3 3/8
Second quarter................................................................        51 1/2        40             5 1/2
Third quarter.................................................................        49 5/8        43 1/2         8 1/2
Fourth quarter................................................................        48 1/8        37 7/8         9 3/4
1994
First quarter.................................................................        43 3/4        39 3/4         9 3/4
Second quarter................................................................        46 5/8        41 1/4        20
Third quarter (through September   )..........................................   $
                                                                                              EQUIVALENT PRO FORMA PER
                                                                                                HOME FEDERAL COMMON
                                                                                                     SHARE (1)
                                                                                   LOW          HIGH            LOW
1992
First quarter.................................................................     3 1/4         18 3/8          14 1/4
Second quarter................................................................     3             19 1/8          16 3/4
Third quarter.................................................................     2 3/4         19 1/4          16 7/8
Fourth quarter................................................................     3             21 5/8          17 1/4
1993
First quarter.................................................................     3             24 1/2          20 3/8
Second quarter................................................................     4             24 7/8          19 1/4
Third quarter.................................................................     7             23 7/8          21
Fourth quarter................................................................     8 1/4         23 1/4          18 1/4
1994
First quarter.................................................................     7 3/4         21 1/8          19 1/8
Second quarter................................................................     8             22 1/2          19 7/8
Third quarter (through September   )..........................................


(1) Equivalent pro forma market values per Home Federal common share amounts represent the high and low last reported sales prices per share of FUNC Common Stock, multiplied by a 0.4835 Exchange Ratio, rounded down to the nearest one-eighth. As discussed under " -- Possible Exchange Ratio Adjustment", the Exchange Ratio is subject to possible adjustment under certain circumstances. It is not expected that the pro forma information presented would be materially different if the Exchange Ratio were so adjusted.

     On May 27, 1994, the last business day prior to public announcement of execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of Home Federal Common Stock on the Small
Cap Market were $46.875 and $12.125, respectively. On September   , 1994, such
prices were $     and $    , respectively. See "FUNC -- Common Stock
Repurchase".

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Merger that the FUNC Common Shares be authorized for listing on the NYSE, effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
                                       27

DIVIDENDS
     The following table sets forth (i) the cash dividends paid or declared on FUNC Common Stock and Home Federal Common Stock with respect to each calendar quarter since January 1, 1992, and (ii) the equivalent pro forma cash dividends paid per share of Home Federal Common Stock, based on a 0.4835 Common Stock Exchange Ratio.

                                                                                                   EQUIVALENT PRO FORMA
                                                                     FUNC    HOME FEDERAL    PER HOME FEDERAL COMMON SHARE (1)
1992
First quarter.....................................................   $.31           --                      .15
Second quarter....................................................   .31            --                      .15
Third quarter.....................................................   .31            --                      .15
Fourth quarter....................................................   .35            --                      .17
1993
First quarter.....................................................   .35            --                      .17
Second quarter....................................................   .35            --                      .17
Third quarter.....................................................   .40            --                      .19
Fourth quarter....................................................   .40            --                      .19
1994
First quarter.....................................................   .40            --                      .19
Second quarter....................................................   .40            --                      .19
Third quarter.....................................................   $.46           --                      .22

(1) Equivalent pro forma cash dividends paid per Home Federal common share amounts represent FUNC historical dividend rates per share, multiplied by a
    0.4835 Exchange Ratio, rounded to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.46 per share payable on September 15, 1994, would be $1.84. On an equivalent pro forma basis, such current annualized FUNC dividend per Home Federal common share would be $.89, based on a 0.4835 Exchange Ratio. Future FUNC and Home Federal dividends are dependent upon their respective earnings and financial condition, government regulations and policies, and other factors. As discussed under
    " -- Possible Exchange Ratio Adjustment", the Exchange Ratio is subject to possible adjustment under certain circumstances. It is not expected that the pro forma information presented would be materially different if the Exchange Ratio were so adjusted.
     See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS", "HOME FEDERAL -- Dividend Policy" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       28

                                  HOME FEDERAL
GENERAL
     The business of Home Federal consists primarily of attracting deposits from the general public and originating and investing in loans secured by first mortgage liens on residential and other real estate primarily in the greater metropolitan Washington, D.C. area, including Maryland and Virginia. Home Federal also invests in certain government obligations and other investments permitted by applicable laws and regulations.
     The principal sources of funds for Home Federal 's lending activities are deposits, amortization and repayment of loans, proceeds from the sale of loans and loan participations, FHLB of Atlanta advances and other borrowings.
     Home Federal's principal sources of revenue are interest and fees on real estate mortgage loans and interest or dividends on investments. From time to time, gains and losses have been realized from the sale of loans and investments. Home Federal's principal expenses are interest paid on deposits, advances from the FHLB of Atlanta and other borrowings and operating expenses. LENDING ACTIVITIES
     Historically, the primary lending activity of Home Federal has been the origination for its own portfolio of conventional first mortgage loans that are for the purpose of enabling borrowers to purchase or refinance residential real property. Conventional loans are loans that are neither insured by the Federal Housing Administration nor partially guaranteed by the Veteran's Administration.

     Home Federal's net loan portfolio totaled $190.6 million at June 30, 1994, representing 82.1 percent of its total assets at that date, and 77.3 percent of its portfolio consisted of residential real estate loans secured by one-to-four family dwellings. Home Federal also had $39.6 million, or 20.3 percent of its loan portfolio, in commercial real estate loans, which includes commercial real estate loans, multi-family residential loans and construction loans outstanding, net of undisbursed portion of loans receivable, at June 30, 1994.

     Set forth below is selected data relating to the composition of Home Federal's loan portfolio by type of loan and by type of security on the dates indicated.

LOAN PORTFOLIO ANALYSIS                                                        AT DECEMBER 31,
BY TYPE OF LOAN                                        1993           1992           1991           1990           1989
Real Estate Loans:
Mortgage Loans -- Variable Rate.................   $130,579,472    120,257,544    117,591,237    108,013,126    106,286,361
Mortgage Loans -- Fixed Rate....................     43,231,733     44,778,142     72,707,574     91,021,450     97,045,006
Construction and Land Development...............      6,629,206      5,961,122      8,935,461     13,081,471     18,971,839
Consumer Loans..................................        591,719        232,415          8,661             --             --
Loans on Savings Accounts.......................        468,735        479,359        479,006        531,520        618,089
Commercial Loans -- Secured.....................      1,558,286      2,503,691      2,265,007      1,439,313      1,481,626
Commercial Loans -- Unsecured...................        313,621        482,942      1,733,353      3,291,632      3,784,500
Less:
  Undisbursed Portion of Loans
     Receivable.................................      1,599,528      2,202,789        490,083      1,286,777      4,104,408
  Deferred Loan Fees and Discounts on Loans.....        714,368        929,710      1,088,158      1,104,065      1,177,727
  Allowance for Loan Losses.....................      2,297,025      1,491,923        979,364        820,600        397,750
Total...........................................   $178,761,851    170,070,793    201,162,694    214,167,070    222,507,536

LOAN PORTFOLIO ANALYSIS                                                        AT DECEMBER 31,
BY TYPE OF SECURITY                                    1993           1992           1991           1990           1989
Residential:
  One-to Four-Family............................   $137,408,976    125,984,273    144,385,758    152,128,816    153,325,688
  Other Dwelling Units..........................      4,375,436      6,019,970      6,216,682      7,333,817      7,439,979
Commercial Real Estate..........................     35,066,899     37,742,565     42,054,872     45,424,518     49,644,898
Developed Lots, Acquisition and Development of
  Land, Unimproved
  Land..........................................      3,589,100      1,250,000      6,576,960      7,228,896     11,892,641
Consumer Loans..................................        591,719        232,415          8,661             --             --
Loans on Savings Accounts.......................        468,735        479,359        479,006        531,520        618,089
Commercial Loans -- Unsecured...................        313,621        482,942      1,733,353      3,291,632      3,784,500
Commercial Loans -- Secured.....................      1,558,286      2,503,691      2,265,007      1,439,313      1,481,626
Less:
  Undisbursed Portion of Loans
     Receivable.................................      1,599,528      2,202,789        490,083      1,286,777      4,104,408
  Deferred Loan Fees and Discounts on Loans.....        714,368        929,710      1,088,158      1,104,065      1,177,727
  Allowance for Loan Losses.....................      2,297,025      1,491,923        979,364        820,600        397,750
Total...........................................   $178,761,851    170,070,793    201,162,694    214,167,070    222,507,536

     The following table sets forth certain information at December 31, 1993, regarding the dollar amount of loans maturing in Home Federal's portfolio based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts, are reported as due in one year or less.

                                           DUE 1          DUE 2          DUE 3          DUE 5          DUE 10         DUE 15
                         DUE WITHIN 1    THROUGH 2      THROUGH 3      THROUGH 5      THROUGH 10     THROUGH 15      OR MORE
                          YEAR AFTER    YEARS AFTER    YEARS AFTER    YEARS AFTER    YEARS AFTER    YEARS AFTER    YEARS AFTER
                         DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
(IN THOUSANDS)               1993           1993           1993           1993           1993           1993           1993
Real Estate
  Mortgage............      $2,210          5,307          1,016         12,000          6,127          5,395         145,345
Real Estate
  Construction........         655          2,324             61             --             --             --              --
Loans Secured by
  Savings.............         469             --             --             --             --             --              --
Commercial and
  Financial...........       2,464             --             --             --             --             --              --
Total.................      $5,798          7,631          1,077         12,000          6,127          5,395         145,345
(IN THOUSANDS)           TOTAL
Real Estate
  Mortgage............  177,400
Real Estate
  Construction........    3,040
Loans Secured by
  Savings.............      469
Commercial and
  Financial...........    2,464
Total.................  183,373

     The next table sets forth at December 31, 1993, the dollar amount of all loans due after one year from December 31, 1993, which have predetermined interest rates and which have floating or adjustable interest rates.

                                                                                                          FLOATING OR
                                                                                         PREDETERMINED    ADJUSTABLE
(IN THOUSANDS)                                                                               RATES           RATES
Real Estate Mortgage..................................................................      $36,498         138,692
Real Estate Construction..............................................................           --           2,385
Loans Secured by Savings..............................................................           --              --
Commercial and Financial..............................................................      $    --              --

     The foregoing table does not reflect actual repayments because of loan refinancings, repayments and enforcement of due on sale clauses, which give Home Federal the right to declare a conventional loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. Thus, although in accordance with federal regulations Home Federal's single-family residential loan documents traditionally provided for repayment of principal over 30 years, such loans have normally remained outstanding for substantially shorter periods.
     As a federally chartered savings institution, Home Federal has general authority to originate and purchase loans secured by real estate located throughout the United States. Notwithstanding this nationwide authority, substantially all of Home
                                       30

Federal's mortgage loan portfolio is secured by real estate located in the metropolitan Washington, D.C. area, including Maryland and Virginia. Therefore, its borrowers' ability to repay is dependent to a significant extent upon the economy of metropolitan Washington, D.C.
     Historically, all residential and commercial real estate loans have been originated directly by Home Federal through salaried loan officers. During 1990, Home Federal implemented a mortgage banking operation. As part of the mortgage banking operation some of the loan officers were placed on a commission schedule based on loans closed by the loan officers. Residential and commercial loan customers have been obtained by referrals from real estate brokers and builders, mortgage brokers, depositors and walk-in customers. In July 1993, the mortgage banking operation was transferred to a wholly-owned subsidiary, Home Federal Mortgage Corporation ("Home Mortgage"). On September 1, 1993, Home Mortgage acquired Liberty Mortgage Corporation, a mortgage banking company located in northern Virginia.

     Home Federal sells whole loans and participations in loans to other financial institutions and institutional investors. Home Federal previously retained responsibility for collecting and remitting loan payments, inspecting the properties, making certain insurance and tax payments on behalf of borrowers and otherwise servicing the loans it sells, and receives fees for performing these services. At June 30, 1994, Home Federal was servicing $39.5 million in loans for others. However, since the implementation, in 1990, of a mortgage banking operation, loan sales have been primarily on a servicing released basis.

     Home Federal also purchases whole loans and participations in loans in order to increase the diversity of its portfolio and provide it with assets which are consistent with its asset and liability management goals. These loans and participations are obtained primarily by direct solicitation and mortgage broker referrals. Home Federal purchased no loans during 1993 since its asset and liability management goals were met through loan originations. Home Federal sold $94.0 million of mortgage loans and participations during the year ended December 31, 1993, on a servicing released basis.
     The table below sets forth certain information relating to loan originations, and loan purchases and sales for the periods indicated.

                                                                                           YEARS ENDED DECEMBER 31,
                                                                                       1993           1992           1991
Loans Originated:
Conventional Real Estate Loans:
  Residential One-to-Four Family................................................   $157,693,567    124,101,516    76,627,116
  Commercial Real Estate Loans..................................................        500,000        544,000            --
  Developed Lots, Acquisition and Development of Land, Unimproved Land..........      2,925,000             --            --
  All Others....................................................................      1,950,161        413,500            --
Unsecured Commercial Loans......................................................             --        220,000     1,188,445
Total...........................................................................   $163,068,728    125,279,016    77,815,561
Loans Purchased:
Real Estate Loans:
  Participation Loans...........................................................   $         --        500,000            --
  Whole Loans...................................................................             --             --            --
Total...........................................................................   $         --        500,000            --
Loans Sold:
Real Estate Loans:
  Participation Loans...........................................................   $         --             --            --
  Whole Loans...................................................................     93,975,830     66,898,727    37,922,484
Total...........................................................................   $ 93,975,830     66,898,727    37,922,484


     Home Federal's principal lending activity consists of originating loans secured by first mortgages on existing single family residences or, to a lesser extent, the purchase of such loans or of pass-through securities backed by such loans. As a result, at June 30, 1994, $33.6 million, or 17.2 percent of Home Federal's $195.3 million loan portfolio, consisted of long-term mortgage loans with fixed rates of interest.


     Home Federal originates and, to a lesser extent, purchases mortgage loans which provide for periodic interest rate adjustments ("ARMs"), subject to certain limitations. ARMs represented 77.6 percent of Home Federal's loan portfolio on

June 30, 1994. ARMs currently offered by Home Federal have up to 30-year terms and interest rates which adjust yearly, every three years or every five years, in accordance with a designated index. To encourage the origination of ARMs with interest rates which adjust every year, Home Federal, like many of its competitors, offers a rate of interest on such loans below the fully indexed rate for an initial period of the loan. ARMs generally pose a risk that as the interest rate rises, the amount of a borrower's monthly loan payment also rises, thereby increasing the potential for delinquencies and loan losses. However, this potential risk is mitigated by Home Federal's policy of originating ARMs with annual and lifetime interest rate caps that limit the amount that a borrower's monthly payment may increase.


     Home Federal intends to continue to emphasize the origination for the loan portfolio of ARMs over fixed rate mortgage loans in order to reduce the impact on its operations of rapid increases in market rates of interest. However, interest rates and the resulting cost of funds increases in a rapidly increasing interest rate environment could exceed the cap levels on these loans and negatively impact net income. Home Federal's loan portfolio at June 30, 1994, consisted of $151.7 million, or 77.6 percent, of ARMs. Home Federal continues to offer one-to-four family residential loans with fixed rates of interest, but only under terms, conditions and documentation designed to permit sale in the secondary market. At June 30, 1994, $1.1 million in loans were held in inventory for sale in the secondary market.

     OTS regulations limit the amount of a real estate loan made by a federally chartered savings institution (see " -- Regulation and Supervision; SAFETY AND SOUNDNESS") to 100 percent of the appraised value of the property securing the loan (referred to as the "loan-to-value ratio") at the time of origination. Maximum loan-to-value ratios for each type of real estate loan are to be established by the institution's board of directors. In addition, the board of directors is to approve each real estate loan (other than a residential loan) with a loan-to-value ratio in excess of 90 percent. If the amount of a residential loan originated or refinanced is in excess of 90 percent of the appraised value, the institution is required to obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80 percent of the appraised value of the property. Home Federal generally will lend up to 95 percent of the appraised value of single-family residential dwellings when private mortgage insurance insures the portion of the principal amount of the loan that exceeds 80 percent of the appraised value of the property.
     All residential mortgage loans are subject to full underwriting procedures, including income verification in conformity with general industry practice. Home Federal requires title insurance insuring the priority of its lien, and fire and extended coverage casualty insurance in order to protect the properties securing its single-family residential loans, as well as its construction, multi-family residential and commercial real estate loans.
     Substantially all of Home Federal's mortgage loans include a "due on sale" clause, which provides it with a contractual right to declare a loan immediately due and payable in the event, among other things, that the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid. It is the policy of Home Federal to enforce due on sale provisions. This provides Home Federal with the opportunity to adjust the rate of interest on existing fixed-rate loans by negotiating a new rate at the time of sale.
     The original contractual loan payment period normally is 30 years; however, it has been Home Federal's experience that because of prepayments and sales of properties, the average life of residential loans has been substantially shorter.
     Home Federal engages in the purchase and sale of loans and loan participations. Management believes that purchases of loans and loan participations are generally desirable, when local mortgage demand is less than the supply of funds available for local mortgage originations or when favorable rates are available in areas outside Home Federal's normal lending area. Such purchases are conducted in the secondary mortgage market and all loans purchased must meet the same underwriting standards as loans originated by Home Federal. Although Home Federal's purchases of loans and participations are for long-term investment purposes, Home Federal has in the past, after appropriate consideration of market factors, sold such loans in order to provide funds for then existing alternative investment opportunities.

     Home Federal also has made loans secured by multi-family residential and commercial properties, such as shopping centers and industrial parks, and for the acquisition, development and construction of single-family residences and commercial real estate properties. Home Federal recognizes that such construction and commercial real estate financing may involve a higher degree of risk of loss than long-term financing of existing residential real estate. Home Federal concentrates on originating such loans secured by properties located in the Washington, D.C. metropolitan area. At June 30, 1994, Home Federal had $39.6 million of commercial real estate loans, including residential loans on other dwelling units and construction loans outstanding, net of undisbursed portion of loans receivable, representing 20.3 percent of its net loan portfolio at that date, compared to $41.4 million of such loans, or 22.5 percent of the loan portfolio, at December 31, 1993, and $42.8 million of such loans at December 31, 1992, or 24.5 percent of its loan portfolio.

     OTS regulations restrict non-residential loans to four times the lending institution's capital. This will limit the amount available for this type of lending. As a result, Home Federal anticipates that activity in such loans will be restricted to a small percentage of total originations.
     In its underwriting of commercial real estate loans, Home Federal generally considers an appraisal report prepared in accordance with OTS standards by independent, professionally qualified appraisers approved by Home Federal, the economic viability of the property, including the ratio of projected cash flow to operating expenses and debt service, and the credit worthiness of the borrower. Credit worthiness is determined by considering the financial strength, management and experience of the borrower, and any personal guarantee by the principal of the borrower. Such loans generally are limited to no more than 80 percent of the appraised value of the property.

     Home Federal also makes acquisition, development and construction loans, primarily for residential projects. At June 30, 1994, Home Federal had $3.6 million of such loans outstanding, or 1.8 percent of its loan portfolio. Most construction loans are made on a short-term basis, usually ranging from nine months to two years, with interest rates usually in excess of the published prime rate and adjustable monthly. The loan application process generally includes the same criteria which are required for permanent commercial mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction.

     Participation interests are also purchased in construction loans with terms ranging from 12 to 24 months. These loans are originated by other lenders who sell loans on the basis of the originator retaining a ten percent to 20 percent ownership investment. The loan interest rates are indexed to a major bank prime or base rate. Upon completion of construction, these loans convert to relatively short-term permanent loans provided by either Home Federal or the loan originator. Home Federal makes regular inspections of the collateral securing these loans, and also monitors the originating institution's loan servicing and accounting operations to ensure adherence to regulatory standards.

     Home Federal also makes a limited amount, 0.9 percent of its loan portfolio at June 30, 1994, of secured and unsecured consumer loans, which generally are individual lines of credit in amounts of $150,000 or less.

     In addition to interest earned on loans, Home Federal receives fees which are collected in connection with loan originations, loan modifications, late payments, changes of property ownership and for miscellaneous services related to its loans. Home Federal also receives fees for its servicing of loans. Revenue from these activities varies from period to period consistent with the volume and type of loans made and purchased.

     Home Federal is an approved seller/servicer for the Federal Home Loan Mortgage Corporation (the "FHLMC") and the Federal National Mortgage Association. Home Federal has participated in various programs of the FHLMC and at June 30, 1994, serviced $33.8 million of mortgages for the FHLMC. At June 30, 1994, the total amount of loans serviced for others by Home Federal was $39.5 million, compared to $48.3 million, $71.9 million and $61.2 million at December 31, 1993, 1992 and 1991, respectively. The decrease in the amount of loans serviced for others was attributable to the large amount of early payoffs of mortgage loans experienced during 1993. During 1993, Home Federal received $237,000 in servicing fees compared with $204,000 and $197,000 in 1992 and 1991, respectively.

     In its lending operations, Home Federal charges loan origination fees which are calculated as a percentage of the amount borrowed and are charged at the time of origination of the loan. The amount of income derived from loan origination fees is largely dependent on the volume of loans originated, which in turn, is dependent on prevailing mortgage interest rates and the demand for mortgage loans in the markets served by Home Federal. The fees received in connection with the origination of construction loans and commercial real estate loans generally range from one to three percentage points.
CLASSIFIED ASSETS AND DELINQUENCIES

     OTS regulations require insured institutions to utilize a classification system for problem assets of insured institutions which covers all problem assets. Under this classification system, problem assets of insured institutions are classified as "substandard", "doubtful" or "loss", depending on the presence of certain characteristics. An asset is considered "substandard" if inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified "doubtful" include those with the added characteristic that the weaknesses present make "collection or liquidation in full", on the basis of currently existing facts, conditions and values, "highly questionable and improbable". Assets classified "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

     In connection with the filing of its periodic reports to the OTS, Home Federal regularly reviews the problem loans in its portfolio to determine whether any loans require classification in accordance with applicable regulations. On the basis of such periodic review, management of Home Federal believes that of the $195.3 million of Home Federal's outstanding loans at June 30, 1994, $5.4 million required classification as "substandard". Also, an insured institution is required to establish a general allowance for loan losses in an amount deemed prudent by management to recognize the inherent risk associated with the institution's lending activities, including consideration of the institution's classified assets. Such general allowances, unlike specific allowances, are not allocated to particular problem assets. When an insured institution classifies problem assets as "loss", it is required either to establish a specific allowance for losses equal to 100 percent of the amount of the asset so classified or to charge off such amount.

     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement requires that institutions have effective systems and controls to identify, monitor and address asset quality problems; have analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and have established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement.

     The following table sets forth information regarding nonaccrual loans, loans which are 90 days or more delinquent, restructured loans and real estate owned held by Home Federal at the dates indicated.


                                                                           AT JUNE
                                                                             30,                    AT DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                      1994       1993     1992     1991     1990     1989
Residential Real Estate:
  Nonaccrual Loans.....................................................    $   397       840    1,022    1,464    2,267       --
  Restructured Loans...................................................         --        --       --    5,049    5,049       --
     Nonperforming Loans...............................................        397       840    1,022    6,513    7,316       --
     Accruing Loans Which are 90 Days Overdue..........................         --        --       --       --       --       68
Total Residential Real Estate Loans....................................        397       840    1,022    6,513    7,316       68
Commercial Real Estate:
  Nonaccrual Loans.....................................................        152        23      787      957       --       --
  Restructured Loans...................................................      2,890     2,915    2,960       --       --       --
Total Commercial Real Estate Loans.....................................      3,042     2,938    3,747      957       --       --
Consumer Loans.........................................................         --        --       --       --       --       --
Commercial Loans.......................................................         --        --       --       --       --       --
Total Nonperforming Loans..............................................      3,439     3,778    4,769    7,470    7,316       68
Real Estate Acquired in Settlement of Loans, Net.......................      1,016     1,236    3,740      967    1,561    1,335
Total Nonperforming Assets.............................................    $ 4,455     5,014    8,509    8,437    8,877    1,403
Total Nonperforming Assets as a Percent of Total Assets................       1.92%     2.06     3.78     3.50     3.42      .53
Gross Interest Income That Would Have Been Recorded:
  Nonaccrual Loans.....................................................    $    27        79      199      260      238       --
  Restructured Loans...................................................        114       241      267      498      143       --
Total..................................................................    $   141       320      466      758      381       --
Interest Income Included in Net Income:
  Nonaccrual Loans.....................................................    $    15        54      124      145      120       --
  Restructured Loans...................................................        107       217      234      422      115       --
Total..................................................................    $   122       271      358      567      235       --

     Loans are placed on nonaccrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income. The $397,000 of nonaccrual residential real estate loans at June 30, 1994, consisted of six loans to five separate and unrelated borrowers. When a borrower fails to make a required payment on a loan, Home Federal attempts to cause the default to be cured by contacting the borrower. In general, contacts are made after a payment is more than 15 days past due, and a late charge is assessed at that time. In most cases, defaults are cured promptly. If the delinquency on a mortgage loan exceeds 90 days and is not cured through Home Federal's normal collection procedures or an acceptable arrangement is not worked out with the borrower, Home Federal will institute measures to remedy the default, including commencing a foreclosure action or in special circumstances accepting from the mortgagor a voluntary deed of the secured property in lieu of foreclosure.


     If foreclosure is effected, the property is sold at a public auction in which Home Federal participates as a bidder. If Home Federal is the successful bidder, acquired real estate property is then included in its "real estate owned" account until it is sold. Real estate acquired by Home Federal by deed-in-lieu of foreclosure also is classified as real estate owned until it is sold. When property is acquired, it is recorded at fair value less estimated costs to sell at the date of acquisition, and any write down resulting therefrom is charged to the allowance for loan losses. Subsequently, such real estate is carried at the lower of fair value less estimated costs to sell or its initial recorded value. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Interest accrual ceases on the date of acquisition, and all costs incurred from that date in maintaining the property are expensed. Costs incurred for the improvement and development of such property are capitalized. Home Federal is permitted to finance sales of real estate owned by "loans to facilitate", which may involve more favorable interest rates and terms than generally would be granted under its guidelines.


     A variety of factors, including the appreciation of real estate values in the Washington, D.C. metropolitan area, has historically limited Home Federal's loss and delinquency experience on its real estate loan portfolio. However, during the past few years, the Washington, D.C. metropolitan area has experienced both a slow down in the real estate market and increased unemployment, which had an adverse impact on Home Federal's nonperforming assets. The economy has shown indications during 1993 and into 1994 of slowly improving, and Home Federal's nonperforming assets decreased to $4.5 million at June 30, 1994.


     During the year ended December 31, 1990, certain concessions were granted in extending a loan of $5.1 million. These concessions would not have been considered by Home Federal in the making of a new loan, but were agreed to because the loan was already outstanding and in light of the borrower's financial difficulties and declining real estate market activity. At the time of modification, anticipated future cash receipts on this loan, which was accounted for as a troubled debt restructuring, exceeded the recorded investment in the loan. Therefore, no loss was required to be recognized. On March 1, 1992, this loan became 90 days delinquent and all interest accrued was fully reserved. Foreclosure proceedings were initiated. On April 2, 1992, the foreclosure sale occurred and Home Federal was the successful bidder. Home Federal ordered a new appraisal of the property. In August 1992, the new appraisal of the property was received, and it indicated an appraisal value substantially below the book value of the property. Therefore, Home Federal recognized a charge of $1.6 million against the allowance for loan losses during the year ended December 31, 1992. Also, during the year ended December 31, 1992, certain concessions were granted in extending a loan receivable of $3.6 million. These concessions would not have been considered by Home Federal in the making of a new loan, but were agreed to because the loan was already outstanding and in light of the borrower's financial difficulties and declining real estate market activity. A new appraisal was obtained which indicated a fair value of $600,000 less than the book value of the loan. The 1992 provision for loan losses increased to $2.8 million primarily as a result of the $1.6 million charge off and to provide for the $600,000 indicated loss in the allowance for loan losses.


     The $1.6 million provision for loan losses in 1991 was attributable primarily to the $1.1 million of charge offs to the commercial loan portfolio as a result of the inability of the borrowers to pay off or make monthly payments on lines of credit maturing during the year.


     In light of its evaluation of its loan portfolio, Home Federal maintains an allowance for potential loan losses and makes a determination as to an appropriate provision from earnings necessary to maintain such allowance. This determination resulted in a decrease in the provision for loan losses to $1.4 million for the year ended December 31, 1993, compared to $2.8 million for the year ended December 31, 1992. This decrease was due primarily to the decrease in total nonperforming assets to $5.0 million at December 31, 1993, from $8.5 million at December 31, 1992. The provision for loan losses for the six months ended June 30, 1994, was $180,000, compared to $1,116 ,000 in the comparable period in 1993.

     The following tables set forth certain information relating to the allowance for losses for Home Federal for the periods and at the dates indicated.

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                           1993          1992          1991
Balance, Beginning of Period.........................................................   $1,491,923       979,364       820,600
Provision Charged to Operations......................................................    1,371,000     2,843,335     1,610,341
Recoveries:
  Mortgage Loans.....................................................................        6,523           470            --
  Commercial Real Estate Loans.......................................................           --            --         3,638
  Consumer Loans.....................................................................           --            --            --
  Commercial Loans...................................................................       33,446        26,220            --
Total Recoveries.....................................................................       39,969        26,690         3,638
Charge-Offs:
  Mortgage Loans.....................................................................      (71,420)   (1,635,229)           --
  Commercial Real Estate Loans.......................................................     (325,226)     (314,637)     (347,879)
  Consumer Loans.....................................................................           --            --            --
  Commercial Loans...................................................................     (209,221)     (407,600)   (1,107,336)
Total Charge-Offs....................................................................     (605,867)   (2,357,466)   (1,455,215)
Balance, End of Period...............................................................   $2,297,025     1,491,923       979,364


                                                                                            AT DECEMBER 31,
                                                                                    1993                        1992
                                                                                        % OF LOANS                  % OF LOANS
                                                                                            TO                          TO
                                                                                          TOTAL                       TOTAL
ALLOWANCE FOR LOSSES BY TYPE OF LOAN                                        AMOUNT        LOANS         AMOUNT        LOANS
Mortgage Loans.........................................................   $1,482,680        79.2%     $  576,303        78.3%
Commercial Real Estate Loans...........................................      600,000        19.3         600,000        19.9
Consumer Loans.........................................................       30,000          .6          10,000          .4
Commercial Loans.......................................................      184,345          .9         305,620         1.4
Total..................................................................   $2,297,025       100.0%     $1,491,923       100.0%

MORTGAGE-BACKED SECURITIES
     Home Federal engages in the purchase and sale of mortgage-backed securities. Purchases of mortgage-backed securities are generally undertaken when local mortgage demand is less than the supply of funds available for local mortgage originations or when favorable rates are available in areas outside Home Federal's normal lending area. Mortgage-backed securities are also readily saleable in the securities market and provide a reasonably liquid source of funds as compared to conventional mortgage loans. Home Federal has purchased and sold both FHLMC and Government National Mortgage Association mortgaged-backed securities. During 1993, Home Federal purchased $5.9 million of mortgage-backed securities and sold $4.1 million of mortgage-backed securities.
     Home Federal uses FHLMC swap programs to add liquidity and flexibility to its mortgage loan portfolio. Generally, seasoned fixed-rate and adjustable rate mortgage loans have been packaged and exchanged for FHLMC participation certificates. Home Federal retains the servicing of the mortgage loans and pays a negotiated fee to the FHLMC. Since there is a ready market for FHLMC securities, the certificates afford Home Federal a much greater degree of liquidity than would the mortgage loans. During 1993, Home Federal exchanged $1.2 million of mortgage loans for an equal amount of FHLMC participation certificates.
INVESTMENT ACTIVITIES

     Under OTS regulations, Home Federal is permitted to invest in United States government, federal agency, state and municipal securities, federal funds, negotiable certificates of deposit and bankers' acceptances issued by commercial banks insured by the FDIC, instruments issued by savings institutions insured by the FDIC, and other specified investments. As of June 30, 1994, Home Federal had an investment portfolio of $15.1 million, which included $15.0 million invested in United States government agency securities, with the balance in bank or savings and loan certificates of deposit.

SOURCES OF FUNDS
     Deposits have traditionally been the principal source of Home Federal's funds for use in lending and for other general business purposes. Home Federal also derives funds from scheduled loan principal repayments and prepayments of outstanding loans, borrowings from the FHLB of Atlanta, and other sources, including repurchase agreements and sales of investment securities, loans and mortgage-backed securities. Borrowings generally may be used on a short-term basis to compensate for seasonal or other reductions in deposits or other inflows at less than projected levels, as well as on a longer-term basis to support expanded lending activities and for asset/liability structuring purposes.
     Home Federal offers a variety of rates and deposit programs, short-term and long-term, designed to attract customers in its natural market area. Rates on deposits offered by Home Federal are evaluated on a weekly basis and are priced based on investment opportunities, competitive rates available at other depository institutions and the cost of alternative sources of funds. Home Federal relies upon its branch network and primary market area advertising to generate its deposit flows, and has not sought deposits from institutional brokerage programs.
     In recent years, Home Federal has been required by market conditions to rely increasingly on newly-authorized types of short-term certificate accounts and other deposit alternatives that are more responsive to market interest rates than passbook accounts and fixed-rate, fixed-term certificates that were historically its primary sources of deposits. Home Federal's current deposit products include passbook savings accounts, NOW accounts, super NOW accounts, money market deposit accounts, certificates of deposit ranging in term from 90 days to five years, and certificates of deposit in denominations of $95,000 or more ("Jumbos"). Included among these deposit products are Individual Retirement Account certificates and Keogh Plan retirement account certificates.

     At June 30, 1994, 5.4 percent of Home Federal's deposits were Jumbos, which tend to have a generally short-term and carry higher rates of interest than other deposits with comparable maturities.

     The following tables set forth certain information relating to deposits for the periods and at the dates indicated.

                                                                                           YEARS ENDED DECEMBER 31,
SAVINGS ACTIVITY                                                                      1993           1992           1991
Deposits.......................................................................   $195,241,419    181,874,931    166,383,419
Withdrawals....................................................................    195,595,478    195,906,984    183,821,664
Net Change Before Interest Credit..............................................       (354,059)   (14,032,053)   (17,438,245)
Interest Credited..............................................................      7,591,005      9,220,580     12,156,388
Accrued Interest Payable.......................................................       (120,757)      (380,694)      (906,704)
Total..........................................................................   $  7,116,189     (5,192,167)    (6,188,561)

                                                                                               AT DECEMBER 31,
CERTIFICATES OF DEPOSIT BY RATE                                                       1993           1992           1991
 2.75%-4.00%...................................................................   $ 40,596,221     26,054,936             --
 4.01%-6.00%...................................................................     77,236,198     58,316,404     29,233,416
 6.01%-8.00%...................................................................     25,247,754     44,732,123     97,839,945
 8.01%-10.00%..................................................................      5,278,944     14,221,650     28,344,878
10.01%-15.05%..................................................................             --         38,364         35,233
  Total........................................................................   $148,359,117    143,363,477    155,453,472

                                                                                 AT DECEMBER 31, 1993
                                                         LESS THAN     ONE TO TWO      TWO TO        MORE THAN
CERTIFICATES OF DEPOSIT BY RATE AND MATURITY DATE        ONE YEAR        YEARS       THREE YEARS    THREE YEARS       TOTAL
2.75%-4.00%..........................................   $38,911,707     1,500,236        184,278             --    40,596, 221
4.01%-6.00%..........................................    12,876,746    44,874,640      9,528,671      9,956,141     77,236,198
6.01%-8.00%..........................................    12,005,989     4,391,465      7,309,724      1,540,576     25,247,754
8.01%-10.00%.........................................     2,412,258     1,581,882        286,397        998,407      5,278,944
  Total..............................................   $66,206,700    52,348,223     17,309,070     12,495,124    148,359,117

     The FHLB system provides advances to its members both for the purpose of meeting the member's demand for funds when deposit flows are insufficient and to enable its members to fix their cost of funds for longer terms through its long-term,
                                       37
fixed-rate programs. Historically, Home Federal has relied on borrowings from the FHLB of Atlanta to a greater extent than borrowings from other sources, to meet its need for funds. Advances from the FHLB of Atlanta may be on a secured or unsecured basis depending on a number of factors, including the purpose for which the funds are being borrowed and existing advances outstanding.
     Home Federal has relied on reverse repurchase agreements as an alternative source of funds. A reverse repurchase agreement is effected by the transfer of securities to a lender in exchange for cash under an agreement to repay the cash, plus interest, in exchange for the return of the same securities on the maturity date. Home Federal deals only with nationally recognized securities dealers and commercial banks when entering into these transactions. Generally, the securities used in these transactions have been FHLMC participation certificates which were obtained in exchange for seasoned fixed-rate mortgage loans. Funds from this source have been used to provide additional liquidity.
     The following table sets forth certain information as to FHLB advances and other borrowings by Home Federal at the dates indicated.

                                                                                                 AT DECEMBER 31,
                                                                                        1993           1992          1991
FHLB Advances.....................................................................   $22,000,000    16,500,000    25,220,000
Other Borrowings..................................................................       980,000            --            --
Total.............................................................................   $22,980,000    16,500,000    25,220,000

PROPERTIES
     Home Federal's executive offices are located at 5225 Wisconsin Avenue, N.W., Washington, D.C. 20015. Home Federal also operates five savings bank offices in the District of Columbia and two mortgage banking offices, one in Washington, D.C. and one in Annandale, Virginia. All the office locations are leased, with remaining terms, with options, from four to 13 years.
     The following table sets forth, at December 31, 1993, certain information relating to Home Federal's leased locations.

                                                                                                                       NET BOOK
                                                                                                     REMAINING TERM     VALUE
Chevy Chase
  5225 Wisconsin Avenue, N.W......................................................................       8 years       $32,446
Midtown
  970 15th Street, N.W............................................................................       9 years        35,423
Federal Triangle
  1115 Pennsylvania Avenue, N.W...................................................................      12 years        43,818
Shepherd Park
  7800 Georgia Avenue, N.W........................................................................       5 years         5,047
Federal Center Plaza
  500 C Street, S.W...............................................................................       3 years        12,086
Capitol Hill
  444 North Capitol Street, N.W...................................................................       5 years        10,909
Annandale, Virginia
  7857 Heritage Drive.............................................................................       7 years       $ 3,451

SUBSIDIARIES
     OTS regulations permit a savings bank to invest up to two percent of its assets in capital stock and secured and unsecured loans to subsidiary corporations or service corporations and an additional one percent of its assets when the additional funds are utilized for community or inner-city purposes.
     Home Federal owns all the outstanding stock of Home Mortgage (formerly HFS Commercial Mortgage Corporation), which is engaged in residential mortgage banking. On September 1, 1993, Home Mortgage acquired Liberty Mortgage Corporation, a mortgage banking company located in Northern Virginia, for a cash payment of $100,000 plus the fair value of the company's fixed assets. Home Mortgage closed the year with two offices and originated $104.0 million in residential mortgage loans in 1993. Home Federal also owns all the outstanding stock of Home Financial Services, Inc. ("Home Financial"), which is not presently conducting any business activities. Home Financial Insurance Services, Inc. ("Home Insurance"), a wholly-owned subsidiary of Home Financial, offers insurance, primarily mortgage life, accident, health and disability, to
                                       38
customers of Home Federal. Home Insurance has operated on a limited basis and revenues from its operations are, in management's opinion, insignificant to Home Federal's overall results of operations.
     In addition, Home Federal has a five percent interest in the stock of Savings Associations Financial Enterprises, Inc. ("SAFE"), a service corporation formed in 1972 by the savings and loan associations and savings banks headquartered in Washington, D.C. SAFE's investment activities consist primarily of loans for inner-city or community development purposes. Home Federal had $178,750 invested in SAFE at December 31, 1993.
COMPETITION
     Home Federal experiences substantial competition in attracting and retaining savings deposits and in making real estate and commercial loans. The primary factors in competing for savings deposits are interest rates and convenience of office locations. Direct competition for savings deposits comes from other savings and loan associations, savings banks, commercial banks, credit unions and other financial service concerns. Additional significant competition for savings deposits comes from corporate and government securities and money market funds, which may yield higher interest rates than instruments offered by savings institutions. The primary factors in competing for loans are interest rates and rate adjustment provisions, loan maturity, loan fees and the quality of service to borrowers. Competition for origination of real estate loans normally comes from other savings and loan associations, savings banks, commercial banks, mortgage companies, insurance companies and real estate investment trusts.
EMPLOYEES

     Home Federal had 87 full-time employees and two part-time employees as of June 30, 1994. None of these employees are represented by a collective bargaining agent, and Home Federal believes that it enjoys good relations with its personnel.

DIVIDEND POLICY
     Home Federal has not paid or declared any cash dividends on Home Federal Common Stock. Home Federal is subject to certain restrictions which limit its ability to pay dividends. See " -- Regulation and Supervision; LIMITATION ON CAPITAL DISTRIBUTIONS". In addition, Home Federal is not permitted to pay dividends on Home Federal Common Stock if its stockholders' equity would be reduced below the amount required for the liquidation account. Home Federal paid a ten percent stock dividend in January 1994. See "THE MERGER -- Business Pending Consummation".
     In January 1989, in connection with its conversion to stock form, Home Federal issued 24,500 shares of Adjustable Rate Cumulative Preferred Stock, Class A (the "Home Federal Preferred Stock"), to the Federal Savings and Loan Insurance Corporation (the "FSLIC") in exchange for Net Worth Certificates previously held by the FSLIC. The Home Federal Preferred Stock called for dividends to be paid quarterly at a floating rate and to accumulate if not paid. For the years ended December 31, 1993 and 1992, $205,000 and $45,000, respectively, of dividends were paid on the Home Federal Preferred Stock. No dividends were paid in 1991.
     In June 1992, Home Federal entered into an agreement with the FDIC as manager of the FSLIC Resolution Fund (successor in interest to the FSLIC as owner of the Home Federal Preferred Stock) regarding repurchase of the outstanding Home Federal Preferred Stock. In June 1992, Home Federal repurchased $306,000, or 6,125 shares, of the $1.2 million of outstanding Home Federal Preferred Stock for $220,000, which included accumulated and unpaid dividends on the amount repurchased. In May and June 1993, Home Federal repurchased the remaining 18,375 shares of Home Federal Preferred Stock and accumulated and unpaid dividends thereon, having a stated value of $919,000, for $498,000.
LEGAL PROCEEDINGS
     Home Federal is involved in routine legal proceedings occurring in the ordinary course of business, which in the aggregate are believed by management of Home Federal to be immaterial to Home Federal's financial condition. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  ASSET AND LIABILITY MANAGEMENT
     The primary objective of Home Federal's asset and liability management strategy has been to reduce the risk to net interest income from interest rate movements. With rapid changes in interest rates substantially impacting net interest income and operating results, Home Federal has sought to improve the interest sensitivity of its assets through the origination of
                                       39

ARMS and the extension of the average maturity of liabilities, particularly through the solicitation of longer term deposits, that better match the duration of assets and liabilities.

     The emphasis of Home Federal continues to be the origination of ARMS and other variable-rate assets. This strategy has helped to reduce the ratio of fixed-rate loans in its portfolio. Home Federal continues to originate fixed-rate mortgage loans. However, the fixed-rate mortgage loans are sold in the secondary market, servicing released. At June 30, 1994, Home Federal had $33.6 million, or 17.2 percent of its loan portfolio in fixed-rate loans, compared to $97.0 million, or 42.5 percent, at December 31, 1989.


     Based on the data furnished by Home Federal on Schedule CMR to the OTS, Home Federal's total interest-earning assets maturing or repricing within one year (interest-sensitive assets) have increased from $132.1 million at December 31, 1989, to $142.7 million at December 31, 1993. At the same time, total interest-bearing liabilities maturing or repricing within one year (interest-sensitive liabilities) have decreased from $166.1 million at December 31, 1989, to $136.0 million at December 31, 1993. Accordingly, the amount of Home Federal's repricing assets as a percentage of Home Federal's repricing liabilities ("gap") for a one-year period as a ratio of total assets has decreased from a negative 12.8 percent at December 31, 1989, to a positive 2.8 percent at December 31, 1993. A gap is considered positive when the amount of interest rate sensitive assets exceeds interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to decrease net interest income, while a positive gap would tend to increase net interest income. During a period of falling interest rates, a negative gap would tend to increase net interest income, while a positive gap would tend to decrease net interest income.


     This decrease was primarily due to Home Federal's attempts to extend the average maturity of its liabilities through the solicitation of longer term deposits and the origination of ARMS. However, Home Federal remains dependent upon the activity of interest rates in general and a significant increase in interest rates would have a negative effect upon Home Federal's net interest income. The following table summarizes the contractual maturities or repricing characteristics of Home Federal's interest-earning assets and interest-bearing liabilities. The principal balance of adjustable-rate assets are included in the period in which they are scheduled to adjust rather than in the period in which they mature. Estimated maturity/repricing amounts are based on contractual maturity and amortization. Estimated loan prepayment rates and NOW accounts, other transaction accounts and deposit erosion rates are provided by the OTS.


                                                                                           AT DECEMBER 31,
(DOLLARS IN THOUSANDS)                                                     1993       1992       1991       1990       1989
Interest-Sensitive Assets (one year or less):
  Loans...............................................................   $133,148    134,106    112,480    111,545    119,628
  Investments.........................................................      9,551     16,726     12,052     15,882     12,469
Total.................................................................    142,699    150,832    124,532    127,427    132,097
Interest-Sensitive Liabilities (one year or less):
  Money Market and Demand Accounts....................................     43,083     41,957     36,479     30,055     31,897
  Deposits............................................................     72,926     90,083    102,076    137,651    119,940
  Borrowings..........................................................     19,980      9,000      8,720     12,000     14,224
Total.................................................................    135,989    141,040    147,275    179,706    166,061
Excess (Deficiency) of Interest-Sensitive Assets Over
  Interest-Sensitive Liabilities (Gap)................................   $  6,710      9,792    (22,743)   (52,279)   (33,964)
Interest-Sensitive Assets as a Percent of Interest-Sensitive
  Liabilities.........................................................        105%       107         85         71         80
Gap as a Percent of Total Assets......................................       2.76%      4.35      (9.42)    (20.13)    (12.78)


  FINANCIAL CONDITION

     Home Federal's total assets were $232.3 million at June 30, 1994, which represents a decrease of $10.6 million, or 4.4 percent, from total assets of $242.9 million at December 31, 1993. This decrease resulted primarily from a decrease of $12.9 million, or 92.2 percent, in loans held for sale to $1.1 million at June 30, 1994, from $14.0 million at December 31, 1993. Total deposits decreased by $3.9 million, or 1.9 percent, to $198.4 million at June 30, 1994, from $202.3 million at December 31, 1993. Also, borrowings from the FHLB of Atlanta decreased by $5.8 million, or 26.4 percent, to $16.2 million at June 30, 1994, from $22.0 million at December 31, 1993.

     OTS regulations require that a savings institution maintain a minimum of five percent of its net withdrawable accounts and borrowings payable in one year or less in cash and short-term United States government and other specified securities. Home Federal has met this liquidity ratio requirement and at June 30, 1994, Home Federal's liquidity ratio was 8.43 percent.


     The primary sources of funds for operations of Home Federal include principal repayments and sales of loans and mortgage-backed securities, new savings deposits, borrowings and FHLB of Atlanta advances. Home Federal had outstanding loan commitments of $1.0 million at June 30, 1994. Home Federal also had commitments to other lenders to sell $1.2 million of loans as of June 30, 1994. In the opinion of management, Home Federal's liquid assets are adequate to meet commitments for loan fundings and other obligations and expenditures.


     Total nonperforming assets decreased by $559,000, or 11.1 percent, to $4.5 million at June 30, 1994, from $5.0 million at December 31, 1993. Nonperforming assets consist of delinquent loans on which borrowers have failed to make required payments, restructured loans and real estate owned, which is real estate acquired by Home Federal as a result of foreclosure or by deed-in-lieu of foreclosure.


     At June 30, 1994, Home Federal met its tangible, core and risk-based capital requirements, which were as follows:


                                                                           ACTUAL CAPITAL     REQUIRED CAPITAL        EXCESS
                                                                          AMOUNT     RATIO    AMOUNT     RATIO    AMOUNT    RATIO
(DOLLARS IN THOUSANDS)
Tangible...............................................................   $12,532     5.4 %   $ 3,484     1.5 %   $9,048     3.9 %
Core...................................................................    12,532     5.4       9,291     4.0     3,241      1.4
Risk-Based.............................................................   $14,159    10.9 %   $10,409     8.0 %   $3,750     2.9 %





     Although the OTS has not adopted an increased core (leverage) requirement, an institution with less than four percent is deemed to be "undercapitalized", and thus may be subject to certain restrictions under the OTS Prompt Corrective Action Rule. Home Federal is classified as "well capitalized" under such Rule.


  COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND
1993


     Home Federal's principal sources of revenues are interest and fees on real estate mortgage loans and mortgage-backed securities and interest or dividends on investments. In the six months ended June 30, 1994, Home Federal's revenues were also positively impacted by gains on sales of loans. Net income is affected by operating expenses and interest paid on savings deposits and borrowings from the FHLB of Atlanta.


     The following table sets forth for Home Federal on a consolidated basis for the periods indicated the weighted average yields earned on its loan and investment portfolios, the weighted average effective interest rates paid on savings deposits and borrowings, the net interest margin between yields earned and interest rates paid, and the end-of-period yields and rates for these categories at June 30, 1994. During-the-period calculations utilize month-end balances.


                                                                                                          SIX
                                                                                                     MONTHS ENDED         AT
                                                                                                       JUNE 30,        JUNE 30,
                                                                                                     1994     1993       1994
Weighted Average Yield on Loan Portfolio..........................................................   7.41%    8.14       7.15
Weighted Average Yield on Mortgage-Backed Securities..............................................   5.41     5.97       5.77
Weighted Average Yield on Investment Securities...................................................   4.92     6.90       4.86
Weighted Average Yield on Other Interest-Earning Assets...........................................   5.10     5.89       5.57
Total Weighted Average Yield on Interest-Earning Assets...........................................   7.00     7.80       6.89
Weighted Average Effective Rate Paid on Savings Deposits..........................................   4.22     4.71       4.33
Weighted Average Effective Rate Paid on FHLB Advances.............................................   5.79     8.70       7.19
Weighted Average Effective Rate Paid on Other Borrowings..........................................   3.78      --        --
Total Weighted Effective Rate Paid on Interest-Bearing Liabilities................................   4.33     5.02       4.54
Net Interest Margin...............................................................................   2.67%    2.78       2.35

     The following table sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (changes in rates multiplied by old volume), and (iii) changes in rate-volume (changes in rates multiplied by the changes in volume).


                                                                                                       SIX MONTHS ENDED
                                                                                                         JUNE 30, 1994
                                                                                                            VERSUS
                                                                                                         JUNE 30, 1993
                                                                                                                 RATE/
                                                                                               VOLUME    RATE    VOLUME     NET
(IN THOUSANDS)
INTEREST INCOME
Loans Receivable............................................................................    $294     (681)     (28)     (415)
Mortgage-Backed Securities..................................................................     (90)     (57)       8      (139)
Investment Securities.......................................................................       9     (156)      (3)     (150)
Other Interest-Earning Assets...............................................................       7      (18)      (1)      (12)
     Total Interest-Earning Assets..........................................................     220     (912)     (24)     (716)
INTEREST EXPENSE
Savings Deposits............................................................................      41     (492)      (4)     (455)
FHLB Advances...............................................................................     (67)    (240)      22      (285)
Other Borrowings............................................................................    --        --         3         3
     Total Interest-Bearing Liabilities.....................................................     (26)    (732)      21      (737)
     Net Change.............................................................................    $246     (180)     (45)       21





     NET INCOME. Net income for the six months ended June 30, 1994, totaled $374,000, a decrease of $1.1 million from $1.4 million for the six months ended June 30, 1993. This decrease in net income was primarily attributable to the impact of implementing SFAS No. 109, "Accounting for Income Taxes", and a change in the method of calculating Home Federal's 1992 bad debt deduction, which resulted in lower income tax expense during the six months ended June 30, 1993. In addition, the loan loss provision decreased $936,000 which was offset by an increase in operating expenses of $808,000. The cumulative effect at January 1, 1993, of the change in accounting for income taxes was an increase of $600,000 in net income. The change in estimate of the 1992 income tax expense reduced income tax expense for the six months ended June 30, 1993, by $550,000.


     For the three months ended June 30, 1994, net income totaled $166,000, a decrease of $533,000 from $699,000 for the three months ended June 30, 1993. This decrease was primarily due to the previously mentioned change in estimate of the 1992 income tax expense during the three months ended June 30, 1993.


     INTEREST INCOME. Interest income decreased by $715,000, or 8.2 percent, for the six months ended June 30, 1994, from $8.7 million for the six months ended June 30, 1993. This decrease resulted primarily from an 80 basis point decrease in the weighted average yield on interest-earning assets from 7.80 percent for the six months ended June 30, 1993, to 7.00 percent for the six months ended June 30, 1994. The decrease in interest income occurred even though net loans increased by $11.9 million, or 6.6 percent, to $190.6 million at June 30, 1994, from $178.8 million at December 31, 1993.


     Interest income for the three months ended June 30, 1994, decreased by $359,000, or 8.3 percent, to $4.0 million from $4.3 million for the three months ended June 30, 1993. This was primarily due to the previously mentioned decrease in the weighted average yield on interest-earning assets.


     INTEREST EXPENSE. Interest expense decreased by $737,000, or 13.6 percent, to $4.7 million for the six months ended June 30, 1994, from $5.4 million for the six months ended June 30, 1993. The decrease resulted primarily from a 69 basis point decrease in the weighted effective rate paid on interest-bearing liabilities from 5.02 percent for the six months ended June 30, 1993, to 4.33 percent for the six months ended June 30, 1994. Total deposits decreased by $3.9 million, or 1.9 percent, from $202.3 million at December 31, 1993, to $198.4 million at June 30, 1994. Also, FHLB of Atlanta advances decreased by $5.8 million, or 26.4 percent, to $16.2 million at June 30, 1994, from $22.0 million at December 31, 1993.


     Interest expense for the three months ended June 30, 1994, decreased by $379,000, or 14.0 percent, to $2.3 million from $2.7 million for the three months ended June 30, 1993. This decrease was primarily due to the previously mentioned decrease in the weighted effective rate paid on interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES. It is management's policy to establish in its best judgment adequate allowances for estimated losses on loans. Management has determined certain levels of general allowances for losses, based upon historical levels of charge offs, which are maintained by charges to current earnings. In addition, the loan portfolio is reviewed monthly and estimated losses on specific loans, if any, are charged to earnings in the current period. Earnings were charged $180,000 and $1.1 million for the six months ended June 30, 1994 and 1993, respectively, as provisions for possible loan losses. General valuation allowances as a percent of nonperforming assets increased to 38.1 percent at June 30, 1994, from 33.1 percent at December 31, 1993. The June 30, 1994 level of general valuation allowances reflects management's judgment as a level appropriate to absorb potential losses in the loan portfolio.


     OTHER INCOME. Total other income decreased by $249,000, or 21.9 percent, from $1.1 million for the six months ended June 30, 1993, to $887,000 for the six months ended June 30, 1994. This decrease resulted primarily from a decrease in gain (loss) on sale of investments and mortgage-backed securities from a gain of $251,000 for the six months ended June 30, 1993, to a loss of $1,000 for the six months ended June 30, 1994. This decrease in gain (loss) on sale of investments and mortgage-backed securities was a result of the decrease in proceeds from sales of mortgage-backed securities from $4.3 million for the six months ended June 30, 1993, to $1.0 million for the six months ended June 30, 1994, and market conditions. Gain on sale of loans also decreased from $581,000 for the six months ended June 30, 1993, to $495,000 for the six months ended June 30, 1994. This decrease occurred even though mortgage banking activity, as indicated by the increase in proceeds from sales of loans held for sale to $38.7 million for the six months ended June 30, 1994, increased from $32.9 million for the six months ended June 30, 1993. However, other income increased by $166,000 to $279,000 for the six months ended June 30, 1994, from $113,000 for the six months ended June 30, 1993. This increase was due to a gain of $143,000 on the sale of one single family lot from real estate acquired in settlement of loans during the six months ended June 30, 1994.


     OPERATING EXPENSES. For the six months ended June 30, 1994, operating expenses increased by $808,000, or 30.2 percent, compared to the six months ended June 30, 1993. This increase was partly due to an increase of $285,000 in compensation and employee related expenses to $1.9 million for the six months ended June 30, 1994, from $1.6 million for the six months ended June 30, 1993, primarily as a result of increased levels of mortgage banking activity experienced during the six months ended June 30, 1994, compared to the same period in 1993. Also, FDIC insurance premiums increased to $263,000 for the six months ended June 30, 1994, from $24,000 for the six months ended June 30, 1993. The amount of FDIC insurance premiums in the 1993 period reflected the application by the FDIC of the balance of the secondary reserve credit against the insurance premium for that period. Further, other expenses increased to $1.0 million for the six months ended June 30, 1994, from $739,000 for the six months ended June 30, 1993. This increase was primarily due to expenses of $177,000 for the six months ended June 30, 1994, related to the Merger.

  COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991
     Home Federal's operating results depend primarily on its net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. The interest rate spread is affected by economic and market conditions, loan demand and deposit flows. Operating results also are affected by the level of noninterest revenue, including loan origination and other fees, as well as income or loss from the sale of loans and mortgage-backed securities, and operating expenses.
                                       43

     RATE/VOLUME ANALYSIS. The following table presents information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate), (ii) changes in rates (changes in rates multiplied by old volume), and (iii) changes in rate-volume (changes in rates multiplied by the change in volume).

                                                                         YEARS ENDED
                                      DECEMBER 31, 1993                    DECEMBER 31, 1992                DECEMBER 31, 1991
                                           VERSUS                                VERSUS                          VERSUS
                                      DECEMBER 31, 1992                    DECEMBER 31, 1991                DECEMBER 31, 1990
                                                VOLUME/                              VOLUME/                              VOLUME/
(IN THOUSANDS)               VOLUME     RATE     RATE      NET     VOLUME    RATE     RATE      NET     VOLUME    RATE     RATE
Interest Income:
Loans Receivable..........   $(2,066)  (1,538)    173     (3,431)   (363 )  (2,574)     45     (2,892)   (954 )    (729)     30
Mortgage-Backed
  Securities..............       553      (85)    (63)       405    (370 )    (381)    101       (650)   (274 )      48      (8)
Investment Securities.....       462     (180)    (90)       192     (37 )    (146)      5       (178)    221      (158)    (33)
Other Interest-Earning
  Assets..................        74      (23)     (8)        43      (1 )     (35)   --          (36)   --         (43)   --
                                (977)  (1,826)     12     (2,791)   (771 )  (3,136)    151     (3,756)  (1,007)    (882)    (11)
Interest Expense:
Deposits..................        31   (1,760)     (5)    (1,734)   (261 )  (3,389)     61     (3,589)   --      (1,720)   --
Advances..................      (368)    (351)     81       (638)   (840 )      30      (9)      (819)   (926 )     (26)      6
Borrowings................        --       --      15         15     (14 )     (14)     14        (14)    (63 )     (78)     44
                                (337)  (2,111)     91     (2,357)  (1,115)  (3,373)     66     (4,422)   (989 )  (1,824)     50
Net Change................   $  (640)     285     (79)      (434)    344       237      85        666     (18 )     942     (61)
(IN THOUSANDS)               NET
Interest Income:
Loans Receivable..........  (1,653)
Mortgage-Backed
  Securities..............    (234)
Investment Securities.....      30
Other Interest-Earning
  Assets..................     (43)
                            (1,900)
Interest Expense:
Deposits..................  (1,720)
Advances..................    (946)
Borrowings................     (97)
                            (2,763)
Net Change................     863

     RATE SENSITIVITY ANALYSIS. The following table presents average monthly balances of interest-earning assets, interest-bearing liabilities, interest earned and paid and average rates at the dates and for the periods indicated.

                                 AS OF DECEMBER                              YEARS ENDED DECEMBER 31,
                                    31, 1993                     1993                            1992                  1991
                                           YIELD/    AVERAGE               YIELD/    AVERAGE               YIELD/    AVERAGE
(DOLLARS IN THOUSANDS)          BALANCE     RATE     BALANCE    INTEREST    RATE     BALANCE    INTEREST    RATE     BALANCE
Interest-Earning Assets:
Loans Receivable..............  $192,771    7.28%    $184,026     14,510    7.92%    $207,658     17,941    8.65%    $211,344
Mortgage-Backed
  Securities..................    21,291    5.63       19,993      1,150    5.75       11,481        745    6.49       15,621
Investment Securities.........    19,001    4.75       21,465      1,114    5.19       14,296        922    6.45       14,797
Other Interest-Earning
  Assets......................     3,106    4.65        4,536        236    5.38        3,191        193    6.10        3,202
Total.........................   236,169    6.92     $230,020     17,010    7.40     $236,626     19,801    8.37      244,964
Interest-Bearing Liabilities:
Deposits......................   202,270    4.43      199,987      9,214    4.61      199,419     10,948    5.49      203,071
Advances......................    22,000    5.39       18,477      1,400    7.06       23,210      2,038    8.78       32,883
Borrowings....................       980    3.35          309         16    3.30           --         --    --            528
Total.........................   225,250    4.51      218,773     10,630    4.86      222,629     12,986    5.83      236,482
Excess of Interest-Earning
  Assets Over Interest-Bearing
  Liabilities.................  $ 10,919             $ 11,247                        $ 13,997                        $  8,482
Net Interest and Dividend
  Income......................                                  $  6,380                        $  6,815
Interest Rate Spread..........              2.41%                           2.54%                           2.54%
Interest Margin...............                                              2.77%                           2.88%
                                           YIELD/
(DOLLARS IN THOUSANDS)          INTEREST    RATE
                                <
Interest-Earning Assets:
Loans Receivable..............    20,832    9.86%
Mortgage-Backed
  Securities..................     1,395    8.93
Investment Securities.........     1,100    7.44
Other Interest-Earning
  Assets......................       230    7.45
Total.........................    23,557    9.63
Interest-Bearing Liabilities:
Deposits......................    14,537    7.16
Advances......................     2,857    8.69
Borrowings....................        14    2.66
Total.........................    17,408    7.36
Excess of Interest-Earning
  Assets Over Interest-Bearing
  Liabilities.................
Net Interest and Dividend
  Income......................  $  6,149
Interest Rate Spread..........              2.27%
Interest Margin...............              2.52%

     NET INCOME (LOSS). Home Federal's net income for the year ended December 31, 1993, totaled $2.1 million, an increase of $2.2 million from a net loss of $101,000 for the year ended December 31, 1992. Net income before taxes and cumulative effect of accounting change for the year ended December 31, 1993, totaled $1.5 million, an increase of $197,000 from $1.3 million for the year ended December 31, 1992. The increase in net income before taxes and cumulative effect of accounting change was primarily due to the decrease in the provision for loan losses to $1.4 million for the year ended December 31, 1993 from $2.8 million for the year ended December 31, 1992. The increase in net income was also affected by the result of implementing SFAS No. 109, and a change in the method of calculating Home Federal's 1992 bad debt deduction, which resulted in lower income tax expense. The cumulative effect at January 1, 1993, of the change in accounting for income taxes was an increase of $600,000 in net income. The change in the estimate of the 1992 income tax expense reduced income tax expense for the year ended December 31, 1993, by $533,000.
     Home Federal reported a net loss of $101,000, or $.19 per common share, for the year ended December 31, 1992. This compared to net earnings of $407,000, or $.30 per common share, reported for the year ended December 31, 1991. This decrease in earnings was primarily attributable to an increase in the provision for loan losses.
     Home Federal's consolidated assets increased 8.0 percent to $242.9 million at December 31, 1993, from $224.9 million at December 31, 1992. This increase was primarily due to an increase in mortgage banking activity and loan growth, as indicated by the increase in loans held for sale to $14.0 million at December 31, 1993, from $3.0 million at December 31, 1992.
     For the year ended December 31, 1993, total interest income decreased to $17.0 million from $19.8 million for the year ended December 31, 1992. This represented a decrease of $2.8 million, or 14.1 percent, which resulted primarily from a 97 basis point decrease in the weighted average yield on interest-earning assets from 8.4 percent for the year ended December 31, 1992, to 7.4 percent for the year ended December 31, 1993. The decrease in total interest income occurred even though net loans receivable increased by $8.7 million, or 5.0 percent, to $183.4 million at December 31, 1993, from $174.7 million at December 31, 1992.
     Total interest expense decreased by $2.4 million, or 18.1 percent, to $10.6 million for the year ended December 31, 1993, from $13.0 million for the year ended December 31, 1992. The decrease resulted primarily from a 97 basis point decrease in the weighted effective rate paid on interest-bearing liabilities from 5.83 percent for the year ended December 31, 1992, to 4.86 percent for the year ended December 31, 1993. The decrease in interest expense occurred even though savings deposits increased by $7.1 million, or 3.6 percent, from $195.2 million at December 31, 1992, to $202.3 at December 31, 1993, and FHLB advances increased by $5.5 million, or 33.3 percent, from $16.5 million at December 31, 1992, to $22.0 million at December 31, 1993. As a result, net interest income decreased by $434,000, or 6.4 percent, to $6.4 million for the year ended December 31, 1993, from $6.8 million for the year ended December 31, 1992.
     Total interest income decreased by $3.8 million, or 15.9 percent, for the year ended December 31, 1992, from $23.6 million for the year ended December 31, 1991. Loans receivable decreased by $31.1 million, or 15.5 percent, from $201.2 million at December 31, 1991, to $170.1 million at December 31, 1992. Total mortgage-backed securities increased by $12.0 million from $9.4 million at December 31, 1991, to $21.4 million at December 31, 1992. This was primarily the result of the sale to FHLMC of $17.4 million in fixed-rate mortgage loans and $14.9 million in ARMs and the purchase from the FHLMC of $32.3 million in FHLMC mortgage-backed securities. It is the intent of the Home Federal to sell mortgage-backed securities received in exchange for fixed-rate mortgage loans to fund current mortgage loan originations. In addition, the decrease in interest income resulted from a 125 basis point decrease in the weighted average yield on interest-earning assets from 9.62 percent for the year ended December 31, 1991, to 8.4 percent for the year ended December 31, 1992.
     Total interest expense decreased by $4.4 million, or 25.4 percent, to $
13.0 million for the year ended December 31, 1992, compared to $17.4 million for the year ended December 31, 1991. This decrease in total interest expense resulted primarily from a decrease of $5.2 million, or 2.6 percent, in deposits to $195.2 million at December 31, 1992, from $200.4 million at December 31, 1991, and a decrease of $8.7 million, or 34.6 percent, in borrowings from the FHLB of Atlanta to $16.5 million at December 31, 1992, from $25.2 million at December 31, 1991. Also, the weighted effective rate paid on interest-bearing liabilities decreased by 153 basis points from 7.4 percent for the year ended December 31, 1991, to 5.8 percent for the year ended December 31, 1992. Therefore, net interest income increased by $665,000, or 10.8 percent, to $6.8 million for the year ended December 31, 1992, from $6.2 million for the year ended December 31, 1991.
     OTHER INCOME. Total other income decreased by $299,000, or 11.2 percent, from $2.7 million for the year ended December 31, 1992, to $2.4 million for the year ended December 31, 1993. This decrease resulted primarily from recoveries written off in previous years, decreasing from $317,000 for the year ended December 31, 1992, to $13,000 for the year ended
                                       45

December 31, 1993. These recoveries resulted from the sale of real estate acquired in settlement of loans for amounts in excess of the fair value to which such properties had been written down in 1988. However, gain on sale of loans increased by $293,000 to $1.5 million for the year ended December 31, 1993, from $1.2 million for the year ended December 31, 1992. This increase in gain on sale of loans was primarily a result of increased mortgage banking activity as indicated by the increase in proceeds from sales of loans held for sale to $93.8 million for the year ended December 31, 1993, from $65.4 million for the year ended December 31, 1992.

     Total other income increased by $1.3 million, or 89.0 percent, to $2.7 million for the year ended December 31, 1992, from $1.4 million for the year ended December 31, 1991. This was primarily due to an increase in gain on sale of loans and investments to $1.2 million for the year ended December 31, 1992, from $534,000 for the year ended December 31, 1991, and as a result of increased mortgage banking activity. The increase in mortgage banking activity is reflected in the increase in proceeds from sales of loans held for sale to $65.4 million for the year ended December 31, 1992, compared to $32.0 million for the year ended December 31, 1991. Included in gain on sale of investments and mortgage-backed securities for the year ended December 31, 1992, is $287,000 of realized gain on the sale of $21.1 million of mortgage-backed securities, which had been intended to be held for investment. The sales of mortgage-backed securities occurred to ensure compliance with regulatory capital requirements. Other income increased to $876,000 for the year ended December 31, 1992, from $383,000 for the year ended December 31, 1991. This primarily resulted from $317,000 in recoveries of loan losses written off in previous years.
     OPERATING EXPENSES. For the year ended December 31, 1993, operating expenses increased by $543,000, or 10.1 percent, compared to the year ended December 31, 1992. This increase was primarily due to the increase in compensation and employee-related expenses to $3.4 million for the year ended December 31, 1993, from $2.8 million for the year ended December 31, 1992. This increase was primarily attributed to the implementation of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993, and increased levels of mortgage banking activity experienced during the year ended December 31, 1993, compared to the year ended December 31, 1992. However, FDIC insurance premiums decreased to $317,000 for the year ended December 31, 1993, from $393,000 for the year ended December 31, 1992. This decrease was primarily due to the application by the FDIC of the balance of the secondary reserve credit against the insurance premium for the first six months of the year ended December 31, 1993.
     For the year ended December 31, 1992, operating expenses increased by $369,000, or 7.3 percent, to $5.4 million, compared to $5.0 million for the year ended December 31, 1991. This was primarily due to an increase in other operating expenses to $1.5 million for the year ended December 31, 1992, from $1.3 million for the year ended December 31, 1991, and an increase in compensation and employee related expenses to $2.8 million for the year ended December 31, 1992, from $2.7 million for the year ended December 31, 1991. These increases were primarily due to a higher level of mortgage banking activity experienced during the year ended December 31, 1992, compared to the same period in 1991. Also, office occupancy expense increased to $658,000 for the year ended December 31, 1992, from $601,000 for the year ended December 31, 1991. This was a result of escalatory clauses in leases renewed during 1991.
     INCOME TAXES. For the year ended December 31, 1993, Home Federal recognized an income tax benefit of $7,000, compared to income tax expense of $1.4 million for the year ended December 31, 1992. This was primarily due to a change in the method of calculating Home Federal's 1992 bad debt deduction. This change in estimate of the 1992 income tax expense reduced income tax expense for the year ended December 31, 1993, by $533,000.
     Income tax expense for the year ended December 31, 1992, increased to $1.4 million from $522,000 for the year ended December 31, 1991. This was primarily due to the increase in income before income taxes to $1.3 million for the year ended December 31, 1992, from $928,000 for the year ended December 31, 1991.

     PROVISION FOR POSSIBLE LOAN LOSSES. During the year ended December 31, 1990, certain concessions were granted in extending a loan of $5.1 million. These concessions would not have been considered by Home Federal in the making of a new loan, but were agreed to because the loan was already outstanding and in light of the borrower's financial difficulties and declining real estate market activity. At the time of modification, anticipated future cash receipts on this loan, which was accounted for as a troubled debt restructuring, exceeded the recorded investment in the loan. Therefore, no loss was required to be recognized. On March 1, 1992, this loan became 90 days delinquent and all interest accrued was fully reserved. Foreclosure proceedings were initiated. On April 2, 1992, the foreclosure sale occurred and Home Federal was the successful bidder. Home Federal ordered a new appraisal of the property. In August 1992, the new appraisal of the property was received, and it indicated an appraisal value substantially below the book value of the property. Therefore, Home Federal recognized a charge of $1.6 million against the allowance for loan losses during the year ended December 31, 1992. Also, during the year ended December 31, 1992, certain concessions were granted in extending a loan receivable of $3.6 million.

These concessions were necessitated by the borrower's financial difficulties and declining real estate market activity. A new appraisal was obtained which indicated a fair value of $600,000 less than the book value of the loan. The 1992 provision for loan losses increased to $2.8 million, primarily as a result of the $1.6 million charge off and to provide for the $600,000 indicated loss in the allowance for loan losses.


     The $1.6 million provision for loan losses in 1991 was attributable primarily to the $1.1 million of charge offs to the commercial loan portfolio as a result of the inability of the borrowers to pay off or make monthly payments on lines of credit maturing during the year.


     Earnings were charged $1.4 million, $2.8 million and $1.6 million for the years ended December 31, 1993, 1992 and 1991, respectively, as provisions for possible loan losses. General valuation allowances as a percent of nonperforming assets increased to 28.7 percent at December 31, 1993, from 9.7 percent at December 31, 1992.


     Real estate acquired in settlement of loans and held for sale is recorded at the lower of cost or fair value when acquired. Estimated losses are provided by charges to current earnings in the event that cost exceeds fair value.


     LIQUIDITY AND CAPITAL RESOURCES. Liquidity consists of cash and amounts due from depository institutions, interest-bearing deposits in other banks, federal funds sold and certain investment securities. OTS regulations require that a savings institution maintain a minimum of five percent of its net withdrawable accounts and borrowings payable in one year or less in cash and short-term United States government and other specified securities. Home Federal met such requirement at March 31, 1994, with a liquidity ratio of 8.2 percent.

     Home Federal's primary sources of funds for operations include principal repayments, sales of loans and mortgage-backed securities, new savings deposits, borrowings and FHLB of Atlanta advances. Home Federal had outstanding loan commitments of $3.4 million at March 31, 1994. Home Federal also had commitments to other lenders to sell $6.2 million of loans as of March 31, 1994. In the opinion of management, Home Federal's liquid assets were adequate to meet commitments for loan fundings and other obligations and expenditures.
     Outstanding loan commitments, exclusive of the undisbursed portion of loans receivable, amounted to $3.3 million as of December 31, 1993, compared to $2.0 million as of December 31, 1992. At December 31, 1993, s cheduled repayments of FHLB advances and securities sold under agreements to repurchase for the period ending December 31, 1994, were $20.0 million, and the amount of certificates of deposits maturing in 1994 was $66.2 million, of which a substantial portion is expected to remain with Home Federal.
  IMPACT OF INFLATION AND CHANGING PRICES
     The consolidated financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
     Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of Home Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.
                                       47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table presents the information indicated as of the Record Date, with respect to any person who is known to Home Federal to be the beneficial owner of more than five percent of Home Federal Common Stock. Other than the persons listed below, management is not aware of any person or group that beneficially owns more than five percent of Home Federal Common Stock.

NAME AND ADDRESS OF                                                                                  NUMBER OF SHARES
BENEFICIAL OWNER                                                                                    BENEFICIALLY OWNED    PERCENT
Robert H. Digges
  1700 N. Albermarle St.
  McLean, VA 22101...............................................................................         100,540           9.83%
Thaddeus A. Lindner
  5225 Wisconsin Avenue, NW
  Washington, DC 20015...........................................................................          53,458           5.23
Leland H. Phillips
  5225 Wisconsin Avenue, NW
  Washington, DC 20015...........................................................................          53,458(1)        5.21
Burton J. Reiner
  5225 Wisconsin Avenue, NW
  Washington, DC 20015...........................................................................          53,460           5.23%


(1) Includes 3,960 shares which may be acquired upon exercise of options granted under the Outside Directors' Plan.
                                       48

BACKGROUND AND SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table sets forth, as of the Record Date, the names of the directors of Home Federal, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each, the year in which each first became a director of Home Federal, the year in which their term as directors of Home Federal expire and the amount of Home Federal Common Stock and the percent thereof beneficially owned by each and by all directors and executive officers as a group.

                                                                                          EXPIRATION         NUMBER OF
NAME, AGE, PRINCIPAL OCCUPATION                                               DIRECTOR    OF CURRENT    SHARES BENEFICIALLY
BUSINESS EXPERIENCE FOR FIVE YEARS                                             SINCE         TERM            OWNED (1)
Directors:
Maurice J. Flynn, Age 74
  Mr. Flynn is President of Butler Flynn Paint Company, Bethesda, MD, a
  wholesale and retail painting supply business............................     1963         1997              13,857
Leland H. Phillips, Age 56
  Mr. Phillips is Chairman of the Board of Frank S. Phillips, Inc.,
  Bethesda, MD, a mortgage banking and real estate company.................     1966         1997              53,458(2)
Ralph S. Childs, Jr., Age 66
  Mr. Childs has been Chairman of the Board of Home Federal since 1985. He retired as Chief Executive Officer of Home Federal on December 31, 1988,
  after being employed since 1952. He is a member of the board of the FHLB
  of Atlanta...............................................................     1966         1997              41,702(3)
Burton J. Reiner, Age 65
  Mr. Reiner is President of Bresler and Reiner, Inc., Washington, DC, a
  real estate development and sales company................................     1963         1996              53,460
A. J. Somerville, Jr., Age 64
  Mr. Somerville is President of Somerville Associates, Bethesda, MD, a
  land acquisition and property management business. He was formerly
  President of Thos. Somerville Co.........................................     1964         1996              12,052
Thaddeus A. Lindner, Age 67
  Mr. Lindner is Founding Director of Colonial Parking, Inc., Washington,
  DC, which is engaged in commercial parking...............................     1967         1995              53,458
Elwyn G. Raiden, Jr., Age 51
  Mr. Raiden is President and Chief Executive Officer of Home Federal. He
  has served in various capacities since joining Home Federal in 1962. He was elected President and Chief Operations Officer in 1985 and Chief
  Executive Officer in January 1989. He also serves on the Advisory
  Committee of the Fifth District -- Federal Reserve Bank of Richmond......     1985         1995              42,935(4)
Named Executive Officer (Who is not a Director):
Grant F. Boss
  President of Home Mortgage since July 1, 1993............................       --           --                  --
All directors and executive officers as a group (11 persons)...............       --           --             318,736(5)

NAME, AGE, PRINCIPAL OCCUPATION
BUSINESS EXPERIENCE FOR FIVE YEARS                                           PERCENT
Directors:
Maurice J. Flynn, Age 74
  Mr. Flynn is President of Butler Flynn Paint Company, Bethesda, MD, a
  wholesale and retail painting supply business............................    1.36%
Leland H. Phillips, Age 56
  Mr. Phillips is Chairman of the Board of Frank S. Phillips, Inc.,
  Bethesda, MD, a mortgage banking and real estate company.................    5.21
Ralph S. Childs, Jr., Age 66
  Mr. Childs has been Chairman of the Board of Home Federal since 1985. He retired as Chief Executive Officer of Home Federal on December 31, 1988,
  after being employed since 1952. He is a member of the board of the FHLB
  of Atlanta...............................................................    3.98
Burton J. Reiner, Age 65
  Mr. Reiner is President of Bresler and Reiner, Inc., Washington, DC, a
  real estate development and sales company................................    5.23
A. J. Somerville, Jr., Age 64
  Mr. Somerville is President of Somerville Associates, Bethesda, MD, a
  land acquisition and property management business. He was formerly
  President of Thos. Somerville Co.........................................    1.18
Thaddeus A. Lindner, Age 67
  Mr. Lindner is Founding Director of Colonial Parking, Inc., Washington,
  DC, which is engaged in commercial parking...............................    5.23
Elwyn G. Raiden, Jr., Age 51
  Mr. Raiden is President and Chief Executive Officer of Home Federal. He
  has served in various capacities since joining Home Federal in 1962. He was elected President and Chief Operations Officer in 1985 and Chief
  Executive Officer in January 1989. He also serves on the Advisory
  Committee of the Fifth District -- Federal Reserve Bank of Richmond......    4.11
Named Executive Officer (Who is not a Director):
Grant F. Boss
  President of Home Mortgage since July 1, 1993............................      --
All directors and executive officers as a group (11 persons)...............   29.00%


(1) Unless otherwise noted, all shares are owned directly by the named individuals or by their spouses and minor children, and the named individual exercises sole or shared voting and investment power.
(2) Includes 3,960 shares which may be acquired upon exercise of options granted under the Outside Directors' Plan.
(3) Includes 26,400 shares which Mr. Childs has the right to acquire upon exercise of options granted under the Incentive Option Plan.
(4) Includes 20,900 shares which Mr. Raiden has the right to acquire upon exercise of options granted under the Incentive Option Plan.

(5) Includes an aggregate of 76,560 shares subject to options granted under the Incentive Option Plan and the Outside Directors' Plan.

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REGULATION AND SUPERVISION
  GENERAL
     Home Federal is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency and primary federal regulator, and by the FDIC, as the deposit insurer. Home Federal is a member of the FHLB System and its deposits are insured up to applicable limits by the SAIF. Home Federal files reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions, such as mergers with, or acquisitions of, other savings institutions. There are periodic examinations by the OTS and the FDIC to test Home Federal's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework governing the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss allowances for regulatory purposes. Any change in such regulation, whether by the OTS, the FDIC or the United States Congress could have a material adverse impact on Home Federal and its operations.
  BUSINESS ACTIVITIES
     The activities of savings institutions are governed by the HOLA, and, in certain respects, the FDI Act. The HOLA and the FDI Act were amended by the FIRREA and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDICIA"). The FIRREA and the FDICIA both contain provisions affecting numerous aspects of the operations and regulations of federally insured savings institutions and empower the OTS and the FDIC, among other agencies, to promulgate regulations implementing their provisions. The description of statutory provisions and regulations applicable to savings banks set forth in this Prospectus/Proxy Statement does not purport to be a complete description of such statutes and regulations and their effects on Home Federal. Moreover, because some of the provisions of the FDICIA are still in the process of being implemented through the adoption of regulations by the various federal banking agencies, Home Federal cannot yet fully assess the impact of these provisions on its operations.
     The federal banking statutes, as amended by the FIRREA and the FDICIA: (i) restrict the solicitation of brokered deposits by savings institutions that are "troubled" or not "well capitalized"; (ii) prohibit the acquisition of any corporate debt security that is not rated in one of the four highest rating categories; (iii) restrict the aggregate amount of loans secured by non-residential real estate property to 400 percent of capital; (iv) permit savings and loan holding companies to acquire up to five percent of the voting shares of non-subsidiary savings institutions or savings and loan holding companies without prior approval; (v) permit bank holding companies to acquire healthy savings institutions; and (vi) require the federal banking agencies to establish, by regulation, standards for extensions of credit secured by real estate lending. Under the HOLA, a savings bank has the authority to make certain loans or investments, not exceeding five percent of its total assets, on each of
(a) non-conforming loans (loans in excess of the specific limitations of the HOLA), and (b) construction loans without security, for the purpose of financing what is or is expected to be residential property. To assure repayment of such loans, a savings bank would have to rely substantially on the borrower's general credit standing, personal guarantees and projected future income on the properties.
  CAPITAL REQUIREMENTS
     The OTS capital regulations require savings institutions to meet three capital standards: a 1.5 percent tangible capital standard; as a practical matter, a four percent leverage (core capital) ratio; and an eight percent risk-based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights ("PMSRs").
     The OTS regulations require that in meeting the leverage ratio and tangible and risk-based capital standards institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. The OTS recently amended its capital regulations to make its capital treatment of intangible assets consistent with the rules previously adopted by the other federal banking agencies. As amended, the regulation permits both PMSRs and purchased credit card relationships ("PCCRs") to be included in a savings institution's capital, provided the aggregate amount of such intangibles, when added together, do not exceed 50 percent of core capital. In addition, the regulation provides that a savings institution may include the same dollar amount of PMSRs in tangible capital that it includes in core capital. These two types of intangible assets must be valued at the lower of 90 percent of fair market or 100 percent of remaining unamortized book value.
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PMRSs and PCCRs in excess of applicable limits, as well as core deposit intangibles, must be deducted from both assets and capital in calculating core and tangible capital.
     In April 1991, the OTS issued a proposal to amend the regulatory capital regulations to establish a three percent leverage ratio (defined as the ratio of core capital to adjusted total assets) for institutions in the strongest financial and managerial condition, with the highest rating on the MACRO financial institutions rating system. For all other institutions, the minimum core capital leverage ratio would be three percent plus at least an additional 100 to 200 basis points. In determining the amount of additional capital under the proposal, the OTS would assess both the quality of risk management systems and the level of overall risk in each individual institution through the supervisory process on a case-by-case basis. If the leverage capital rule is enacted in final form as proposed, management does not believe that the proposed regulations will have a material impact on Home Federal since it presently exceeds the proposed OTS capital requirements. Although the OTS has not adopted this regulation in final form, the prompt corrective action regulations adopted by the OTS provides that a savings institution that has a leverage capital ratio of less than four percent will be deemed to be "undercapitalized" and may be subject to certain restrictions. See " -- ; PROMPT CORRECTIVE REGULATORY ACTION". As discussed below, the OTS intends to issue a proposal to reduce the leverage ratio requirement to three percent.
     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of eight percent. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of zero percent to 100 percent, as assigned by the OTS capital regulation, based on the risks the OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed above under the leverage standard. The components of supplementary capital currently include cumulative perpetual preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, and allowances for loan and lease losses. Allowances for loan and lease losses includable in supplementary capital are limited to a maximum of 1.25 percent. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100 percent of core capital.

     Pursuant to the FDICIA, the OTS (and other federal banking agencies) revised, in 1993, the risk-based capital standards with appropriate transition rules to ensure that capital ratios include factors related to interest rate risk, concentration of risk and the risks of nontraditional activities. On August 23, 1993, the OTS issued a final rule which sets forth the methodology for calculating an interest rate risk component that would be incorporated in the OTS regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighing for certain mortgage derivative securities. Under the final rule, savings institutions with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings institution's interest rate risk is measured by the decline in the net portfolio value of its assets (I.E., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates (except when the three-month Treasury bond equivalent yield falls below four percent, then the decrease will be equal to one-half of that Treasury rate) divided by the estimated economic value of the institution's assets, as calculated in accordance with guidelines issued by the OTS. A savings institution whose measured interest rate risk exposure exceeds two percent must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and two percent, multiplied by the estimated economic value of the institution's assets. That dollar amount is deducted from an institution's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two-quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. Pursuant to recent amendments, the interest rate risk component of capital becomes effective as of September 30, 1994. In the preamble to the final rule, the OTS also noted its intent to issue a proposal to lower the leverage ratio requirement applicable to savings banks from four percent to three percent, the date on which the interest rate risk component will be fully incorporated into the risk-based capital rule. The rule also provides that the Director of the OTS may waive or defer an institution's interest rate risk component on a case-by-case basis.

     The OTS recently proposed to amend its minimum regulatory capital regulations by revising the definition of the term "stockholders' equity" to incorporate a change in generally accepted accounting principles required by the Financial Accounting Standards Board (the "FASB"). SFAS No. 115, "Accounting for Certain Debt and Equity Securities", which is effective for fiscal years beginning after December 15, 1993, and requires that most debt and equity securities be reported at fair value, rather than at amortized cost. With the implementation of SFAS No. 115, unrealized gains and losses on available-for-sale securities will be included in stockholders' equity under generally accepted accounting principles and therefore the value of stockholders' equity will fluctuate. Under the proposed rule, these unrealized gains and losses would be included in core capital for purposes of calculating a savings institution's leverage capital requirement and the OTS measures for prompt
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
corrective action and could cause an intitution's capital ratios to fluctuate based on changes in the value of the institution's debt and equity securities which are held for sale.

     At June 30, 1994, Home Federal met each of its capital requirements, in each case on a fully phased-in basis and was "well capitalized" for purposes of the standards under the OTS prompt corrective action regulations. See
" -- Management's Discussion and Analysis of Financial Condition; FINANCIAL CONDITION".

  PROMPT CORRECTIVE REGULATORY ACTION
     The FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective December 19, 1992, the banking regulators are required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, subject to a narrow exception, the FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is "critically undercapitalized". The FDICIA authorizes the banking regulators to specify the ratio of tangible capital to assets at which an institution becomes "critically undercapitalized" and requires that such ratio be no less than two percent of assets.
     Under the OTS final rule implementing the FDICIA standard, generally a savings institution is treated as "well capitalized" if its ratio of risk-based capital to risk-weighted assets is at least ten percent, its ratio of core capital to adjusted tangible assets is at least six percent, its ratio of tangible capital to tangible assets is at least five percent, and it is not subject to any order or directive by the OTS to meet a specific capital level. A savings institution will be considered "adequately capitalized" if its ratio of risk-based capital to risk-weighted assets is at least eight percent, its ratio of core capital to adjusted tangible assets is at least four percent, and its ratio of tangible capital to adjusted tangible assets is at least four percent (three percent if the institution receives the highest rating on the MACRO financial institutions rating system). A savings institution that has a total risk-based capital of less than eight percent or a leverage ratio or a Tier 1 capital ratio that is less than four percent is considered to be "undercapitalized". A savings institution that has total risk-based capital of less than six percent, or a leverage ratio or a Tier 1 risk based capital ratio of less than three percent is considered to be "significantly undercapitalized", and a savings institution that has a tangible capital to assets ratio equal to or less than two percent is deemed to be "critically undercapitalized". Generally, a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized", "significantly undercapitalized" or "critically undercapitalized". In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.
  INSURANCE OF DEPOSIT ACCOUNTS
     The FDICIA required the FDIC to establish, beginning January 1, 1994, a risk-based assessment system for insured depository institutions that includes factors related to the risks attributable to different categories and concentrations of assets and liabilities. For the semi-annual assessment period beginning January 1, 1993, a transitional risk-based insurance system was implemented by regulation by the FDIC pursuant to the FDICIA, and the average assessment rate paid by SAIF and the Bank Insurance Fund (the "BIF") for insured institutions was increased. Under the rule implementing the transitional system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information as of the reporting period ending seven months before the assessment period consisting of (i) "well capitalized", (ii) "adequately capitalized", or (iii) "undercapitalized", and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the transitional system, there are nine assessment risk classifications (I.E., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates range from 23 basis points for an institution in the highest category (I.E., "well capitalized" and "healthy") to 31 basis points for an institution in the lowest category (I.E., "undercapitalized" and "substantial supervisory concern"). For 1993, the deposit insurance premiums were assessed at the rate of .23 percent of deposits for all institutions insured by the SAIF. Home Federal had a $316,600 expense for federal deposit insurance premiums to the SAIF for the year ended December 31, 1993.
     On June 17, 1993, the FDIC adopted a final rule establishing a new risk-based system that will be implemented beginning with the semi-annual assessment period commencing on January 1, 1994, as required under the FDICIA. Except for
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
limited changes, the structure of the new risk-based system is substantially the same as the structure of the transitional system it will replace. Thus, under the FDIC rule implementing the new risk-based system, an institution's deposit insurance assessment rate will be determined by assigning the institution to a capital category and a supervisory subgroup to determine which one of the nine risk classification categories is applicable, in substantially the same manner as the transitional system discussed above. The FDIC is authorized to raise the assessment rates in certain circumstances. If the FDIC determined to increase the assessment rates for all institutions, institutions in all risk categories could be affected. The FDIC has exercised this authority several times in the past and may raise insurance premiums again in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of Home Federal.
     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices; is in an unsafe or unsound condition to continue operations; or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of Home Federal does not know of any practice, condition or violation that might lead to termination of deposit insurance. At December 31, 1993, Home Federal's regulatory capital exceeded all of the fully phased-in capital requirements.
  LOANS TO ONE BORROWER
     Under the HOLA, savings institutions are generally subject to the national bank limits on loans to one borrower. Generally, savings institutions may not make a loan or extend credit to a single or related group of borrowers in excess of 15 percent of the institution's unimpaired capital and surplus. An additional amount may be lent, equal to ten percent of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain securities and bullion, but generally does not include real estate. At December 31, 1993, Home Federal's largest aggregate amount of loans to one borrower consisted of three loans totaling $4.3 million, which exceeded Home Federal's loan to one borrower limit at that date.
  QTL TEST
     The HOLA requires savings institutions to meet a qualified thrift lender ("QTL") test. Under the QTL test, as modified by the FDICIA, a savings institution is required to maintain 65 percent of its "portfolio assets" (total assets less (i) specified liquid assets up to 20 percent of total assets, (ii) intangibles, including goodwill, and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) on a monthly basis in nine out of every 12 months.
     An institution that fails the QTL test must either convert to a bank charter or operate under certain restrictions. If the savings institution does not convert to a bank charter, generally it will be prohibited from (i) engaging in any new activity not permissible for a national bank, (ii) paying dividends not permissible under national bank regulations, (iii) obtaining advances from any FHLB, and (iv) establishing any new branch office in a location not permissible for a national bank in the institution's home state. In addition, beginning three years after the institution failed the QTL test, the institution would be prohibited from engaging in any activity not permissible for a national bank and would have to repay any outstanding advances from an FHLB as promptly as possible. As of December 31, 1993, Home Federal maintained 84.3 percent of its portfolio assets in "qualified thrift investments" and met the QTL test.
  LIMITATION ON CAPITAL DISTRIBUTIONS
     OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire their shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution (a "Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of, the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75 percent of its net income for the previous four quarters. Any additional capital distributions would require prior regulatory approval. As of December 31, 1993, Home Federal was a Tier 1 Bank. In the event Home Federal's capital fell below its fully phased-in requirement or the OTS notified Home Federal that it was in need of more than normal supervision, its ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Furthermore, under the OTS prompt corrective action regulations,
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which took effect on December 19, 1992, Home Federal would be prohibited from making any capital distributions if, after the distribution, it would have: (i) a total risk-based capital ratio of less than eight percent; (ii) a tier 1 risk-based capital ratio of less than four percent; or (iii) a leverage ratio of less than four percent.
  LIQUIDITY
     Home Federal is required to maintain an average daily balance of liquid assets (I.E., cash, certain time deposits, bankers' acceptances, specified United States Government securities, state or federal agency obligations, shares of certain mutual funds and certain corporate debt securities and commercial paper) equal to a monthly average of not less than a specified percentage of its net withdrawable deposit accounts plus short-term borrowings. This liquidity requirement, which is currently five percent, may be changed from time to time by the OTS to any amount within the range of four percent to ten percent depending upon economic conditions and the savings flows of member institutions. OTS regulations also require each member savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently one percent) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The monthly average liquidity of Home Federal at December 31, 1993, was 9.20 percent which exceeded the then applicable five percent liquidity requirement. Home Federal's short-term liquidity ratio at December 31, 1993, was 8.98 percent. Home Federal has never been subject to monetary penalties for failure to meet its liquidity requirements.
  ASSESSMENTS
     Savings institutions are required by OTS regulation to pay assessments to the OTS to fund the operations of the OTS. The general assessment, to be paid on a semiannual basis, is computed on the basis of the savings institution's total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report. Home Federal's total assessments for fiscal 1993 were $66,800.
  BRANCHING
     In April 1992, the OTS amended its rule on branching by federally chartered savings institutions to permit nationwide branching to the extent allowed by federal statute. This permits savings institutions with interstate networks to geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings institutions.
  COMMUNITY REINVESTMENT
     Under the CRA, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The CRA requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA also requires all institutions to publicly disclose their CRA ratings. Home Federal's current CRA rating is "satisfactory".
  BROKERED DEPOSITS
     Under the FDIC regulations governing brokered deposits, "well capitalized" institutions that are not "troubled" are subject to no brokered deposit limitations, while "adequately capitalized" institutions are able to accept, renew or roll over brokered deposits only (i) with a waiver from the FDIC, and
(ii) subject to the limitation that they do not pay an effective yield on any such deposits which exceeds by more than (a) 75 basis points the effective yield paid on deposits of comparable size and maturity in such institution's normal market area, or (b) 120 basis points for retail deposits and 130 basis points for wholesale deposits, respectively, of the current yield on comparable maturity United States Treasury obligations for deposits accepted outside the institution's normal market area. "Undercapitalized" institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in the market area in which such deposits are being solicited.
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
  FINANCIAL MANAGEMENT REQUIREMENTS
     The FDIC recently adopted a rule implementing a provision in the FDICIA that imposes more stringent reporting requirements and requires the establishment and maintenance of internal control structures and procedures. The FDIC rule is applicable to any insured depository institution having assets of $500 million or more as of the beginning of each fiscal year after December 31, 1992, and requires management to prepare and make available to the public the annual and agency reports on the financial condition and management of the institution that would be filed with the FDIC and the OTS in the case of a federally chartered savings institution. The annual report must contain financial statements prepared in accordance with generally accepted accounting principles that are audited by the institution's independent public accountant. This report also must contain management's assertions concerning the effectiveness of the institution's internal control structure and procedures and its compliance with designated laws and regulations. The rule requires that the independent public accountant examine the institution's internal control structure and apply procedures agreed upon by the FDIC to determine the extent of the institution's compliance with laws and regulations designated by the FDIC concerning safety and soundness, such as regulations governing affiliate transactions, legal lending limitations, loans to insiders, dividend restrictions, and financial reporting in thrift financial reports.
     In addition, the rule requires that an insured depository institution have an independent audit committee comprised of outside directors which, in the case of a large institution, includes members with banking or financial management expertise, has access to outside counsel, and does not include any large customers.
  TRANSACTIONS WITH RELATED PARTIES
     Home Federal's authority to engage in transactions with its "affiliates" (I.E., any company that controls or is under common control with an institution, including its non-savings institution subsidiaries), is limited by Sections 23A and 23B of the Federal Reserve Act (the "FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to ten percent of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20 percent of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to nonaffiliated companies. Notwithstanding Sections 23A and 23B, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies under Section 4(c) of the BHCA. Further, no savings institution may purchase the securities of any affiliate other than a subsidiary.
     Home Federal's authority to extend credit to executive officers, directors and ten percent or more stockholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the FRA, and Regulation O thereunder. Among other things, these regulations require such loans to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than a normal risk of repayment, place limits on the amount of loans a savings bank may make to such persons, based, in part, on the savings bank's capital position, and require certain approval procedures to be followed.
  ENFORCEMENT
     Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement actions against all "institution-related parties", including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Civil penalties cover a wider range of violations and actions and range up to $25,000 per day unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Criminal penalties for most financial institution crimes include fines of up to $1 million and imprisonment for up to 30 years. In addition, regulators have substantial discretion to impose enforcement action on an institution that fails to comply with its regulatory requirements, particularly with respect to the capital requirements. Possible enforcement action ranges from the imposition of a capital plan and capital directive, to receivership, conservatorship or the termination of deposit insurance. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.
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  STANDARDS FOR SAFETY AND SOUNDNESS
     The FDICIA requires each federal banking agency to prescribe regulations for all insured depository institutions and their holding companies relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth and compensation, fees and benefits, and such other operational and managerial standards as the agency deems appropriate. In addition, the federal banking regulatory agencies are required to prescribe by regulation standards specifying: (i) maximum classified assets-to-capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institutions' holding companies; and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions that would prohibit compensation and benefits and arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution fails to meet any of its prescribed standards as described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution to correct the deficiency and until corrected, may impose restrictions on the institution, including any of the restrictions applicable under the prompt corrective action provisions of the FDICIA. Under the FDICIA, final regulations to implement safety and soundness standards were to become effective no later then December 1, 1993. However, the federal banking agencies, including the OTS and the FDIC, recently adopted a proposed rule regarding implementation of these standards. Since final regulations have not yet been prescribed, Home Federal cannot assess the significance of the impact, if any, such standards may have on it.
     The FDICIA also requires each appropriate federal banking agency to adopt uniform regulations prescribing standards for extensions of credit (i) secured by real estate, or (ii) made for the purpose of financing the construction of improvements on real estate. In prescribing these standards, the banking agencies must consider the risk posed to the deposit insurance funds by real estate loans, the need for safe and sound operation of insured depository institutions, and the availability of credit. The OTS and the other federal banking agencies adopted final regulations, effective March 19, 1993, implementing such standards. The OTS regulation requires each savings institution to establish and maintain written internal real estate lending standards consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities.
  FEDERAL HOME LOAN BANK SYSTEM
     Home Federal is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. Home Federal, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to one percent of the aggregate principal amount of Home Federal's unpaid residential mortgage loans and similar obligations at the beginning of each year, or .20 percent of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. Home Federal is in compliance with this requirement, with an investment in FHLB of Atlanta stock at December 31, 1993, of $3.1 million. FHLB advances must be secured by specified types of collateral and may be obtained primarily for the purpose of providing funds for residential housing finance.
     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1993, 1992 and 1991, dividends from the FHLB of Atlanta to Home Federal amounted to $169,700, $189,200 and $231,900, respectively. Should dividends be reduced, or interest on future FHLB advances be increased, Home Federal's net interest income might also be reduced. Further, there can be no assurance that the impact of the FIRREA on the FHLBs will not also cause a decrease in the value of the FHLB of Atlanta stock held by Home Federal.
  FEDERAL RESERVE SYSTEM
     Federal Reserve Board regulations require savings institutions to maintain noninterest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). Federal Reserve Board regulations generally require that reserves must be maintained against aggregate transaction accounts as follows: for such accounts aggregating $51.9 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is three percent; for accounts greater than $51.9 million, the reserve requirement is $1.6 million plus ten percent (subject to adjustment by the Federal
                                       56

Reserve Board between eight percent and 14 percent) against that portion of total transaction accounts in excess of $51.9 million. The first $4.0 million of otherwise reserveable balances (subject to adjustment by the Federal Reserve Board) are exempt from the reserve requirements. Home Federal is in compliance with the foregoing requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank, or a pass-through account (as defined by the Federal Reserve Board), the effect of this reserve requirement is to reduce Home Federal's interest-earning assets. FHLB System members are also authorized to borrow from a Federal Reserve Bank's "discount window", but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.
  FEDERAL TAXATION
     Home Federal reports its income and expenses on a calendar year basis using the accrual method of accounting and is subject to federal income taxation in the same manner as other corporations, with certain exceptions, including particularly Home Federal's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to Home Federal. Home Federal has not been audited by the Internal Revenue Service during the last five tax years.
     Savings institutions such as Home Federal, which meet certain definitional tests primarily relating to their assets and the nature of their business ("qualifying thrifts"), are permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, be deducted in arriving at their taxable income. Home Federal's deduction with respect to "qualifying loans", generally loans secured by certain interests in real property, may be computed using an amount based on its actual loss experience, or may be a percentage equal to eight percent of Home Federal's taxable income, computed with certain modifications, and reduced by the amount of any permitted addition to the nonqualifying reserve. Use of the percentage of taxable income method of calculating Home Federal's deductible addition to its bad debt reserve has the effect of reducing the marginal rate of federal tax on Home Federal's income (exclusive of wholly-owned service corporations) to 31.3 percent, exclusive of any minimum or environmental tax, compared to the generally applicable maximum corporate federal income tax rate of 35 percent. Home Federal's deduction with respect to nonqualifying loans must be computed under the experience method, which essentially allows a deduction for actual charge-offs. Each year Home Federal selects the most favorable way to calculate the deduction with respect to an addition to the tax bad debt reserve.
     Home Federal presently satisfies the qualifying thrift definitional tests. If Home Federal failed to satisfy such tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, Home Federal would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions over a multi-year period. Among other things, the qualifying thrift definitional tests require Home Federal to hold at least 60 percent of its assets as "qualifying assets". Qualifying assets generally include cash, obligations of the United States or any agency or instrumentality thereof, certain obligations of a state or political subdivision thereof, loans secured by interests in improved residential real property or by savings accounts, student loans, and property used by Home Federal in the conduct of its banking business. Home Federal's ratio of qualifying assets to total assets exceeded 60 percent through December 31, 1993. Although there can be no assurance that Home Federal will satisfy the 60 percent test in the future, management of Home Federal believes that this level of qualifying assets can be maintained.
     The amount of the addition to the reserve for losses on qualifying real property loans under the percentage of taxable income method cannot exceed the amount necessary to increase the balance of the reserve for losses on qualifying real property loans at the close of the taxable year to six percent of the balance of the qualifying real property loans outstanding at the end of the taxable year. Also, if the qualifying thrift uses the percentage of taxable income method, then the qualifying thrift's aggregate addition to its reserve for losses on qualifying real property loans cannot, when added to the addition to the reserve for losses on nonqualifying loans, exceed the amount by which (i) 12 percent of the amount that the total deposits or withdrawable accounts of depositors of the qualifying thrift at the close of the taxable year exceeds
(ii) the sum of the qualifying thrift's surplus, undivided profits and reserves at the beginning of such year. As of December 31, 1993, this overall limitation would not have restricted Home Federal's deduction for additions to its bad debt reserve.
     To the extent that (i) Home Federal's bad debt reserve for losses on qualifying real property loans exceeds the amount that would have been allowed under the experience method, and (ii) Home Federal makes "nondividend distributions" that are considered to have been made from the excess bad debt reserve or the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the distribution will be included in Home Federal's taxable income. Nondividend
                                       57
distributions include distributions in excess of Home Federal's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of Home Federal's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from Home Federal's bad debt reserves. Thus, any dividends that would reduce amounts appropriated to Home Federal's bad debt reserves and deducted for federal income tax purposes would create a tax liability for Home Federal.
     The amount of additional taxable income created from an Excess Distribution is an amount that when reduced by the tax attributable to the income is equal to the amount of the distribution. Thus, if Home Federal makes a "nondividend distribution" approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34 percent corporate income tax rate (exclusive of state and city taxes). Home Federal does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.
     The Code imposes a tax on alternative minimum taxable income ("AMTI") at a rate of 20 percent. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the AMTI. Only 90 percent of AMTI can be offset by net operating loss carryovers. AMTI is increased by an amount equal to 75 percent of the amount by which Home Federal's adjusted current earnings exceed its AMTI (determined without regard to this preference and prior to reduction for the net operating losses). In addition, for taxable years beginning after December 31, 1986, and before January 1, 1996, an environmental tax of .12 percent of the excess of AMTI (with certain modifications) over $2 million is imposed on corporations, including Home Federal, whether or not an Alternative Minimum Tax ("AMT") is paid. Home Federal does not expect to be subject to the AMT, but may be subject to the environment tax liability.
     Except as provided in the succeeding sentence, Home Federal may deduct from its income 100 percent of dividends received from members of the same affiliated group of corporations and 70 percent of the dividends received from unaffiliated corporations with which Home Federal will not file a consolidated tax return, except that if Home Federal owns more than 20 percent of the stock of a corporation distributing a dividend, 80 percent of any dividend received may be deducted. However, if Home Federal computes its addition to reserves for a taxable year using the percentage of taxable income method, then its dividends received deduction for such taxable year will be reduced by eight percent.
  LOCAL TAXATION
     Home Federal and its subsidiaries are subject to taxes on earnings imposed by Washington, D.C. The Washington, D.C. franchise tax is substantially similar in application to the federal income tax, except that net operating loss carry forwards and, for tax years prior to 1987, the federal bad debt deduction (in excess of actual loss experience) are not allowed. The tax rate is 10.25 percent of Home Federal's Washington, D.C. taxable income.
RECENT AND PROPOSED CHANGES IN ACCOUNTING RULES
     The FASB recently adopted or issued proposals and guidelines which may have a significant impact on the accounting practices of commercial enterprises in general and financial institutions in particular.
     In February 1992, the FASB issued SFAS No. 109, "Accounting for Income Taxes", relating to the method of accounting for deferred income taxes. Implementation of SFAS No. 109 is required for fiscal years beginning after December 15, 1992. SFAS No. 109 requires companies to include current changes in tax rates when valuing the deferred income tax amounts recorded on the balance sheet. SFAS No. 109 also requires that deferred taxes be provided for all temporary differences between financial statement and tax income, in addition to the timing differences in the recognition of income for financial statement and tax purposes which were covered by prior accounting rules. Home Federal adopted SFAS No. 109 effective January 1, 1993. Home Federal has elected not to restate prior year financial statements. The cumulative effect of the accounting change on years prior to January 1, 1993, of $600,000, is included in 1993 net income.
     In December 1990, the FASB issued SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". SFAS No. 106 focuses principally on postretirement health care benefits. SFAS No. 106 requires the accrual of health care and postretirement benefit costs during the years that the employee renders the necessary service. The effect of the adoption of SFAS No. 106 for the year ended December 31, 1993, was to decrease (i) income before taxes and cumulative effect of accounting change by $253,740, and (ii) net income by $153,500.
                                       58

     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits". SFAS No. 112 establishes accounting standards for employers who provide benefits to former or inactive employees after employment but before retirement. Home Federal does not provide any postemployment benefits, and therefore SFAS No. 112 is not applicable to Home Federal.
     In May 1993, the FASB issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. As a practiced expedient, impairment may be measured based on Home Federal's observable market price or the fair value of the collateral if the loan is collateral-dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded as a provision for loan losses in the statement of operations and valuation allowance in the statement of financial condition. Home Federal adopted SFAS No. 114 effective January 1, 1993. Prior to the adoption of SFAS No. 114, Home Federal measured loan impairment using methods required by SFAS No. 15. The impact of the adoption of SFAS No. 114 was not material.
     In May 1993, the FASB issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investment and mortgage-backed securities that may be sold as part of Home Federal's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and prepayment risk or other factors, are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Home Federal adopted SFAS No. 115 effective December 31, 1993. The adoption of SFAS No. 115, which has not been applied retroactively in prior years' financial statements, resulted in an increase in stockholders' equity of $9,751 at December 31, 1993.
                                       59

                                      FUNC
GENERAL

     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1993 Annual Report on Form 10-K, 1994 Annual Meeting Proxy Statement and 1994 Second Quarter Report on Form 10-Q, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION".

HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to FUNB-DC and FUNB-NC, FUNC also operates banks in Florida, South Carolina, Georgia, Tennessee, Virginia and Maryland. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, home equity lending, insurance and securities' brokerage services, through other subsidiaries.

     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the southeastern and south atlantic regions of the United States. Since November 1985, FUNC has completed 41 banking related acquisitions, including the more significant completed acquisitions set forth in the following table.


                                                                      ASSETS/           CONSIDERATION/
                     NAME                         HEADQUARTERS      DEPOSITS(1)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation.......................   Florida           $ 3.8 billion   common stock/pooling        November 1985
Northwestern Financial Corporation............   North Carolina      3.0 billion   common stock/pooling        December 1985
Southern Bancorporation, Inc..................   South Carolina      1.1 billion   cash and notes/purchase     March 1986
First Bankers Corporation of Florida..........   Florida             1.3 billion   cash and notes/purchase     May 1986
First Railroad & Banking Company of Georgia...   Georgia             3.7 billion   common stock/pooling        November 1986
Florida Commercial Banks, Inc.................   Florida             1.0 billion   cash/purchase               March 1988
Florida National Banks of Florida, Inc........   Florida             7.9 billion   cash and preferred          January 1990
                                                                                   stock/purchase
Southeast banks...............................   Florida             9.9 billion   cash, notes and preferred   September 1991
                                                                                   stock/
                                                                                   purchase
RTC acquisitions..............................   Florida             4.8 billion   cash/purchase               1991-1994
PSFS Thrift Holding Company...................   Florida             1.2 billion   cash/purchase               December 1992
South Carolina Federal Corporation............   South Carolina       .9 billion   common stock/pooling        January 1993
DFSoutheastern, Inc...........................   Georgia             2.6 billion   common stock/pooling        January 1993
Dominion Bankshares Corporation...............   Virginia            8.9 billion   common stock and            March 1993
                                                                                   preferred stock/pooling
Georgia Federal Bank, FSB.....................   Georgia             4.0 billion   cash/purchase               June 1993
First American Metro Corp.....................   Virginia            4.6 billion   cash/purchase               June 1993
Lieber & Company ("Lieber")(1)................   New York            3.4 billion   common stock/pooling        June 1994
BancFlorida Financial Corporation
  ("BancFlorida")(2)..........................   Florida           $ 1.6 billion   common stock/purchase       August 1994





(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to Resolution Trust Corporation ("RTC") acquisitions, which represents savings and loan deposits acquired from the RTC, (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC, and (iii) the dollar amount relating to the acquisition of Lieber, which represents assets under management by Lieber as of June 30, 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet. Lieber serves as investment adviser to the Evergreen family of mutual funds. FUNC issued 3.1 million shares of FUNC Common Stock to acquire Lieber.

(2) FUNC issued four million shares of FUNC Common Stock to acquire BancFlorida.


     Interstate banking legislation has greatly impacted the growth of FUNC, and it has also greatly impacted the banking industry in general. North Carolina's interstate banking statute includes the states of Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, South Carolina, Tennessee, Texas, Virginia and West Virginia and Washington, D.C., each of which has passed interstate banking legislation, either on a regional or national basis. Various other states not named in the North Carolina legislation have also adopted interstate banking legislation, which, under certain conditions, would permit FUNC to acquire banks in such states. Legislation has been introduced in the United States Congress that, if enacted, would generally provide for nationwide interstate banking, subject to certain limitations.


     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.

COMMON STOCK REPURCHASE

     The Board of Directors of FUNC has authorized the repurchase from time to time of up to 13 million shares of FUNC Common Stock, in addition to the four million shares FUNC previously repurchased and cancelled in 1994 in connection with the BancFlorida acquisition at a cost of $175 million.

CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTICULAR STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE REGULATION MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. FUNC has applied to the Federal Reserve Board for permission to acquire Home Federal. See "THE MERGER -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board and the OCC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.

     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1994, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $350 million to FUNC. During 1993 and the first six months of 1994, FUNC's subsidiaries paid $407 million and $279 million, respectively, in dividends to FUNC.

     In addition, FUNC and its national bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
  CAPITAL

     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and together with tier 2 capital "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At June 30, 1994, FUNC's tier 1 and total capital ratios were 9.30 percent and 14.68 percent, respectively. On an FUNC and Home Federal combined basis, such ratios at June 30, 1994, would have been 9.30 percent and
14.67 percent, respectively.


     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio ") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1994, was 6.67 percent. On an FUNC and Home Federal combined basis, such ratio at June 30, 1994, would have been 6.66 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.


     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC or other applicable federal regulatory agencies. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.64 percent, as of June 30, 1994. The OCC has not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.


     As of June 30, 1994, the capital ratios of FUNC's banking subsidiaries, which consist of FUNB-NC, First Union National Bank of South Carolina ("FUNB-SC"), First Union National Bank of Georgia ("FUNB-GA"), First Union National Bank of Florida ("FUNB-FL"), FUNB-TN, FUNB-VA, FUNB-MD and FUNB-DC were as follows:


                        REGULATORY
                         MINIMUM     FUNB-NC   FUNB-SC   FUNB-GA   FUNB-FL   FUNB-TN   FUNB-VA   FUNB-MD   FUNB-DC
Tier 1 capital
  ratio...............        4%       7.70      8.54      8.74      9.63     13.36     10.57     17.75     16.30
Total capital ratio...        8       10.51     12.96     11.70     11.31     14.62     12.90     19.04     17.60
Leverage ratio........      3-5%       5.65      6.03      6.07      6.53      8.41      7.70     10.62      7.11


     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
                                       62

  FIRREA
     The FIRREA, among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  FDICIA
     In December 1991, the FDICIA was enacted, which substantially revises the bank regulatory and funding provisions of the FDI Act and makes revisions to several other federal banking statutes.
     Among other things, the FDICIA requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

     Each of the OCC and the FDIC has adopted substantially identical regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a regulated bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC or the FDIC, as the case may be, to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of June 30, 1994, all of FUNC's subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.

     The FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
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     The FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. The ultimate effect of these standards cannot be ascertained until final regulations are adopted.
     The FDICIA also contains a variety of other provisions that may affect the operations of FUNC, including new reporting requirements, regulatory standards for real estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days' prior notice to customers and regulatory authorities before closing any branch and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not "well capitalized" or are "adequately capitalized" and have not received a waiver from the FDIC. Under regulations relating to the brokered deposit prohibition, all of FUNC's subsidiary banks are "well capitalized" and not subject to the prohibition.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, AS AMENDED (THE "ARTICLES"), AND BYLAWS OF FUNC AND THE NORTH CAROLINA BUSINESS CORPORATION ACT (THE "NCBCA"). THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF FUNC'S ARTICLES AND BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL

     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of June 30, 1994, there were 172,796,786 shares of FUNC Common Stock, 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock (the "FUNC Series 1990 Preferred Stock"), constituting a single series of FUNC Preferred Stock, and no shares of FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series and, with respect to any series, the Board of Directors of FUNC, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued.

FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings.
     See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" for information relating to certain regulatory restrictions on the payment of dividends by national banks, including FUNC's subsidiary national banks.
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on
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all matters requiring stockholder action and in the election of directors.
Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the shares issuable to the stockholders of Home Federal upon consummation of the Merger will, upon issuance, be fully paid and nonassessable. FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
  FUNC SERIES 1990 PREFERRED STOCK
     The following summary of the FUNC Series 1990 Preferred Stock is qualified in its entirety by reference to the Statement of Classification of Shares of FUNC relating thereto, a copy of which is incorporated by reference as an exhibit to the Registration Statement, and to the applicable provisions of the NCBCA.
     The FUNC Series 1990 Preferred Stock, the only series of FUNC Preferred Stock currently outstanding, is entitled, in the event of involuntary liquidation, dissolution or winding up of FUNC, to receive a distribution of $5.00 per share, plus accrued and unpaid dividends (whether or not declared) to the date of the final distribution (the "Preferential Amount"), if any, before any payment or distribution shall be made or set apart for payment on the FUNC Common Stock or any other class or series of stock ranking junior to the FUNC Series 1990 Preferred Stock. If FUNC's assets are insufficient to pay the full Preferential Amount, no distribution may be made to holders of any other series of FUNC Preferred Stock or any series of stock ranking on a parity with the FUNC Series 1990 Preferred Stock unless proportionate distributive amounts are paid ratably in proportion to the preferential sums that would be payable if all sums payable in respect of all such stock were discharged in full.
     The FUNC Series 1990 Preferred Stock is redeemable, at FUNC's option, at $51.50 per share on any dividend payment date after January 29, 1995, and after January 29, 2000, at $50.00 per share, in each case plus accrued and unpaid dividends to the date fixed for redemption. The FUNC Series 1990 Preferred Stock is not convertible.
     The dividend rate on the FUNC Series 1990 Preferred Stock is calculated on the basis of a price of $50.00 per share, payable quarterly, and is reset quarterly at a rate of one percent per annum above the highest of: (i) a three-month United States Treasury bill rate; (ii) a United States Treasury ten-year constant maturity rate; and (iii) a United States Treasury 30-year constant maturity rate. In no event will such rate be less than 6.75 percent per annum or more than 13.75 percent per annum. Dividends on the FUNC Series 1990 Preferred Stock are cumulative.
     The FUNC Series 1990 Preferred Stock has no voting rights except as set forth below.
     If the equivalent of six full quarterly dividends payable on the FUNC Series 1990 Preferred Stock or any other series of FUNC Preferred Stock are in arrears, holders of the FUNC Series 1990 Preferred Stock will have the right, voting together as a single class with the holders of all other series of FUNC Preferred Stock having like voting rights, to elect two additional directors of FUNC until all dividends in arrears on the FUNC Series 1990 Preferred Stock and any such other series of FUNC Preferred Stock have been fully paid or set apart for payment.
     The affirmative vote or consent of the holders of 66 2/3 percent, or in some cases a majority, of the outstanding shares of the FUNC Series 1990 Preferred Stock and all other series of FUNC Preferred Stock then outstanding having like voting rights, voting together as a single class, will be necessary for the approval of certain matters affecting the rights of the series, including the authorization, creation, establishment or increase in the amount of shares of any series of stock ranking prior to the FUNC Series 1990 Preferred Stock, or any voluntary liquidation, dissolution or winding up of FUNC; provided that a consolidation or merger of FUNC with or into any other corporation or corporations or a sale, lease or other conveyance of all or substantially all of the assets of FUNC will not be deemed to be a liquidation, dissolution or winding up of FUNC.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. However, shares of FUNC Class A Preferred Stock do not have the right to vote with shares of FUNC Series 1990 Preferred Stock for purposes of electing two directors in the event of dividend arrearages, as described under
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" -- FUNC Preferred Stock" above. Subject to the foregoing and the terms of any particular series of FUNC Class A Preferred Stock, series of FUNC Class A Preferred Stock may vary as to priority.
RIGHTS PLAN
     Each share of FUNC Common Stock has attached to it one right (a "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00 (the "Rights Exercise Price"), subject to adjustment, after the earlier of: (i) the tenth business day (subject to extension) after commencement of a tender or exchange offer which, if consummated, would result in a person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock (an "Acquiring Person"); and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person (in either case, the "Separation Time"). The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC will take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the Board of Directors of FUNC may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the Board of Directors (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute therefor shares of junior participating FUNC Class A Preferred Stock upon exercise of each FUNC Right at a rate of two one-hundredths of a share of junior participating FUNC Class A Preferred Stock upon the exchange of each FUNC Right.
     The FUNC Rights are redeemable by FUNC at $0.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock unless the FUNC Rights are first redeemed or terminated by the Board of Directors of FUNC. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154. OTHER PROVISIONS
     The Articles and Bylaws of FUNC contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC, including provisions in the Articles: (i) classifying the Board of Directors into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the Board
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of Directors to fix the size of the Board of Directors between nine and 30 directors; (iii) authorizing directors to fill vacancies on the Board of Directors that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the Board of Directors, the Chairman of the Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     Two North Carolina "anti-takeover" statutes adopted in 1990, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the issuance of authorized but unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
    CERTAIN DIFFERENCES IN THE RIGHTS OF HOME FEDERAL AND FUNC STOCKHOLDERS GENERAL
     Home Federal is a federal savings association subject to the provisions of the HOLA and the rules and regulations thereunder. FUNC is a North Carolina corporation subject to the provisions of the NCBCA. Stockholders of Home Federal will, upon consummation of the Merger, become stockholders of FUNC. The rights of such stockholders as stockholders of FUNC will then be governed by the Articles and Bylaws of FUNC, in addition to the NCBCA.
     Set forth below are certain differences between the rights of a Home Federal stockholder under Home Federal's Charter and Bylaws and the HOLA, on the one hand, and the rights of an FUNC stockholder under FUNC's Articles and Bylaws and the NCBCA, on the other hand.
     The following summary does not reflect any rules of the NYSE that may apply to FUNC in connection with the matters discussed. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE HOLA, THE NCBCA, AND THE ARTICLES OR CHARTER AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL

     HOME FEDERAL. The Home Federal Charter authorizes the issuance of up to 10,000,000 shares of Home Federal Common Stock, of which 1,022,511 shares were issued and outstanding on the Record Date, and up to 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares were issued and outstanding as of the Record Date.

     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT OF ARTICLES OF INCORPORATION OR BYLAWS
     HOME FEDERAL. Home Federal's Charter provides that, subject to certain exceptions, no amendment, addition, alteration, change or repeal thereof may be made unless first proposed by the Home Federal Board, then preliminarily approved by the OTS, which preliminary approval may be granted by the OTS pursuant to specified regulations with respect to pre-approved charter amendments, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a meeting of Home Federal stockholders. Home Federal's Bylaws provide that they may be amended in a manner consistent with OTS regulations at any time by a majority of the full Home Federal Board or by a majority vote of the outstanding shares of Home Federal Common Stock at any meeting of its stockholders.
     FUNC. Under North Carolina law, an amendment to the Articles of FUNC generally requires the recommendation of the Board of Directors of FUNC and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of the proposed amendment on any basis. An amendment to the Bylaws of FUNC generally requires the approval of either the stockholders or the Board of Directors of FUNC. The Board of Directors of
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FUNC generally may not amend any Bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the Articles or Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     HOME FEDERAL. The number of Home Federal directors is set at seven and is divided into three classes as nearly equal in number as possible.
     FUNC. The size of the Board of Directors of FUNC is determined by the affirmative vote of a majority of the Board of Directors of FUNC, provided that the FUNC Board of Directors may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 25. The FUNC Board of Directors is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK". REMOVAL OF DIRECTORS
     HOME FEDERAL. At a meeting of stockholders called expressly for that purpose, any director may be removed for cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors, except that whenever the holders of the shares of any class are entitled to elect one or more directors by the provisions of Home Federal's Charter, the removal of such director or directors requires the vote of the holders of the outstanding shares of the class entitled to elect such director or directors.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     HOME FEDERAL. Home Federal's Charter and Bylaws contain no provisions concerning directors' liability.
     FUNC. FUNC's Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit. DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     HOME FEDERAL. Extensions of credit between Home Federal and its directors generally are subject to Regulation 0 of the Federal Reserve Board, which subjects such transactions to stringent standards to ensure that they do not create any safety and soundness problems for the institution. See "HOME
FEDERAL -- Regulation and Supervision; TRANSACTIONS WITH RELATED PARTIES". In addition, OTS regulations set forth a policy which provides that directors and officers should avoid conflicts of interest and that engaging in a conflict of interest transaction which is detrimental to the institution is an unsafe and unsound practice.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan or loans and guarantees by the corporation.
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STOCKHOLDER MEETINGS
     HOME FEDERAL. Under Home Federal's Bylaws, unless otherwise prescribed by OTS regulations, special meetings of stockholders may be called at any time by the Chairman of the Board, the President or a majority of the Home Federal Board, and shall be called by the Chairman of the Board, the President or the Secretary upon the written request of the holders of not less than one-tenth of all of the outstanding capital stock of Home Federal entitled to vote at the meeting. Under Home Federal's Bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if written consents setting forth the action so taken are signed by all stockholders entitled to vote with respect to such action. A quorum for a meeting of stockholders of Home Federal is a majority of the outstanding shares of Home Federal entitled to vote, represented in person or by proxy.
     FUNC. A special meeting of stockholders may be called for any purpose only by the Board of Directors of FUNC, by the Chairman of FUNC's Board of Directors or by FUNC's President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over the FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in FUNC's Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     HOME FEDERAL. Under OTS regulations and Home Federal's Bylaws, stockholder nominations for directors must be stated in writing and filed with the Secretary of Home Federal at least five days before the annual meeting of stockholders in order to be voted on at the meeting. The Bylaws also provide that the Home Federal Board shall act as a nominating committee for selecting the management nominees for election as directors. Except in the case of a nominee substituted as a result of death or other incapacity of a management nominee, the nominating committee must deliver written nominations to the Secretary at least 20 days prior to the date of the annual meeting. All nominations, whether by stockholders or the nominating committee, shall be posted in a conspicuous place in each office of Home Federal.
     FUNC. FUNC's Bylaws establish procedures that must be followed for stockholders to nominate persons for election to FUNC's Board of Directors. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the Bylaws and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     HOME FEDERAL. Under Home Federal's Bylaws, any new business to be taken up at an annual meeting of stockholders shall be stated in writing and filed with the Secretary of Home Federal at least five days before the date of the annual meeting, and all business so stated and filed, shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. Any stockholder may make any other proposal at the annual meeting and the same may be discussed and considered, but unless stated in writing and filed with the Secretary of Home Federal at least five days prior to the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting of stockholders taking place 30 days or more thereafter. This provision does not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees, but in connection with such reports no new business shall be acted upon at an annual meeting unless stated and filed as described above.
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     FUNC. FUNC's Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC owned by the stockholder; and (iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The Chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the Bylaws and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLAN
     HOME FEDERAL. Home Federal has not adopted a stockholders' rights plan. FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC
CAPITAL STOCK -- Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     HOME FEDERAL. OTS regulations applicable to Home Federal provide that any stockholder or group of stockholders holding of record (i) voting shares having a cost of at least $100,000 or constituting at least one percent of the total outstanding shares, provided in either case that such stockholder or group has held those shares of record for at least six months, or (ii) at least five percent of the total outstanding shares, has the right to examine, with certain exceptions, books and records of account, minutes, and records of stockholders, upon written demand stating a proper purpose.
     In addition, an officer or agent having charge of the stock transfer books for shares of Home Federal must make a complete list of the stockholders entitled to vote at such meeting or any adjournment, arranged in alphabetical order, with the address and the number of shares held by each. This list of stockholders shall be kept on file at the home office of Home Federal and must be available for inspection by any stockholder at any time during usual business hours, for a period of 20 days prior to such meeting. Such list shall also be available for inspection at the meeting.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial ownership which is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice or such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     HOME FEDERAL. Federal regulations applicable to Home Federal generally require the affirmative vote of the holders of at least two-thirds of the outstanding Home Federal voting stock for approval of mergers or consolidations or the sale or exchange of all or substantially all of Home Federal's assets.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange involving FUNC would require adoption by the Board of Directors, who would generally be required to recommend its approval to the stockholder, who in turn would be required to approve the plan by a vote of a simple majority of the
                                       70
outstanding shares. Except as otherwise provided below or in the NCBCA, any share, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the Board of Directors recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the Board of Directors of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) FUNC's Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the Board of Directors, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     HOME FEDERAL. Regulations adopted by the OTS pursuant to the savings association holding company provisions of the HOLA and the Change in Bank Control Act of 1978, prohibit a person or company from acquiring "control" of a thrift unless an application has been filed with the OTS and the OTS has approved or disapproved such application. The acquisition of 25 percent or more of the outstanding Home Federal Common Stock, among other things, would constitute control of Home Federal; however, control may be presumed under OTS regulations once such company or person owns more than ten percent of the outstanding shares of Home Federal Common Stock.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC.
DISSENTERS' OR APPRAISAL RIGHTS
     HOME FEDERAL. OTS regulations govern whether Home Federal stockholders are entitled to appraisal rights, enabling such holders to obtain cash payments for the appraised "fair value" of their shares. Such regulations provide, however, that no stockholder shall have such right to demand payment if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System and the consideration the stockholder will receive is stock that will be listed on an exchange or quoted on Nasdaq. Since Home Federal Common Stock is listed in the Nasdaq's Small Cap Market and FUNC Common Stock is listed on the NYSE, Home Federal stockholders will have no dissenters' or appraisal rights with respect to the Merger.
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     HOME FEDERAL. OTS regulations impose limitations upon all capital distributions by savings institutions. The amount a savings institution may pay is tied to the savings institutions capital level. See "HOME FEDERAL -- Dividend Policy" and " -- Regulation and Supervision; LIMITATION ON CAPITAL DISTRIBUTIONS" and " -- ; FEDERAL TAXATION".
                                       71

     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "CERTAIN REGULATORY CONSIDERATIONS RELATING TO
FUNC -- Payment of Dividends" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     HOME FEDERAL. In connection with its conversion from the mutual to the stock form of ownership, Home Federal was required to establish a "liquidation account" for the benefit of savings account holders at the time of conversion. The liquidation account grants such savings account holders who have continued to maintain their savings accounts at Home Federal the right to a priority distribution from the liquidation account before any distribution is made with respect to Home Federal Common Stock in the event of a complete liquidation of Home Federal. The Merger does not constitute a complete liquidation and will not trigger a distribution from the liquidation account. Upon consummation of the Merger, the liquidation account will be maintained by FUNB-DC.
     FUNC. North Carolina law provides that FUNC may be dissolved if the Board of Directors of FUNC proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the Board of Directors of FUNC may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of Home Federal Common Stock who receive such shares following consummation of the Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of Home Federal or FUNC. Each holder of Home Federal Common Stock who is deemed by Home Federal to be an affiliate has entered into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such holder in the Merger except in compliance with the Securities Act and will not sell or otherwise transfer such shares until financial results of FUNC and its subsidiaries (including Home Federal) for at least 30 days of combined operations are published. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of Home Federal.
                               ADDITIONAL MATTERS
     From time to time FUNB-DC and its affiliates have entered into transactions with certain of the directors of Home Federal or their affiliates in the ordinary course of business, including, without limitation, certain members of the Home Federal Board or their affiliates maintaining deposit accounts with FUNB-DC.
                                    OPINIONS
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
     Sullivan & Cromwell, special counsel for FUNC, has delivered an opinion concerning certain federal income tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences". Sullivan & Cromwell regularly performs legal services for FUNC and its subsidiaries. Members of Sullivan & Cromwell performing these legal services own shares of FUNC's Common Stock.
     Certain legal matters associated with the Merger will be passed upon for Home Federal by Muldoon, Murphy & Faucette, counsel for Home Federal.
     Home Federal has relied upon an opinion prepared by Hovde as to the fairness of the Exchange Ratio to the Home Federal stockholders from a financial point of view. Hovde has consented to the inclusion herein of a summary of the opinion and to the attachment of the opinion as ANNEX C to this Prospectus/Proxy Statement.
                                       72

                                    EXPERTS

     The consolidated financial statements of Home Federal Savings Bank and its subsidiaries as of December 31, 1993, and for the year then ended, included in this Prospectus/Proxy Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Home Federal Savings Bank and its subsidiaries as of December 31, 1992 and for the years ended December 31, 1992 and 1991, included in this Prospectus/Proxy Statement, have been audited by Councilor, Buchanan and Mitchell, P.C., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated balance sheets of FUNC as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1993, included in FUNC's 1993 Annual Report to Stockholders which is incorporated by reference in FUNC's 1993 Annual Report on Form 10-K and incorporated by reference, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS
     As of the date of this Prospectus/Proxy Statement, the Home Federal Board knows of no matters which will be presented for consideration at the Special Meeting other than as set forth in the Notice of Special Meeting accompanying this Prospectus/Proxy Statement. However, if any other matters shall come before the meeting or any adjournment or adjournments thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.
                                       73

                                                                         ANNEX A

            INDEX TO HOME FEDERAL SAVINGS BANK FINANCIAL STATEMENTS

Independent Auditors' Reports.........................................................................................     A-2
Consolidated Statements of Financial Condition........................................................................     A-4
Consolidated Statements of Operations.................................................................................     A-5
Consolidated Statements of Stockholders' Equity.......................................................................     A-6
Consolidated Statements of Cash Flows.................................................................................     A-7
Notes to Consolidated Financial Statements............................................................................     A-9


     All schedules have been omitted because they are not required or applicable, or the required information is shown in the consolidated financial statements or notes thereto.
                                      A-1

INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS AND STOCKHOLDERS
HOME FEDERAL SAVINGS BANK
Washington, D.C.
     We have audited the consolidated statement of financial condition of Home Federal Savings Bank and Subsidiaries as of December 31, 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Home Federal Savings Bank and Subsidiaries as of December 31, 1993 and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, the Bank changed its methods of accounting for investment securities, income taxes, and postretirement benefits other than pensions during the year ended December 31, 1993.

DELOITTE & TOUCHE LLP

Washington, D.C.
February 4, 1994
                                      A-2

INDEPENDENT AUDITORS' REPORT
THE BOARD OF DIRECTORS,
HOME FEDERAL SAVINGS BANK,
WASHINGTON, D.C.
     We have audited the consolidated statement of financial condition of Home Federal Savings Bank and Subsidiaries as of December 31, 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1991 and 1992. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Savings Bank and Subsidiaries as of December 31, 1992, and the results of their operations and their cash flows for the years ended December 31, 1991 and 1992 in conformity with generally accepted accounting principles.
                                          COUNCILOR, BUCHANAN & MITCHELL, P.C.
Bethesda, Maryland
February 10, 1993
                                      A-3

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                 JUNE 30,              DECEMBER 31,
                                                                                   1994            1993            1992
                                                                               (UNAUDITED)
ASSETS
Cash and Cash Equivalents...................................................   $  1,145,137    $  1,527,817    $  1,723,888
Interest Bearing Deposits...................................................         21,534         497,890       9,122,745
Investment Securities (Estimated Market Value of $14,679,859, $18,593,360
  and $10,207,360 at June 30, 1994 (Unaudited), December 31, 1993 and 1992,
  Respectively).............................................................     15,051,885      18,555,586      10,112,570
Loans Held for Sale.........................................................      1,085,992      14,008,660       3,013,775
Mortgage-Backed Securities Available for Sale (Amortized Cost of $2,154,745
  and $3,162,716 for June 30, 1994 (Unaudited) and December 31, 1993,
  Respectively, and Market Value of $4,745,201 at December 31, 1992)........      2,074,918       3,177,903       4,514,755
Mortgage-Backed Securities (Estimated Market Value of $13,923,377,
  $18,506,351 and $17,137,743 at June 30, 1994 (Unaudited), December 31,
  1993 and 1992, Respectively)..............................................     14,151,401      18,112,834      16,838,017
Loans Receivable -- Net.....................................................    190,649,355     178,761,851     170,070,793
Real Estate Acquired in Settlement of Loans -- Net..........................      1,015,832       1,236,330       3,740,045
Office Properties and Equipment -- Net......................................        632,430         684,553         600,929
Accrued Interest Receivable.................................................      1,402,792       1,431,198       1,436,807
FHLB Stock -- At Cost.......................................................      3,053,400       3,053,400       3,053,400
Deferred Tax Asset..........................................................        987,900         894,064         129,495
Prepaid Expenses and Other Assets...........................................      1,061,252         961,022         567,082
TOTAL ASSETS................................................................   $232,333,828    $242,903,108    $224,924,301
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits....................................................................   $198,351,071    $202,269,916    $195,153,727
Advance Payments by Borrowers for Taxes and Insurance.......................      1,987,732       1,086,187         625,196
FHLB Advances...............................................................     16,200,000      22,000,000      16,500,000
Securities Sold Under Agreements to Repurchase..............................             --         980,000              --
Accounts Payable, Accrued Expenses and Other Liabilities....................      3,263,073       4,345,721       1,801,611
TOTAL LIABILITIES...........................................................    219,801,876     230,681,824     214,080,534
STOCKHOLDERS' EQUITY
Preferred Stock -- Nonconvertible Cumulative Adjustable Preferred Stock,
  Redeemable at $50 per share, 5,000,000 Shares Authorized, -0-, -0-and
  18,375 Shares Issued and Outstanding at June 30, 1994, December 31, 1993
  and 1992, Respectively....................................................             --              --       1,225,000
Common Stock ($0.01 Par Value, 10,000,000 Shares Authorized, 1,009,531,
  917,880 and 914,280 Shares Issued and Outstanding at June 30, 1994
  (Unaudited), December 31, 1993 and 1992, Respectively)....................         10,095           9,179           9,143
Paid-in Capital in Excess of Par............................................      4,549,093       3,748,063       3,312,174
Retained Earnings -- Substantially Restricted...............................      8,024,691       8,454,291       6,603,700
Net Unrealized (Loss) Gain on Mortgage-Backed Securities Available for
  Sale......................................................................        (51,927)          9,751              --
Treasury Stock (6,125 Shares of Preferred Stock)............................             --              --        (306,250)
TOTAL STOCKHOLDERS' EQUITY..................................................     12,531,952      12,221,284      10,843,767
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................   $232,333,828    $242,903,108    $224,924,301





                See Notes to Consolidated Financial Statements.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,                     YEAR ENDED DECEMBER 31,
                                                               1994          1993          1993           1992           1991
                                                                  (UNAUDITED)
INTEREST INCOME
  Interest on Loans......................................   $6,981,133    $7,396,312    $14,510,368    $17,940,483    $20,832,005
  Interest on Mortgage-Backed Securities.................      469,333       608,241      1,149,879        745,235      1,394,500
  Interest and Dividends on Investments..................      395,447       546,289      1,114,090        921,858      1,100,164
  Other..................................................      106,335       116,477        235,577        192,941        230,178
TOTAL INTEREST INCOME....................................    7,952,248     8,667,319     17,009,914     19,800,517     23,556,847
INTEREST EXPENSE
Interest on Deposits
  Passbook and Statement Savings Accounts................      223,802       220,791        439,866        470,994        600,795
  Negotiable Order of Withdrawal Accounts................       90,254        90,219        179,308        275,153        375,469
  Money Market Fund Accounts.............................      342,627       399,113        758,862      1,050,751      1,223,901
  Certificate Accounts...................................    3,579,462     3,980,980      7,835,922      9,150,690     12,336,857
TOTAL INTEREST ON DEPOSITS...............................    4,236,145     4,691,103      9,213,958     10,947,588     14,537,022
Interest on FHLB Advances................................      433,289       717,605      1,399,630      2,038,553      2,857,252
Interest on Short-Term Borrowings........................        2,645            --         15,947             --         14,033
TOTAL INTEREST EXPENSE...................................    4,672,079     5,408,708     10,629,535     12,986,141     17,408,307
NET INTEREST INCOME......................................    3,280,169     3,258,611      6,380,379      6,814,376      6,148,540
PROVISION FOR LOAN LOSSES................................      180,000     1,116,000      1,371,000      2,843,335      1,610,841
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES......    3,100,169     2,142,611      5,009,379      3,971,041      4,537,699
OTHER INCOME
Loan Fees................................................      114,486       191,730        414,522        324,426        344,924
Gain on Sale of Loans....................................      494,657       581,005      1,477,556      1,184,523        534,285
(Loss) Gain on Sale of Investments and Mortgage-Backed
  Securities.............................................       (1,003)      250,785        252,477        286,841        152,510
Other....................................................      279,249       112,540        228,848        876,212        382,509
TOTAL OTHER INCOME.......................................      887,389     1,136,060      2,373,403      2,672,002      1,414,228
OPERATING EXPENSES
Compensation and Employee Related Expenses...............    1,870,946     1,586,076      3,416,774      2,835,202      2,720,503
Office Occupancy.........................................      344,714       326,394        661,622        658,034        600,675
FDIC Insurance Premium...................................      263,252        23,611        316,646        393,078        387,946
Other....................................................    1,004,166       739,244      1,540,097      1,506,034      1,314,362
TOTAL OPERATING EXPENSES.................................    3,483,078     2,675,325      5,935,139      5,392,348      5,023,486
INCOME BEFORE INCOME TAXES AND ACCOUNTING CHANGE.........      504,480       603,346      1,447,643      1,250,695        928,441
INCOME TAX EXPENSE Current...............................      211,433      (123,358)       162,963      1,279,496        516,761
Deferred.................................................      (80,500)     (121,906)      (170,005)        72,347          5,101
TOTAL INCOME TAX EXPENSE.................................      130,933      (245,264)        (7,042)     1,351,843        521,862
INCOME (LOSS) BEFORE ACCOUNTING CHANGE...................      373,547       848,610      1,454,685       (101,148)       406,579
Cumulative Effect at January 1, 1993, of Change in
  Accounting for Income Taxes............................           --       600,000        600,000             --             --
NET INCOME (LOSS)........................................   $  373,547    $1,448,610    $ 2,054,685    $  (101,148)   $   406,579
EARNINGS (LOSS) PER COMMON SHARE
Net Income (Loss) Before Accounting Change...............   $     0.35    $     0.81    $      1.37    $     (0.19)   $      0.30
Cumulative Effect of Change in Accounting for Income
  Taxes..................................................           --          0.60           0.58             --             --
Net Income (Loss)........................................   $     0.35    $     1.41    $      1.95    $     (0.19)   $      0.30
EARNINGS (LOSS) PER COMMON SHARE -- ASSUMING FULL
  DILUTION
Net Income (Loss) Before Accounting Change...............   $     0.35    $     0.80    $      1.34    $     (0.19)   $      0.30
Cumulative Effect of Change in Accounting for Income
  Taxes..................................................           --          0.58           0.57             --             --
Net Income (Loss)........................................   $     0.35    $     1.38    $      1.91    $     (0.19)   $      0.30





                See Notes to Consolidated Financial Statements.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                    PAID-IN
                                                                    CAPITAL      RETAINED     MARKET
                                            PREFERRED    COMMON    IN EXCESS    EARNINGS-    VALUATION    TREASURY
                                              STOCK       STOCK      OF PAR     RESTRICTED   ALLOWANCE     STOCK         TOTAL
Balance January 1, 1991..................  $ 1,225,000   $ 9,143   $3,180,488   $6,343,650   $      --   $       --   $10,758,281
Net Income...............................           --        --           --      406,579          --           --       406,579
BALANCE DECEMBER 31, 1991................    1,225,000     9,143    3,180,488    6,750,229          --           --    11,164,860
Redemption of Preferred Stock............           --        --      131,686           --          --     (306,250)     (174,564)
Dividends on Preferred Stock.............           --        --           --      (45,381)         --           --       (45,381)
Net Loss.................................           --        --           --     (101,148)         --           --      (101,148)
BALANCE DECEMBER 31, 1992................    1,225,000     9,143    3,312,174    6,603,700          --     (306,250)   10,843,767
Redemption of Preferred Stock............           --        --      420,625           --          --     (918,750)     (498,125)
Dividends on Preferred Stock.............           --        --           --     (204,094)         --           --      (204,094)
Retirement of Preferred Stock............   (1,225,000)       --           --           --          --    1,225,000            --
Issuance of Common Stock.................           --        36       15,264           --          --           --        15,300
Net Unrealized Gain on Mortgage-Backed
  Securities Available for Sale..........           --        --           --           --       9,751           --         9,751
Net Income...............................           --        --           --    2,054,685          --           --     2,054,685
BALANCE DECEMBER 31, 1993................           --     9,179    3,748,063    8,454,291       9,751           --    12,221,284
Stock Dividend (Unaudited)...............           --       916      801,030     (801,946)         --           --            --
Cash Dividend Fractional Shares
  (Unaudited)............................           --        --           --       (1,201)         --           --        (1,201)
Net Unrealized (Loss) on Mortgage-Backed
  Securities Available For Sale
  (Unaudited)............................           --        --           --           --     (61,678)          --       (61,678)
Net Income (Unaudited)...................           --        --           --      373,547          --           --       373,547
BALANCE JUNE 30, 1994
  (UNAUDITED)............................  $        --   $10,095   $4,549,093   $8,024,691   $ (51,927)  $       --   $12,531,952





                See Notes to Consolidated Financial Statements.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              SIX MONTHS
                                                            ENDED JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                          1994           1993           1993           1992           1991
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)...................................  $    373,547   $  1,448,610   $  2,054,685   $   (101,148)  $    406,579
Adjustments to Reconcile Net Income (Loss) to Net
  Cash Provided by (Used in) Operating Activities:
  Loans Originated for Sale.........................   (25,452,250)   (36,420,667)  (103,797,788)   (62,227,750)   (35,310,750)
  Proceeds from Sales of Loans Held for Sale........    38,729,132     32,869,944     93,755,104     65,406,615     31,982,288
  Federal Home Loan Bank Stock Dividends............            --             --             --             --        (63,300)
  Provision for Loan Losses.........................       180,000      1,116,000      1,371,000      2,843,335      1,610,841
  Depreciation and Amortization of Properties and
     Equipment......................................       123,457         98,171        213,678        201,198        190,641
  Net Amortization of (Discounts) Premiums on Loans
     and Securities.................................       (73,135)        28,610        115,502          3,055        (76,278)
  Provision for Deferred Income Taxes...............       (80,500)      (121,906)      (170,005)        72,347          5,101
  Cumulative Effect of Change in Accounting for
     Income Taxes...................................            --       (600,000)      (600,000)            --             --
  Net Loss (Gain) on Sale of:
     Mortgage-Backed and Investment
       Securities...................................         1,003       (250,785)      (252,477)      (286,841)      (152,510)
     Loans..........................................      (494,657)      (581,005)    (1,477,556)    (1,184,523)      (534,285)
     Real Estate Acquired in Settlement
       of Loans.....................................      (164,861)       (13,195)       (13,259)      (350,727)            --
  Decrease (Increase) in Interest and Dividends
     Receivable.....................................        28,406       (105,521)         5,609        301,314        503,122
  (Increase) Decrease in Prepaid Expenses and Other
     Assets.........................................      (100,230)      (427,160)      (393,040)       560,584        (84,215)
  Increase (Decrease) in Interest Payable...........        23,567         44,143       (147,620)      (445,593)    (1,004,696)
  Decrease in Deferred Loan Fees....................       (66,759)      (155,861)      (215,342)      (158,448)       (15,907)
  (Decrease) Increase in Other Liabilities..........    (1,066,629)     2,214,988      2,570,973     (1,864,185)     1,431,609
NET CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES........................................    11,960,091       (855,634)    (6,980,536)     2,769,233     (1,111,760)
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities of Investments...........................     6,000,000      1,500,000      3,500,000      4,000,000      6,000,000
Proceeds from Sales of Investments..................            --             --      1,052,485         50,593             --
Purchases of Investments............................    (2,497,813)   (12,012,187)   (13,012,187)    (4,006,673)    (9,515,044)
Net Decrease (Increase) in Interest Bearing
  Deposits..........................................       476,356      2,137,562      8,624,855     (2,224,587)     3,456,858
Proceeds from Loan Sales............................     1,857,452        584,268      1,698,282      2,676,635      6,474,481
Principal Collected on Loans Receivable.............    20,359,488     18,745,941     46,729,938     53,285,915     41,795,381
Principal Collected on Mortgage-Backed Securities...     3,970,641        962,085      3,122,382      1,481,251      1,420,895
Loans Originated or Acquired........................   (34,053,928)   (17,498,177)   (56,345,940)   (63,051,266)   (42,504,811)
Purchase of Mortgage-Backed Securities..............            --     (5,938,789)    (5,938,789)    (1,935,538)    (2,049,998)
Proceeds from the Sale of Mortgage-Backed
  Securities........................................     1,000,000      4,323,438      4,323,438     21,053,913     14,133,933
Development Costs -- Real Estate Acquired in
  Settlement of Loans...............................        (4,554)      (135,102)      (176,974)      (277,056)            --
Proceeds from Sales of Real Estate Acquired in
  Settlement of Loans...............................       459,006         13,195         13,259      1,311,135      1,547,420
Proceeds from Sale of Equipment.....................            --             --         17,088          8,161             --
Purchases of Premises and Equipment.................       (71,334)       (79,828)      (314,390)      (103,389)      (281,291)
NET CASH (USED IN) PROVIDED BY INVESTING
  ACTIVITIES........................................    (2,504,686)    (7,397,594)    (6,706,553)    12,269,094     20,477,824





                See Notes to Consolidated Financial Statements.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES

                                                           SIX MONTHS ENDED
                                                               JUNE 30,                      YEAR ENDED DECEMBER 31,
                                                          1994           1993           1993           1992           1991
                                                              (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Decrease) Increase in NOW, Money Market and
  Savings...........................................    (2,213,519)     2,241,276      2,241,306      7,278,522      6,235,673
Net (Decrease) Increase in Certificates of
  Deposit...........................................    (1,744,912)     5,461,765      4,995,640    (12,089,995)   (11,517,529)
Net Increase (Decrease) in Escrow Accounts..........       901,547        728,516        460,991       (241,944)       (76,018)
Proceeds from Federal Home Loan Bank Advances.......            --             --      5,500,000             --        120,000
Payments of Maturing Federal Home Loan Bank
  Advances..........................................    (5,800,000)            --             --     (8,720,000)   (14,000,000)
Proceeds from Securities Sold Under Agreements to
  Repurchase........................................            --             --        980,000             --             --
Payments of Maturing Securities Sold Under
  Agreements to Repurchase..........................      (980,000)            --             --             --             --
Issuance of Common Stock............................            --             --         15,300             --             --
Dividends on Common Stock...........................        (1,201)            --             --             --
Redemption of Preferred Stock.......................            --       (498,125)      (498,125)      (174,564)            --
Payments of Dividends on Preferred Stock............            --       (204,094)      (204,094)       (45,381)            --
NET CASH (USED IN) PROVIDED BY FINANCING
  ACTIVITIES........................................    (9,838,085)     7,729,338     13,491,018    (13,993,362)   (19,237,874)
(Decrease) Increase in Cash and Cash
  Equivalents.......................................      (382,680)      (523,890)      (196,071)     1,044,965        128,190
Cash and Cash Equivalents at Beginning of
  Year..............................................     1,527,817      1,723,888      1,723,888        678,923        550,733
CASH AND CASH EQUIVALENTS AT END OF YEAR............  $  1,145,137   $  1,199,998   $  1,527,817   $  1,723,888   $    678,923
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year For
  Interest..........................................  $  4,648,512   $  5,364,565   $ 10,777,155   $ 13,431,734   $ 18,413,003
  Income Taxes......................................  $    286,570   $    341,923   $    687,533   $  1,170,880   $    999,313
Non-cash Transactions
  Mortgage-Backed Securities Received in Exchange
     for Equal Amounts of Loans Receivable..........  $         --   $         --   $  1,166,191   $ 32,297,650   $  4,772,016
Loans to Facilitate the Sale of Real Estate Acquired
  in Settlement of Loans............................  $         --   $  2,925,000   $  2,925,000   $         --   $         --
Loans Receivable Transferred to Real Estate Acquired
  in Settlement of Loans............................  $     69,093   $    244,311   $    244,311   $  3,456,076   $    954,192



                See Notes to Consolidated Financial Statements.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The following comments comprise the significant policies which Home Federal Savings Bank (the Bank) and its subsidiaries follow in preparing and presenting their consolidated financial statements.


  BASIS OF PRESENTATION


     The consolidated financial statements include the accounts of Home Federal Savings Bank and its subsidiaries, Home Financial Services, Inc., Home Financial Insurance Services, Inc., and Home Federal Mortgage Corporation (formerly HFS Commercial Mortgage Corporation), all of which are wholly-owned. All significant intercompany balances and transactions between the Bank and its subsidiaries have been eliminated in the consolidation.


  CASH EQUIVALENTS


     Cash equivalents include cash on hand and amounts due from banks on demand.


  INTEREST BEARING DEPOSITS


     Interest bearing deposits include certificates of deposit with original maturities of three months or more.


  INVESTMENT AND MORTGAGE-BACKED SECURITIES


     Effective December 31, 1993 the Bank adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its accounting policy for investment and mortgage-backed securities. Investment and mortgage-backed securities that may be sold as part of the Bank's asset/liability or liquidity management or in response to or anticipation of changes in interest rates and prepayment risk or other factors, are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported net of related taxes as a separate component of stockholders' equity. Securities that the Bank has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost. Realized gains and losses on sales of all securities are reported in earnings and computed using the specific identified cost basis. The adoption of SFAS 115, which has not been applied retroactively to prior years' financial statements, resulted in an increase in stockholders' equity of $9,751 for the net unrealized gains on mortgage-backed and investment securities classified as available-for-sale at December 31, 1993.


     Prior to December 31, 1993 all investment and mortgage-backed securities intended for sale were carried at the lower of aggregate cost or market value. All other securities that the Bank had the intention and ability to hold to maturity were carried at amortized cost. Changes in the carrying value of securities held for sale were reported in earnings as securities gains and losses.


  LOAN ORIGINATION FEES, DISCOUNTS AND PREMIUMS ON LOANS PURCHASED


     Origination fees and direct and certain other costs directly related to specified activities performed for a loan origination are deferred and recognized over the contractual life of the loan using a method approximating level yield in accordance with Statement of Financial Accounting Standards 91 (SFAS 91) requirements. Any unamortized amount of net fees on loans sold or paid off is included in the gain or loss on sale in the year of sale or payoff.


  LOANS HELD FOR SALE


     Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income. No charges to income to establish such a valuation allowance was required in 1993, 1992 or 1991, and for the six months ended June 30, 1994 and 1993.


  ALLOWANCE FOR LOAN LOSSES


     The Bank provides a valuation allowance for estimated losses on loans based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may effect the borrowers' ability to repay, estimated values of underlying collateral and current economic conditions in the Bank's lending area. The allowance is increased by

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued


provisions for loan losses charged to operations and is reduced by charge-offs and increased by net recoveries. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based on changes in economic conditions beyond management's control.


     Effective January 1, 1993, the Bank adopted Financial Accounting Standard No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS 114). SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. As a practical expedient, impairment may be measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded investment in the loan, the impairment is recorded as a provision for loan loss in the statement of operations and valuation allowance in the statement of financial condition. Prior to the adoption of SFAS 114 the Bank measured loan impairment using methods required by Financial Accounting Standard No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings". The impact of the adoption of SFAS 114 was not material.


  UNCOLLECTED INTEREST


     The Bank provides an allowance for the loss of uncollected interest on any loan which is contractually delinquent more than 90 days and on other delinquent loans when management believes the collection of interest is doubtful. Any such interest ultimately collected is recorded as interest income in the period of recovery.


  REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS


     Real estate acquired in settlement of loans is initially recorded at fair value less estimated costs to sell. Subsequently, such real estate is carried at the lower of fair value less estimated costs to sell or its initial recorded value. Reductions in the carrying value of real estate subsequent to acquisition are recorded through a valuation allowance. Costs related to the development and improvement of the real estate are capitalized, whereas those costs relating to holding the real estate are charged to expense.


     Recovery of the carrying value of real estate acquired in settlement of loans is dependent to a great extent on economic, operating, and other conditions that may be beyond the Bank's control.


  DEPRECIATION AND AMORTIZATION


     Depreciation and amortization of furniture, equipment and leasehold improvements, which are stated at cost, are provided over the estimated useful lives by the straight-line and declining-balance methods as follows:


Leasehold Improvements......................................................         2-20 Years
Furniture and Equipment.....................................................         2-10 Years
Automobiles.................................................................            3 Years





  INCOME TAXES


     The Bank files a consolidated Federal income tax return with its subsidiaries.


     Effective January 1, 1993 the Bank adopted Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires that deferred tax assets and liabilities be recognized for the future tax consequences attributed to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, SFAS 109 requires the Bank to reduce any deferred tax asset by the amount of any tax benefit that more than likely will not be realized. The cumulative effect of the adoption of SFAS 109 at January 1, 1993, is $600,000. The Bank elected not to restate prior years, thus 1993 income was increased by $600,000 or $0.59 per share.


     Prior to January 1, 1993, the Bank accounted for income taxes in accordance with Accounting Principles Board Opinion No. 11 which required that deferred income taxes be provided for timing differences between the determination of net income for financial reporting purposes and tax purposes.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- Continued


  POSTRETIREMENT BENEFITS OTHER THAN PENSIONS


     Effective January 1, 1993 the Bank adopted Statement of Financial Accounting Standard No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). SFAS 106 requires the accrual of health care and other postretirement benefits costs during the years that the employee renders the necessary service. The Bank has elected to amortize the accumulated benefit obligation existing at the time of the statement adoption over a period of 20 years. The effect of the adoption of SFAS 106 for the year ended December 31, 1993 was to decrease income before taxes and cumulative effect of accounting change by $253,740 and net income by $153,500 or $0.16 per share. Prior years' financial statements have not been restated to reflect the adoption of SFAS 106.


     Prior to January 1, 1993, the Bank accounted for health care and other postretirement benefits costs as they were incurred.


  EARNINGS PER SHARE


     Earnings per common share and common equivalent share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents during the year. Stock options are considered to be common stock equivalents. The increase in common shares attributed to stock options outstanding is based on the number of shares which would be assumed to be purchased with the proceeds of the exercise of the options at the average market price of the stock during the year. The weighted average shares of common stock and common stock equivalents outstanding at June 30, 1994 and 1993 were 1,064,900 and 1,005,708, respectively (unaudited). The weighted average shares of common stock and common stock equivalents outstanding at December 31, 1993, 1992 and 1991 were 1,038,581, 1,005,708 and 1,005,708, respectively. Stock options, for the purposes of computing earnings per share for 1992 and 1991, are determined to be anti-dilutive.


     Earnings per common share -- assuming full dilution is determined on the assumption that the stock options were exercised as above except that purchases are assumed to have been made at the market price at the end of the period. This results in a weighted average number of shares of 1,081,592 and 1,027,458, for the six months ended June 30, 1994 and 1993, (unaudited). Earnings per common share -- assuming full dilution for 1993 is determined on the assumption that the stock options were exercised as above except that purchases were assumed to have been made at the year end price of $9.75 which results in a weighted average number of shares of 1,059,832.


     On December 27, 1993, the Bank declared a 10% stock dividend to all holders of record as of January 10, 1994. The stock dividend issued on January 31, 1994 resulted in an increase in the number of common shares outstanding from 917,880 at December 31, 1993 to 1,009,531 at June 30, 1994. Per share data in prior periods presented has been restated for the effect of the stock dividend.


  RECLASSIFICATIONS


     Certain reclassifications of 1992 and 1991 information have been made to conform to the 1993 presentation.


  OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1994 AND 1993


     The consolidated financial statements of the Bank as of June 30, 1994 and for the six months ended June 30, 1994 and 1993, included herein are unaudited; however, they reflect all adjustments consisting of a normal and recurring nature, which in the opinion of management, are necessary to present fairly the results for the periods presented. The results of operations for the six months ended June 30, 1994 are not necessarily indicative of the results to be expected for the remainder of the year.


NOTE 2 -- ACQUISITION


     The Bank acquired Liberty Mortgage Corporation, a mortgage banking company located in Northern Virginia, on September 1, 1993 for a cash payment of $100,000 plus the fair value of the company's fixed assets. The acquisition is accounted for under the purchase method of accounting and the statement of operations of the Bank for the year ended December 31,

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 2 -- ACQUISITION -- Continued


1993 includes the results of the operations of the acquired company beginning September 1, 1993. Supplemental proforma results of operations, as if the acquisition had taken place on January 1, 1992, is not required as the results would be immaterial.


NOTE 3 -- Investment Securities


     The carrying values and estimated market values of investment securities to be held to maturity are as follows:


                                                                                        JUNE 30, 1994 (UNAUDITED)
                                                                                           GROSS         GROSS        ESTIMATED
                                                                           AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                                             COST          GAINS         LOSSES         VALUE
U.S. Government and Agency Obligations.................................   $14,999,371     $   1,365     $ 373,391    $14,627,345
Other Securities.......................................................        52,514            --            --         52,514
Total..................................................................   $15,051,885     $   1,365     $ 373,391    $14,679,859
                                                                                            DECEMBER 31, 1993
                                                                                           GROSS         GROSS        ESTIMATED
                                                                           AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                                             COST          GAINS         LOSSES         VALUE
U.S. Government and Agency Obligations.................................   $18,503,072     $  70,316     $  32,542    $18,540,846
Other Securities.......................................................        52,514            --            --         52,514
Total..................................................................   $18,555,586     $  70,316     $  32,542    $18,593,360
                                                                                            DECEMBER 31, 1992
                                                                                           GROSS         GROSS        ESTIMATED
                                                                           AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                                             COST          GAINS         LOSSES         VALUE
U.S. Government and Agency Obligations.................................   $10,010,056     $ 124,638     $  29,848    $10,104,846
Other Securities.......................................................       102,514            --            --        102,514
Total..................................................................   $10,112,570     $ 124,638     $  29,848    $10,207,360





     The contractual maturities of debt securities are as follows:


                                                                                      JUNE 30, 1994 (UNAUDITED)
                                                                                                      ESTIMATED
                                                                                       AMORTIZED       MARKET
                                                                                         COST           VALUE
U.S. Government and Agency Obligations:
  Maturing Within 1 Year...........................................................   $ 3,001,366    $ 2,994,219
  Maturing After 1 Year Through 5 Years............................................    11,998,005     11,633,126
Total..............................................................................   $14,999,371    $14,627,345
                                                                                          DECEMBER 31, 1993
                                                                                                      ESTIMATED
                                                                                       AMORTIZED       MARKET
                                                                                         COST           VALUE
U.S. Government and Agency Obligations:
  Maturing Within 1 Year...........................................................   $ 2,502,858    $ 2,517,813
  Maturing After 1 Year Through 5 Years............................................    16,000,214     16,023,033
Total..............................................................................   $18,503,072    $18,540,846

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 4 -- LOANS RECEIVABLE


     Loans receivable consist of the following:


                                                                                 JUNE 30,              DECEMBER 31,
                                                                                   1994            1993            1992
                                                                               (UNAUDITED)
Guaranteed by GNMA, Partially Guaranteed by VA or GNMA, or Insured by FHA...   $     92,099    $    108,022    $    119,937
Conventional Mortgage Loans
  Residential...............................................................    151,515,719     138,636,284     127,069,434
  Commercial................................................................     33,645,163      35,066,899      37,742,565
Construction Mortgage Loans
  Residential...............................................................      5,613,729       5,379,206       4,711,122
  Commercial................................................................      1,250,000       1,250,000       1,250,000
  Real Estate Loans Subject to Prior Liens..................................             --              --         103,750
Loans to Depositors, Secured by Savings.....................................        652,610         468,735         479,359
Consumer Loans..............................................................        780,692         591,719         232,415
Commercial Loans
  Secured...................................................................      1,481,654       1,558,286       2,503,691
  Unsecured.................................................................        315,721         313,621         482,942
                                                                                195,347,387     183,372,772     174,695,215
Less
  Undisbursed Portion of Loans Receivable...................................     (1,572,358)     (1,599,528)     (2,202,789)
  Deferred Loan Fees and Discounts on Loans.................................       (647,609)       (714,368)       (929,710)
  Allowances for Loan Losses................................................     (2,478,065)     (2,297,025)     (1,491,923)
Total.......................................................................   $190,649,355    $178,761,851    $170,070,793





     Loans serviced for others and not reflected in the statements of financial condition are $39,450,206 at June 30, 1994 (unaudited) and $48,332,832 and $71,879,752 at December 31, 1993 and 1992, respectively.


     The Bank grants loans throughout the greater Metropolitan Washington, D.C. area, including Maryland and Virginia. Its borrowers' ability to repay is, therefore, dependent upon the economy of Metropolitan Washington.


     The following table sets forth the activity in the allowance for losses:


                                                             SIX MONTHS ENDED
                                                                 JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                            1994          1993          1993          1992           1991
                                                               (UNAUDITED)
Balance, Beginning of Period..........................   $2,297,025    $1,491,923    $1,491,923    $   979,364    $   820,600
Provision Charged to Operations.......................      180,000     1,116,000     1,371,000      2,843,335      1,610,341
Recoveries............................................       11,056        22,208        39,969         26,690          3,638
Charge-offs...........................................      (10,016)     (523,252)     (605,867)    (2,357,466)    (1,455,215)
Balance, End of Period................................   $2,478,065    $2,106,879    $2,297,025    $ 1,491,923    $   979,364

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 4 -- LOANS RECEIVABLE -- Continued


     Included in loans receivable at June 30, 1994 and 1993 is $1,651,968 and $1,036,413, respectively, (unaudited) and at December 31, 1993, 1992 and 1991 is $1,493,378, $956,929 and $1,205,473, respectively, due from officers or directors. Changes in loans outstanding to officers and directors were as follows:


                                                             SIX MONTHS ENDED
                                                                 JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                            1994          1993          1993          1992           1991
                                                               (UNAUDITED)
Balance, Beginning of Period..........................   $1,493,378    $  956,929    $  956,929    $ 1,205,473    $ 1,366,560
Additional Loan Disbursements.........................      726,910       363,700       882,066        218,630          7,044
Principal Repayments..................................     (568,320)     (284,216)     (345,617)      (467,174)      (168,131)
Balance, End of Period................................   $1,651,968    $1,036,413    $1,493,378    $   956,929    $ 1,205,473





     During 1992, certain concessions were granted in extending a loan receivable of approximately $3.6 million. These concessions were necessitated by the borrower's financial difficulties and the declining real estate market activity. A new appraisal was obtained which indicated a fair value $600,000 less than book value of the loan. Therefore, a loss reserve was established in the amount of $600,000 and charged against earnings for the year ended December 31, 1992. Interest income will be computed using the interest method so that a constant effective interest rate will be recognized. If the interest income had been recorded in accordance with the original terms $113,903 and $126,499 would have been recognized in the six months ended June 30, 1994 and 1993, respectively, (unaudited). As a result of the modification $107,332 and $108,740 were recognized as interest income for the six months ended June 30, 1994 and 1993, respectively, (unaudited). If the interest income had been recorded in accordance with the original terms $241,160 and $267,277 would have been recognized in the years ended December 31, 1993 and 1992, respectively. As a result of the modification $216,786 and $233,717 were recognized as interest income for the years ended December 31, 1993 and 1992, respectively.


     Nonaccrual loans totaled $548,874 and $1,039,107 at June 30, 1994 and 1993, respectively, (unaudited). Nonaccrual loans consist of delinquent loans on which borrowers have failed to make required payments. Uncollected interest on total nonaccrual loans totaled $23,123 and $68,492 at June 30, 1994 and 1993, respectively, (unaudited). Of the total nonaccrual loans at June 30, 1994 and 1993, $151,916 and $786,957, respectively, were nonresidential mortgage loans (unaudited). Nonaccrual loans totaled $863,320, $1,809,123 and $2,420,975 at December 31, 1993, 1992 and 1991, respectively. Nonaccrual loans consist of delinquent loans on which borrowers have failed to make required payments. Uncollected interest on total nonaccrual loans totaled $31,693, $121,388 and $141,854 at December 31, 1993, 1992 and 1991, respectively. Of the total nonaccrual loans at December 31, 1993, 1992 and 1991, $22,846, $786,957 and
$956,508, respectively, were nonresidential mortgage loans.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 5 -- MORTGAGE-BACKED SECURITIES


     The carrying values and estimated market values of mortgage-backed securities are as follows:


                                                                                          GROSS        GROSS        ESTIMATED
                                                                           AMORTIZED     UNREALIZED  UNREALIZED      MARKET
                                                                             COST         GAINS        LOSSES         VALUE
At June 30, 1994 (Unaudited)
Available for Sale:
  FHLMC Certificates...................................................   $ 1,155,748    $     --     $  62,844    $ 1,092,904
  AMF ARM Fund.........................................................       998,997          --        16,983        982,014
Total..................................................................   $ 2,154,745    $     --     $  79,827    $ 2,074,918
Held for Investment:
  FHLMC Certificates...................................................   $12,494,981    $     --     $ 132,641    $12,362,340
  GNMA Certificates....................................................     1,656,420          --        95,383      1,561,037
Total..................................................................   $14,151,401    $     --     $ 228,024    $13,923,377
At December 31, 1993
Available for Sale:
  FHLMC Certificates...................................................   $ 1,162,716    $ 15,987     $      --    $ 1,178,703
  AMF ARM Fund.........................................................     2,000,000          --           800      1,999,200
Total..................................................................   $ 3,162,716    $ 15,987     $     800    $ 3,177,903
Held for Investment:
  FHLMC Certificates...................................................   $16,357,840    $361,722     $      --    $16,719,562
  GNMA Certificates....................................................     1,754,994      31,795            --      1,786,789
Total..................................................................   $18,112,834    $393,517     $      --    $18,506,351
At December 31, 1992
Available for Sale:
  FHLMC Certificates...................................................   $ 4,514,755    $230,446     $      --    $ 4,745,201
Held for Investment:
  FHLMC Certificates...................................................   $14,938,799    $285,015     $      --    $15,223,814
  GNMA Certificates....................................................     1,899,218      14,711            --      1,913,929
Total..................................................................   $16,838,017    $299,726     $      --    $17,137,743





     The proceeds from the sales and realized gains and losses of mortgage-backed securities are as follows:


                                                            SIX MONTHS ENDED
                                                                JUNE 30,                    YEAR ENDED DECEMBER 31,
                                                           1994          1993          1993          1992           1991
                                                              (UNAUDITED)
Proceeds from Sale...................................   $1,000,000    $4,323,438    $4,323,438    $21,053,913    $14,133,933
Gross Realized Gains.................................           --       250,785       250,785        286,890        190,002
Gross Realized Losses................................        1,003            --            --             --         37,492

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 5 -- MORTGAGE-BACKED SECURITIES -- Continued


     The contractual maturities of mortgage-backed securities are as follows:


                                                                         JUNE 30, 1994               DECEMBER 31, 1993
                                                                                   ESTIMATED                     ESTIMATED
                                                                    AMORTIZED       MARKET        AMORTIZED       MARKET
                                                                      COST           VALUE          COST           VALUE
                                                                          (UNAUDITED)
Available for Sale
  Maturing
     Within 1 Year..............................................   $   998,997    $   982,014    $ 2,000,000    $ 1,999,200
     After 1 Yr Thru 5 Yr.......................................            --             --             --             --
     After 5 Yr Thru 10 Yr......................................     1,155,748      1,092,904      1,162,716      1,178,703
Total...........................................................   $ 2,154,745    $ 2,074,918    $ 3,162,716    $ 3,177,903
Held for Investment
  Maturing
     Within 1 Year..............................................   $        --    $        --    $        --    $        --
     After 1 Yr Thru 5 Yr.......................................     3,469,174      3,319,458      3,760,390      3,806,187
     After 5 Yr Thru 10 Yr......................................            --             --             --             --
     After 10 Years.............................................    10,682,227     10,603,919     14,352,444     14,700,164
Total...........................................................   $14,151,401    $13,923,377    $18,112,834    $18,506,351





NOTE 6 -- REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS


     A recap of activity in the allowance for losses on real estate acquired in settlement of loans follows:


                                                                              SIX MONTHS ENDED
                                                                                  JUNE 30,           YEAR ENDED DECEMBER 31,
                                                                              1994       1993       1993       1992       1991
                                                                                (UNAUDITED)
Balance, Beginning of Period..............................................   $    --    $    --    $    --    $ 3,000    $2,500
Provisions Charged to Operations..........................................        --         --         --         --       500
Charge-offs, Net of Recoveries............................................        --         --         --     (3,000)       --
Balance, End of Period....................................................   $    --    $    --    $    --    $    --    $3,000





     The Bank's real estate acquired in settlement of loans is comprised of residential real estate properties.


NOTE 7 -- OFFICE PROPERTIES AND EQUIPMENT


     A summary of office properties and equipment is as follows:


                                                                                        JUNE 30,      YEAR ENDED DECEMBER 31,
                                                                                          1994           1993          1992
                                                                                       (UNAUDITED)
Leasehold Improvements..............................................................   $ 1,015,567    $1,014,524    $  984,739
Furniture and Equipment.............................................................     1,509,592     1,447,844     1,202,482
Automobiles.........................................................................        46,360        46,360        35,149
                                                                                         2,571,519     2,508,728     2,222,370
Less Accumulated Depreciation and Amortization......................................     1,939,089     1,824,175     1,621,441
Net.................................................................................   $   632,430    $  684,553    $  600,929

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 8 -- DEPOSITS


     A summary of deposits is as follows:


                                                                                             DECEMBER 31,
                                                        JUNE 30, 1994                1993                    1992
                                                        AMOUNT        %         AMOUNT        %         AMOUNT        %
                                                         (UNAUDITED)
Balance by Interest Rate:
Passbook and Statement Accounts 0% to 2.75%.......   $ 16,589,395     8  %   $ 15,832,090     8  %   $ 14,219,678     7  %
Negotiable Orders of Withdrawal
  0% to 2.50%.....................................     10,871,968     6        10,393,491     5        10,553,506     5
Money Market Fund
  2.75%, 2.75% and 3.20% at June 30, 1994,
     December 31, 1993 and 1992 (Respectively)....     24,131,752    12        27,581,053    14        26,792,144    14
                                                       51,593,115    26        53,806,634    27        51,565,328    26
Certificate Accounts
0 to 4%...........................................     35,770,158    18        40,596,221    20        26,054,936    13
4 to 5%...........................................     55,420,621    28        48,992,684    24        35,371,456    18
5 to 6%...........................................     34,235,495    17        28,243,514    14        22,944,948    12
6 to 7%...........................................      9,823,018     5        10,135,467     5        24,289,978    12
7 to 8%...........................................      7,448,760     4        15,112,287     7        20,442,145    11
8 to 9%...........................................      2,623,762     1         3,952,750     2        12,969,810     7
9 to 10%..........................................      1,292,391     1         1,326,194     1         1,251,840     1
10 to 16%.........................................             --    --                --    --            38,364    --
                                                      146,614,205    74       148,359,117    73       143,363,477    74
Accrued Interest on Deposits......................        143,751    --           104,165    --           224,922    --
Total.............................................   $198,351,071    100 %   $202,269,916    100 %   $195,153,727    100 %
Weighted Average Cost of Deposits.................                   4.3 %                   4.4 %                   5.1 %



                                                                          JUNE 30,      DECEMBER 31,
                                                                            1994            1993
                                                                        (UNAUDITED)
Certificate Maturities:
  Under 12 Months....................................................   $ 69,336,064    $ 66,206,700
  12 to 24 Months....................................................     50,122,934      52,348,223
  24 to 36 Months....................................................     13,675,301      17,309,070
  Over 36 Months.....................................................     13,479,906      12,495,124
  Total..............................................................   $146,614,205    $148,359,117





     The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $95,000 was $10,742,672 at June 30, 1994 (unaudited) and $11,528,823 and $13,911,836 at December 31, 1993 and 1992, respectively.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 9 -- BORROWED MONEY


     The advances from the Federal Home Loan Bank are as follows:


                                  JUNE 30,              DECEMBER 31,
YEAR DUE      INTEREST RATE         1994            1993            1992
                                 (UNAUDITED)
 1993         8.55% to 9.25%     $        --     $        --     $ 9,000,000
 1994         3.40% to 8.60%      13,200,000      19,000,000       7,500,000
 1996                  4.95%       3,000,000       3,000,000              --
 Total                           $16,200,000     $22,000,000     $16,500,000





     As of June 30, 1994, first mortgage loans receivable in the amounts of $12,083,252, FHLB stock in the amount of $3,053,400 and mortgage-backed securities in the amounts of $11,022,406, were pledged to secure FHLB advances (unaudited).


     As of December 31, 1993 and 1992, first mortgage loans receivable in the amounts of $15,632,472 and $24,951,819, respectively, FHLB stock in the amounts of $3,053,400 and $3,053,400, respectively, and mortgage-backed securities in the amounts of $14,722,573 and $7,508,800, respectively, were pledged to secure FHLB advances.


     At June 30, 1994 the maturities of FHLB advances and securities sold under agreements to repurchase are as follows (unaudited):


1994.......................................................................   $13,200,000
1996.......................................................................     3,000,000
Total......................................................................   $16,200,000





     At December 31, 1993 the maturities of FHLB advances and securities sold under agreements to repurchase are as follows:


1994.......................................................................   $19,980,000
1996.......................................................................     3,000,000
Total......................................................................   $22,980,000





NOTE 10 -- INCOME TAXES


     Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:


                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                                  1994        1993         1993          1992         1991
                                                                     (UNAUDITED)
Expected Income Tax Expense at Federal Tax Rate..............   $171,523    $ 205,137    $ 492,199    $  425,236    $315,670
State Taxes, Net of Federal Benefit..........................     22,975       84,421       62,662       225,335      86,756
Tax Basis Bad Debt Deduction.................................         --           --           --      (135,458)   (359,146)
Book Basis Provision for Bad Debts...........................         --           --           --       966,734     547,686
Net Gains on Sale of Real Estate.............................    (56,052)      (4,486)          --      (124,007)    (68,187)
Change in Valuation Allowance................................    (13,000)          --      (30,545)           --          --
Adjustment of Prior Year Accruals............................         --     (533,339)    (533,339)       (5,146)         --
Other........................................................      5,487        3,003        1,981          (851)       (917)
Total Income Tax Expense.....................................   $130,933    $(245,264)   $  (7,042)   $1,351,843    $521,862

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 10 -- INCOME TAXES -- Continued


     Deferred tax results from temporary differences in the recognition of income and expense for tax and financial reporting purposes. The sources and tax effects of these temporary differences are as follows:


                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                                1993        1992       1991
Deferred Compensation Agreements...........................................................   $  41,277    $ 2,311    $ 1,936
Loan Fees Taxed When Received..............................................................    (154,253)    42,287      4,292
Interest Taxed but Reserved for Financial Reporting Purposes...............................     (30,496)     6,971     (1,702)
Deferred State Taxes Relating to Above Items, Net of Federal Income Tax Benefits...........     (28,547)    10,261        900
Adjustment of Prior Year Accruals..........................................................          --     10,415         --
Other......................................................................................       2,014        102       (325)
Deferred Tax...............................................................................   $(170,005)   $72,347    $ 5,101





     Retained earnings include approximately $2,127,000 and $2,288,000 as of December 31, 1993 and 1992, representing special bad debt deductions allowed the Bank for Federal income tax purposes. If the amounts that qualified as bad debt deductions for Federal income tax purposes are later used for purposes other than bad debt losses, Federal income taxes may be imposed at the then prevailing corporate rates.


     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Bank's net deferred tax asset are as follows:


                                                                 JUNE 30,     DECEMBER 31,
                                                                   1994           1993
                                                                (UNAUDITED)
Allowance for Loan Losses....................................   $  843,000     $  781,000
Deferred Fees................................................      160,000        162,000
Other -- Net.................................................      139,000        118,000
                                                                 1,142,000      1,061,000
Valuation Allowance..........................................     (154,000)      (167,000)
Net Deferred Tax Asset.......................................   $  988,000     $  894,000





NOTE 11 -- COMMITMENTS AND CONTINGENT LIABILITIES


     The Bank had outstanding loan commitments approximating $1,014,450 at June 30, 1994 (unaudited) and $3,251,600 and $1,994,200 at December 31, 1993 and
1992, respectively. The June 30, 1994 commitments consist of no fixed rate loans and variable rate loans totaling $1,014,450 (unaudited). The December 31, 1993 commitments consist of $1,156,850 of fixed rate loans at 6.84% and variable rate loans totaling $2,094,750. These commitments are normally met from savings account growth, existing loan payments, excess liquidity or borrowed money. It is not anticipated that the Bank will be required to fund a substantial portion of these commitments at any one time.


     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its borrowers. These financial instruments are loan commitments to extend credit. These instruments may, but not necessarily, involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet loans receivable.


     The Bank has issued letters of credit which guarantee the performance of a customer to a third party, primarily relating to construction. At June 30, 1994, seven letters of credit in the amount of $329,443 were outstanding (unaudited). At December 31, 1993, seven letters of credit in the amount of $329,443 were outstanding. The credit risk involved with these letters of

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 11 -- COMMITMENTS AND CONTINGENT LIABILITIES -- Continued


credit is similar to that involved in extending loans to customers. The Bank holds cash or notes receivable as collateral on these commitments.


     The Bank, also, had commitments to other lenders to sell approximately $1,161,761 of loans as of June 30, 1994 (unaudited) and $3,213,567 and $4,297,528 of loans as of December 31, 1993 and 1992, respectively.


     The Bank is obligated as lessee under various leases for facilities with approximate minimum annual rentals as follows:


1994........................................................................   $  548,997
1995........................................................................      513,510
1996........................................................................      488,476
1997........................................................................      144,061
1998........................................................................      121,047
1999-2000...................................................................       71,536
Total.......................................................................   $1,887,627





     The composition of total rental expenses is as follows:


                                                                      SIX MONTHS ENDED
                                                                          JUNE 30,              YEAR ENDED DECEMBER 31,
                                                                      1994        1993        1993        1992        1991
                                                                        (UNAUDITED)
Minimum Rentals..................................................   $276,111    $253,065    $519,034    $503,852    $352,922
Contingent Rentals...............................................     27,256      37,282      65,474      78,222     154,912
Total............................................................   $303,367    $290,347    $584,508    $582,074    $507,834





     Contingent rental provisions include increases based on the Bank's proportionate shares of increases in real estate taxes over base periods' taxes, increases in operating expenses over base periods' expenses, and increases based on the Consumer Price Index. The expiration dates range from 1994 to 2000 with renewal options available.


NOTE 12 -- EMPLOYEE BENEFITS


     The Bank and its subsidiaries have a qualified, noncontributory defined benefit pension and life insurance plan covering substantially all of its employees. The benefits are based on each employee's years of service up to a maximum of 30 years, and the average of the highest three consecutive annual salaries of the ten years prior to retirement. An employee becomes fully vested upon completion of five years of qualifying service. It is the policy of the Bank to fund the maximum amount that can be deducted for Federal income tax purposes.


     The amounts charged to operations related to pension cost are $37,800 and $30,000 for the six months ended June 30, 1994 and 1993, respectively, (unaudited).


     Net 1993, 1992 and 1991 pension cost for the Bank's plan consists of the following:


                                                                                                YEAR ENDED DECEMBER 31,
                                                                                            1993         1992         1991
Normal Service Cost....................................................................   $  73,502    $ 114,023    $ 129,978
Interest Expense.......................................................................     348,779      292,584      300,533
Actual Return on Plan Assets...........................................................    (340,900)    (346,435)    (253,041)
All Other Components...................................................................      (5,939)      59,828      (52,676)
  Net Pension Cost.....................................................................   $  75,442    $ 120,000    $ 124,794

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 12 -- EMPLOYEE BENEFITS -- Continued


     The reconciliation of the funded status of the plan to the amount reported in the Bank's statement of financial condition is as follows:


                                                                                                    YEAR ENDED DECEMBER 31,
                                                                                                      1993           1992
Actuarial Present Value of Benefit Obligation
Vested Benefit Obligation.......................................................................   $(3,231,488)   $(2,922,078)
Non-vested Accumulated Benefits.................................................................      (150,214)      (142,799)
Accumulated Benefit Obligation..................................................................    (3,381,702)    (3,064,877)
Effect of Projected Salary Increases............................................................    (1,641,191)    (1,438,179)
Projected Benefit Obligation for Services Rendered to Date......................................    (5,022,893)    (4,503,056)
Fair Value of Plan Assets Primarily Bonds and Mortgages.........................................     4,622,962      4,378,539
Projected Benefit Obligation in Excess of Plan Assets...........................................      (399,931)      (124,517)
Deferred Transition Gain to Be Amortized Over 17 Years..........................................       (17,946)       (19,741)
Unrecognized Net Loss (Gain)....................................................................       257,038        (77,208)
Accrued Pension Costs on Statement of Financial Condition.......................................   $  (160,839)   $  (221,466)





     The expected long-term rate of return on plan assets used in determining the actuarial present value of accumulated plan benefits was 8.00% for 1993 and 1992. The salary projection assumption used in determining the actuarial present value of the projected benefit obligation was 5.50% for 1993 and 1992. The assumed discount rate was 8.00% for 1993 and 1992.


     As of December 31, 1976, the Bank entered into a supplemental retirement agreement with a senior officer. The total liability under this agreement as of December 31, 1993 and 1992 was $71,634 and $83,220, respectively. The cost of the plan, including amortization of past service cost, for the six months ended June 30, 1994 and 1993 was $4,296 and $4,992, respectively, (unaudited). The cost of the plan, including amortization of past service cost, for the years ended December 31, 1993, 1992 and 1991 was $9,984, $11,232 and $12,336,
respectively.


     Effective October 1, 1992, the Bank has a 401(k) plan covering substantially all its employees. Company contributions are equal to 100% of the first 3% of each employee's salary and 50% of the next 2% of each employee's salary subject to certain limitations. An employee is vested in the employer's matching contribution after one year of service. For the six months ended June 30, 1994 and 1993, the Bank contributed approximately $47,756 and $30,419, respectively, (unaudited). For the years ended December 31, 1993, 1992 and 1991, the Bank contributed approximately $64,034, $17,298 and $-0-, respectively.


     The Bank provides certain health care and life insurance benefits for substantially all of its retired employees. The plan is not funded and the following table sets forth the plan's status recognized in the Bank's statement of financial condition at December 31, 1993:


Accumulated Postretirement Benefit
  Obligation in Excess of Plan Assets...................................................   $ 1,638,421
Unrecognized Transition Obligation......................................................     1,384,681
Accrued Postretirement Benefit Cost.....................................................   $   253,740





     For the six months ended June 30, 1994 and 1993, the Bank recognized approximately $172,000 and $97,200, respectively, for postretirement health care and life insurance benefits (unaudited).


     Net postretirement benefit cost for the year ended December 31, 1993 consisted of the following components:


Service Cost..............................................................................   $  83,518
Interest Cost.............................................................................     115,864
Amortization of Transition Obligation.....................................................      72,878
Net Periodic Postretirement Benefit Cost..................................................   $ 272,260

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 12 -- EMPLOYEE BENEFITS -- Continued


     For the year ended December 31, 1992 and 1991, the Bank recognized approximately $12,000 and $10,000, respectively, for postretirement health care and life insurance benefits.


     The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation as of January 1, 1993 was 12.5% for 1993 decreasing linearly each successive year until it reaches 6% in 2005, after which it remains constant. A one percentage point increase in the assumed health care cost trend rate for each year would increase the accumulated postretirement benefit obligation as of January 1, 1993 and net postretirement health care cost by approximately $346,000. The assumed discount rate used in determining the accumulated postretirement benefit obligation was 8%.


NOTE 13 -- PREFERRED STOCK


     Pursuant to an Exchange Agreement dated January 31, 1988, between the Bank and Federal Savings and Loan Insurance Corporation (FSLIC), the Bank issued 24,500 shares of Adjustable Rate Cumulative Preferred Stock Series A to FSLIC in exchange for $1,225,000 of net worth certificates held by FSLIC. The 24,500 shares of nonconvertible cumulative adjustable preferred stock are redeemable at the option of FSLIC and have a stated value and liquidation value of $50 per share. The preferred stock terms prohibit payment of dividends on common stock shares in the event that dividends on the preferred stock are in arrears. Dividends are cumulative and payable when and as declared by the Bank's Board of Directors and are based on yields of selected U. S. Government Securities. Dividends in arrears totaled $172,243 and $132,055, or $9.37 and $5.39 per share, at December 31, 1992 and 1991, respectively. During the years ended December 31, 1993, 1992 and 1991, the Bank paid $204,094, $45,381 and $-0-, respectively, in dividends on its Series A Preferred Stock.


     In June, 1992, the Bank entered into an agreement with the OTS under which the preferred stock may be repurchased at less than the stated value of $50 based on a formula related to the dividend rate on the stock. In June, 1992, the Bank repurchased 6,125 shares of the preferred stock having a stated value of $306,250 for $174,564. During 1993, the Bank repurchased the remaining 18,375 shares of the preferred stock having a stated value of $918,750 for $498,125.


NOTE 14 -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL


     Federal banking regulations require that thrifts maintain certain minimum capital requirements including (i) tangible capital to adjusted total assets of 1.5%, (ii) core capital to adjusted total assets of at least 3.00% for the strongest thrifts and not less than 4.00% to 5.00% for other thrifts, (iii)total capital to total risk-adjusted assets of 8.00% [at least 50% of the total capital must be core capital (i.e. core capital to total risk-adjusted assets must be at least 4.00%)]. Failure to meet these minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by banking regulators that could have a material effect on the thrift's financial statements.


     In August 1993, the Office of Thrift Supervision (OTS) published a final rule, "Regulatory Capital: Interest Rate Risk Component", which, effective July 1, 1994, will require a thrift to deduct from its total capital an interest rate risk component for interest rate risk that is considered "above normal". A thrift would have "above normal" interest rate risk if it sustains a loss in net portfolio value (NPV) (as defined) of more than 2.00% of the thrift's assets upon a 200 basis point change in interest rates. If a thrift's measured interest rate risk (as defined) exceeds 2.00%, it is required to deduct from total capital an amount equal to 50% of that excess. Thrifts whose measured interest rate risk is less than or equal to 2.00% would not be required to deduct from total capital an amount for interest rate risk. The impact of this regulation on the Bank is not determinable at this time.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 14 -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL -- Continued


     The following is a reconciliation of GAAP capital to regulatory capital at June 30, 1994 (unaudited):


                                                                                                 REGULATORY
                                                                       GAAP        TANGIBLE         CORE        RISK-BASED
                                                                     CAPITAL        CAPITAL        CAPITAL        CAPITAL
GAAP Capital....................................................   $ 12,531,952   $12,532,000    $12,532,000    $12,532,000
Additional Capital Items
  General Valuation Allowances -- Limited.......................                           --             --      1,627,000
Regulatory Capital -- Computed..................................                   12,532,000     12,532,000     14,159,000
Minimum Capital Requirement.....................................                    3,484,000      9,291,000     10,409,000
Regulatory Capital -- Excess....................................                  $ 9,048,000    $ 3,241,000    $ 3,750,000
Regulatory Capital as a Percentage (1)..........................                         5.40%          5.40%         10.90%
Minimum Capital Required as a Percentage (1)....................                         1.50           4.00           8.00
Regulatory Capital as a Percentage in Excess of
  Requirement...................................................                         3.90%          1.40%          2.90%





(1) Tangible capital and core capital are computed as a percentage of total assets of $232,334,000. Risk-based capital is computed as a percentage of risk-weighted assets of $130,111,000.


     The following is a reconciliation of GAAP capital to regulatory capital at December 31, 1993:


                                                                                                 REGULATORY
                                                                       GAAP        TANGIBLE         CORE        RISK-BASED
                                                                     CAPITAL        CAPITAL        CAPITAL        CAPITAL
GAAP Capital....................................................   $ 12,221,284   $12,221,000    $12,221,000    $12,221,000
Additional Capital Items
  General Valuation Allowances -- Limited.......................                           --             --      1,672,000
Regulatory Capital -- Computed..................................                   12,221,000     12,221,000     13,893,000
Minimum Capital Requirement.....................................                    3,644,000      9,716,000     10,703,000
Regulatory Capital -- Excess....................................                  $ 8,577,000    $ 2,505,000    $ 3,190,000
Regulatory Capital as a Percentage (1)..........................                         5.03%          5.03%         10.38%
Minimum Capital Required as a Percentage(1).....................                         1.50           4.00           8.00
Regulatory Capital as a Percentage in Excess of
  Requirement...................................................                         3.53%          1.03%          2.38%





(1) Tangible capital and core capital are computed as a percentage of total assets of $242,903,000. Risk-based capital is computed as a percentage of risk-weighted assets of $133,787,000.


     The Bank is subject to certain dividend restrictions set forth by the OTS. Under such restrictions, the institution may not, without the approval of the OTS, declare dividends in excess of the higher of either, the sum of the current year's net income and the amount that would reduce by one-half its surplus capital ratio (as defined) or 75 percent of its net income for the most recent four-quarter period.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 14 -- STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL -- Continued


     The Bank has issued options to directors and key officers and employees to purchase shares of stock at the initial offering price of the stock. The options were exercisable upon grant and remain exercisable for ten years from the grant date. The schedule of option activity is as follows:


                                                                               SIX MONTHS ENDED
                                                                                   JUNE 30,          YEAR ENDED DECEMBER 31,
                                                                                1994      1993      1993       1992      1991
                                                                                  (UNAUDITED)
Outstanding, Beginning of Year..............................................    83,400    87,000    87,000     87,000   90,000
Issued -- Stock Dividend....................................................     8,340        --        --         --       --
Cancelled...................................................................        --        --        --         --   (3,000)
Exercised...................................................................        --        --    (3,600)        --       --
Outstanding, End of Year....................................................    91,740    87,000    83,400     87,000   87,000





NOTE 15 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


CASH AND SHORT-TERM INVESTMENTS


     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.


INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES


     For investment and mortgage-backed securities fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


LOANS RECEIVABLE


     For homogeneous categories of loans, such as fixed-rate residential mortgage loans, adjustable residential mortgage loans, fixed-rate commercial mortgage loans, adjustable commercial mortgage loans, construction loans, consumer loans, and secured and unsecured lines of credit, fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.


DEPOSIT LIABILITIES


     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


FHLB ADVANCES


     Rates currently available to the bank for advances with similar terms and remaining maturities are used to estimate fair value of existing debt.


COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT


     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The amounts shown under "carrying amount" represent accruals or deferred revenue (fees) arising from those unrecognized financial instruments.

                   HOME FEDERAL SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

NOTE 15 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS -- Continued


     The estimated fair value of the Bank's financial instruments are as follows:


                                                                  AT DECEMBER 31, 1993            AT DECEMBER 31, 1992
                                                                CARRYING          FAIR          CARRYING          FAIR
                                                                 AMOUNT          VALUE           AMOUNT          VALUE
FINANCIAL ASSETS:
  Cash and Short-Term Investments..........................   $  2,025,707    $  2,025,707    $ 10,846,633    $ 10,846,633
  FHLB Stock...............................................      3,053,400       3,053,400       3,053,400       3,053,400
  Investment Securities....................................     18,555,586      18,593,360      10,112,570      10,207,360
  Mortgage-Backed Securities...............................     21,290,737      21,684,254      21,352,772      21,882,944
  Loans....................................................    195,067,536                     174,576,491
  Less: Allowance for Loan Losses..........................     (2,297,025)                     (1,491,923)
                                                               192,770,511     191,679,000     173,084,568     175,557,000
FINANCIAL LIABILITIES:
  Deposits.................................................    202,165,751     203,803,000     194,928,805     197,656,000
  FHLB Advances............................................     22,000,000      22,201,000      16,500,000      17,487,000
  Securities Sold Under Agreements to Repurchase...........        980,000         980,000              --              --
UNRECOGNIZED FINANCIAL INSTRUMENTS:
  Commitments to Extend Credit.............................         21,055          25,500          24,732          55,500
  Standby Letters of Credit................................             --           3,300              --           3,000

                                                                         ANNEX B
                       AGREEMENT AND PLAN OF ACQUISITION
     AGREEMENT AND PLAN OF ACQUISITION, dated as of the 27th day of May, 1994 (this "Plan"), by and among HOME FEDERAL SAVINGS BANK ("Home Federal"), FIRST UNION CORPORATION ("First Union"), FIRST UNION CORPORATION OF VIRGINIA ("FUNC-VA") and FIRST UNION NATIONAL BANK OF WASHINGTON, D.C. ("FUNB-DC").
                                   RECITALS:
     (A) HOME FEDERAL. Home Federal is a stock savings bank duly organized and existing in good standing under the laws of the United States, with its principal executive offices located in Washington, D.C. As of the date hereof, Home Federal has 10,000,000 authorized shares of common stock, each of $0.01 par value ("Home Federal Common Stock"), and 5,000,000 authorized shares of Nonconvertible Cumulative Adjustable Preferred Stock, each of $0.01 par value ("Home Federal Preferred Stock") (no other class of capital stock being authorized), of which 1,009,531 shares of Home Federal Common Stock and no shares of Home Federal Preferred Stock, are issued and outstanding. As of March 31, 1994, Home Federal had capital of $12,391,412, divided into common stock of $10,095, paid-in capital of $4,549,093 and retained earnings, net of loss on mortgage-backed securities available for sale, of $7,832,224.
     (B) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina, and a multi-bank holding company, registered under the Bank Holding Company Act of 1956, as amended. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as hereinafter defined) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 169,443,814 shares of First Union Common Stock, no shares of First Union Class A Preferred Stock and 6,318,350 shares of Series 1990 Cumulative Perpetual Adjustable Rate Preferred Stock, constituting a single series of First Union Preferred Stock, were issued and outstanding as of March 31, 1994.
     (C) FUNC-VA. FUNC-VA is a corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia, with its principal executive offices located in Roanoke, Virginia. As of the date hereof, FUNC-VA has 10,000 authorized shares of Class A common stock each of $1.00 par value ("FUNC-VA Common Stock") and 5,000 authorized shares of Class B common stock each of $1.00 par value ("FUNC-VA Class B Stock")(no other class of capital stock being authorized), of which 1,001 shares of FUNC-VA Common Stock are issued and outstanding and owned by First Union and 134 shares of FUNC-VA Class B Stock are issued and outstanding and owned by Washington Bankshares, Inc., a wholly-owned subsidiary of First Union.
     (D) FUNB-DC. FUNB-DC is a national banking association duly organized and existing under the laws of the United States, with its principal executive offices located in Washington, D.C. As of the date hereof, FUNB-DC has 1,000,000 authorized shares of common stock, each of $4.00 par value ("FUNB-DC Common Stock") (no other class of capital stock being authorized), of which 682,829 shares are issued and outstanding and owned by FUNC-VA (other than directors' qualifying shares). As of March 31, 1994, FUNB-DC had capital of $171,199,628 divided into common stock of $2,731,316, surplus of $168,910,518, undivided profits, including capital reserves, of $5,478,437, and net unrealized holding gains (losses) on available-for-sale securities of ($5,920,643).
     (E) STOCK OPTION AGREEMENT; VOTING AGREEMENT. As a condition and inducement to First Union's, FUNC-VA's and FUNB-DC's willingness to enter into this Plan, Home Federal has entered into a Stock Option Agreement with First Union (the "Stock Option Agreement") in the form attached hereto as Exhibit A, pursuant to which Home Federal has granted to First Union an option to purchase, under certain circumstances, shares of Home Federal Common Stock.
     (F) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
Schedule 4.01(C), there are no shares of Home Federal Common Stock or Home Federal Preferred Stock authorized and reserved for issuance, Home Federal does not have any Rights (as defined below) issued or outstanding with respect to its capital stock, and Home Federal does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Plan and the Stock Option
                                      B-1

Agreement. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.
     (G) APPROVALS. The Board of Directors of each of Home Federal, First Union, FUNC-VA and FUNB-DC has approved, at meetings of each of such Boards of Directors, this Plan and (in the case of Home Federal and First Union) the Stock Option Agreement and has authorized the execution hereof and thereof in counterparts.
     (H) OTHER. It is the intention of the parties to this Plan that the transactions contemplated hereby shall include the right of FUNC-VA to acquire the assets and assume the liabilities of Home Federal and to assign such right to any corporation which FUNC-VA controls.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                              I. THE ACQUISITION.
     1.01. THE PURCHASE AND SALE. Subject to and upon the terms and conditions of this Plan, on the Effective Date (as hereinafter defined), Home Federal shall sell, transfer, convey assign and deliver to FUNC-VA (or a subsidiary corporation designated by FUNC-VA pursuant to Section 1.02 that is controlled by FUNC-VA) all of the assets of Home Federal, including cash balances on the Effective Date (the "Home Federal Assets"). FUNC-VA shall cause such subsidiary to purchase, acquire and accept the Home Federal Assets from, and assume all liabilities (the "Home Federal Liabilities") of, Home Federal.
     1.02. RIGHT TO DIRECT HOME FEDERAL ASSETS AND HOME FEDERAL LIABILITIES. As contemplated in paragraph (H) of the Recitals above, FUNC-VA may direct that the Home Federal Assets be transferred to and that the Home Federal Liabilities be assumed by a corporation controlled by FUNC-VA. Pursuant to the foregoing and the authority of Revenue Rulings 64-73 and 70-224, FUNC-VA hereby assigns its right to acquire the Home Federal Assets and assume the Home Federal Liabilities to FUNB-DC, and also directs Home Federal to transfer all of the Home Federal Assets and the Home Federal Liabilities to FUNB-DC on the Effective Date by means of a statutory merger (the "Merger").
     1.03. THE MERGER. On the Effective Date:
     (A) THE CONTINUING BANK. Home Federal shall be merged with and into FUNB-DC, the separate existence of Home Federal shall cease and FUNB-DC (the "Continuing Bank") shall survive, the name of the Continuing Bank shall be "First Union National Bank of Washington, D.C." and the Continuing Bank shall continue to conduct the business of a national banking association at its main office in Washington, D.C. and at the legally established branches of Home Federal and FUNB-DC.
     (B) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be taken and deemed to be transferred to and vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title to any real estate or any interest therein, vested in any of such banks, shall not revert or be in any way impaired by reason of the Merger.
     (C) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of the banks so merged (including liabilities arising out of the operation of any trust departments). All rights of creditors and obligors and all liens on the property of each of Home Federal and FUNB-DC shall be preserved unimpaired.
     (D) CHARTER; BY-LAWS; DIRECTORS; OFFICERS. The Charter and By-Laws of the Continuing Bank shall be those of FUNB-DC, as in effect immediately prior to the Merger becoming effective. The directors and officers of FUNB-DC in office immediately prior to the Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (E) OUTSTANDING STOCK OF FUNB-DC. The amount of the capital stock of FUNB-DC shall be not less than $2,731,316 and shall consist of not less than 682,829 issued and outstanding shares of common stock, each of $4.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUNB-DC, each of $4.00 par value, and the holders thereof shall retain their rights therein.
                                      B-2

     1.04. EFFECTIVE DATE. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the effective date (the "Effective Date") shall be such date as First Union shall notify Home Federal in writing not less than five days prior thereto, which date shall not be more than 30 days after such conditions have been satisfied or waived.
                               II. CONSIDERATION.
     2.01. MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock (including the rights ("First Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (the "First Union Rights Agreement")), issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING HOME FEDERAL COMMON STOCK. Each share (excluding shares (i) held by dissenting stockholders ("Dissenters' Shares"), or (ii) held by Home Federal or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted "Treasury Shares")) of Home Federal Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.4835 shares of First Union Common Stock (the "Exchange Ratio"), subject to possible adjustment as set forth in Sections 2.06 and 7.05, and any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to such Sections, as applicable.
     (C) OUTSTANDING FUNB-DC COMMON STOCK. The shares of FUNB-DC Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, remain as issued and outstanding shares of FUNB-DC Common Stock.
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of Home Federal Common Stock shall cease to be, and shall have no rights as, stockholders of Home Federal, other than to receive the consideration provided under this Article II. After the Effective Date, there shall be no transfers on the stock transfer books of Home Federal or the Continuing Bank of the shares of Home Federal Common Stock which were issued and outstanding immediately prior to the Effective Date.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, First Union shall pay to each holder of Home Federal Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange (the "NYSE") Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union shall send or cause to be sent to each former stockholder of Home Federal of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates of Home Federal Common Stock for the consideration set forth in this Article II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Home Federal Common Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of Home Federal Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Home Federal for purposes of Rule 145 of the Securities Act (as hereinafter defined) shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in Section 4.01(W).
     2.05. DISSENTING STOCKHOLDERS. To the extent, if any, that dissenters' rights of appraisal are available to any holder of shares of Home Federal Common Stock under applicable law, any such holder who perfects such rights in accordance with such applicable law, shall be entitled to receive the value of such shares in cash as determined pursuant to such applicable law.
                                      B-3

     2.06. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.
     2.07. TREASURY SHARES. Each of the shares of Home Federal Common Stock held by Home Federal or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the effectiveness of the Merger and no consideration shall be issued in exchange therefor.
     2.08. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of Home Federal by First Union if and to the extent it deems such change to be desirable to consummate the acquisition; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Home Federal Common Stock as provided for in this Plan, (ii) adversely affect the tax treatment to Home Federal stockholders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any approval referred to in Section 6.02 or the consummation of the transactions contemplated by this Plan.
     2.09. OPTIONS. From and after the Effective Date, (i) all employee or director stock options to purchase shares of Home Federal Common Stock ("Options"), which are then outstanding and unexercised, shall be converted into and become options with respect to First Union Common Stock, and First Union shall assume each such Option, in accordance with the terms of the plan and agreement by which it is evidenced, (ii) each such Option assumed by First Union may be exercised solely for shares of First Union Common Stock, (iii) the number of shares of First Union Common Stock subject to such Option shall be equal to the number of shares of Home Federal Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio and rounded to the nearest whole share, and (iv) the per share price under such Option shall be adjusted by dividing the per share exercise price of each such Option by the Exchange Ratio, and rounding up to the nearest cent. The number of shares of Home Federal Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in Schedule 2.09.
                          III. ACTIONS PENDING MERGER.
     Without the prior written consent of First Union, Home Federal shall conduct its business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and Home Federal will not, and will cause each of its subsidiaries not to and Home Federal will not agree and will cause each of its subsidiaries not to agree to:
     3.01. CAPITAL STOCK. Except for the exercise of Options in accordance with their terms and except for or as otherwise permitted in or contemplated by this Plan and the Stock Option Agreement, issue, sell, or otherwise permit to become outstanding any additional shares of Home Federal Common Stock, or Home Federal Preferred Stock, or any other capital stock of Home Federal, any stock appreciation rights, or any Rights, or enter into any agreement with respect to the foregoing, or permit any additional shares of Home Federal Common Stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock based employee compensation rights.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends from subsidiaries to Home Federal), or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than the exercise of Options in accordance with their terms and other than as permitted under the Stock Option Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
     3.04. POLICIES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (i) change its or its subsidiaries' lending, investment, liability management, operations and other material policies and procedures in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11 of this Plan, or (ii) incur or commit to incur any capital expenditures other than in the ordinary course of business and not exceeding $50,000, or (iii) commence any new lines of business.
                                      B-4

     3.05. LIENS AND ENCUMBRANCES. Other than in the ordinary course of business, voluntarily suffer the imposition on any of its assets any lien, charge, or encumbrance (collectively, "Liens"), or voluntarily permit any Lien to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend any employment, severance or similar agreement or arrangement with any director, officer or employee, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, after prior consultation with First Union, normal individual increases in compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, which is material to Home Federal and its subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity which is material to Home Federal and its subsidiaries taken as a whole (except foreclosures or acquisitions of control by Home Federal in its fiduciary capacity in each case in the ordinary course of business consistent with past practice).
     3.09. AMENDMENTS. Amend its Articles of Incorporation, Charter or Bylaws.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. HOME FEDERAL REPRESENTATIONS AND WARRANTIES. Home Federal hereby represents and warrants to First Union and FUNB-DC as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING, AND AUTHORITY. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, in the aggregate, is reasonably likely to have a Material Adverse Effect (as hereinafter defined). Home Federal has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed in Schedule 4.01(C) and except as provided under the Stock Option Agreement, there are no shares of capital stock of Home Federal outstanding and no outstanding Rights.
     (D) HOME FEDERAL SUBSIDIARIES. Home Federal has Previously Disclosed in
Schedule 4.01(D) a list of all of the subsidiaries of Home Federal (each an "Home Federal Subsidiary" and, collectively, the "Home Federal Subsidiaries") together with the state of incorporation for each such Home Federal Subsidiary and the states or jurisdictions in which such Home Federal Subsidiary is qualified to conduct business. Home Federal is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Home Federal Subsidiaries are or may become required to be issued (other than to Home Federal) by reason of any Rights. There are no contracts, commitments, understandings, or arrangements by which any of the Home Federal Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any Home Federal Subsidiary, and there are no contracts, commitments, understandings, or arrangements relating to the rights of Home Federal to vote or to dispose of such shares. All of the shares of capital stock of each Home Federal Subsidiary held by Home Federal or an Home Federal Subsidiary are fully paid and nonassessable and are owned by Home Federal or an Home Federal Subsidiary free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance. Each Home Federal Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed in Schedule 4.01(D), Home Federal does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, business trust, association or other
                                      B-5
organization. The deposits of Home Federal are insured by the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC"). Home Federal is a member in good standing with the Federal Home Loan Bank of Atlanta (the "FHL Bank"). Except as Previously Disclosed in Schedule 4.01(D), neither Home Federal nor any Home Federal Subsidiary holds any interest in a partnership or joint venture of any kind.
     (E) CORPORATE POWER. It and each of its subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in Section 6.01, each of this Plan and the Stock Option Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
Section 6.01, the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby by it, do not and will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or (ii) a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws; and the consummation of the transactions contemplated by this Plan and the Stock Option Agreement will not require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license or, except as Previously Disclosed in Schedule 4.01(G), the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in
Section 6.02 and Section 8 of the Stock Option Agreement.
     (H) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.01(H),
(i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and all other documents filed or to be filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Office of Thrift Supervision (the "OTS") (in each such case, the "Home Federal Shareholder Financial Reports"), and (ii) its Thrift Financial Report for the fiscal year ended December 31, 1993, and all other Thrift Financial Reports filed or to be filed subsequent to December 31, 1993, in the form filed with the OTS (in each case, the "Home Federal OTS Financial Reports" and together with the "Home Federal Shareholder Financial Reports," the "Home Federal Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Home Federal Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Home Federal Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, as to the Home Federal Shareholder Financial Reports, and in accordance with regulatory accounting principles consistently applied to federal savings banks, as to the Home Federal OTS Financial Reports, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of Home Federal or the Home Federal Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, except (i) as reflected in the Home Federal Financial Statements prior to the date of this Plan, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1993. Since December 31, 1993, none of Home Federal or the Home Federal Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Home Federal or any Home Federal Subsidiary) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (J) NO EVENTS. Since December 31, 1993, no event has occurred which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
                                      B-6

     (K) PROPERTIES. Except as reflected in the Home Federal Financial Statements, Home Federal and the Home Federal Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Home Federal Financial Statements as being owned by Home Federal or the Home Federal Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of Home Federal or the Home Federal Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. The policies of fire, theft, liability, fidelity, and other insurance maintained with respect to the assets or businesses of Home Federal or the Home Federal Subsidiaries provide adequate coverage against loss.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.01(L) neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority (the "Regulatory Authorities") charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, without limitation, the OTS, the FHL Bank and the FDIC) or the supervision or regulation of Home Federal or any of the Home Federal Subsidiaries and neither it nor any of the Home Federal Subsidiaries has been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in Schedule 4.01(M), each of Home Federal and the Home Federal Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own their businesses as presently conducted and that are material to the business of Home Federal and the Home Federal Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Home Federal, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (i) asserting that any of Home Federal or any Home Federal Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, (ii) threatening to revoke any license, franchise, permit, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, or (iii) requiring any of Home Federal or any Home Federal Subsidiary (or any of their officers, directors, or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);
          (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive;
          (4) is, in the case of Home Federal, able to receive brokered deposits without a waiver; and
          (5) is in substantial compliance with all fair lending laws or other laws relating to discrimination, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in Schedule 4.01(N), none of Home Federal or the Home Federal Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case would be required to be filed as an exhibit to a Form 10-K filed by Home Federal that has not been filed as an exhibit to Home Federal's Form 10-K filed for the fiscal year ended December 31, 1993. None of Home Federal or the Home Federal Subsidiaries is in default under any
                                      B-7
contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither Home Federal nor any Home Federal Subsidiary is subject to or bound by any contract containing covenants which limit the ability of Home Federal or any Home Federal Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, Home Federal or any Home Federal Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1991, each of Home Federal and the Home Federal Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the FDIC, the OTS, the FHL Bank, the Federal Home Loan Bank System, and any other applicable Regulatory Authority. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this
Plan), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they were made not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee previously disclosed to First Union to be paid to Hovde Financial, Inc.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) Schedule 4.01(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors or the beneficiaries of any of the foregoing (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its subsidiaries (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and Home Federal is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no material pending or, to Home Federal's knowledge, threatened litigation relating to the Plans. Neither Home Federal nor any of the Home Federal Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Home Federal or any of the Home Federal Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Home Federal nor any of the Home Federal Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the five calendar years preceding this year. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.
                                      B-8

          (4) All contributions required to be made under the terms of any Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Home Federal nor any of the Home Federal Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent Plan year.
          (6) Except as Previously Disclosed in Schedule 4.01(Q)(6), (i) neither Home Federal nor any of the Home Federal Subsidiaries has any obligations for retiree health and life benefits under any plan or (ii) there are no restrictions on the rights of Home Federal or any of the Home Federal Subsidiaries to amend or terminate any Compensation and Benefit Plan without incurring any liability thereunder.
          (7) Except as Previously Disclosed in Schedule 4.01(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Home Federal or any of the Home Federal Subsidiaries under any Compensation and Benefit Plan or otherwise from Home Federal or any of the Home Federal Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the Home Federal Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Home Federal Subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of the Home Federal Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in Schedule 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of Home Federal and the Home Federal Subsidiaries that have been criticized or classified as of March 31, 1994, by it, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of the date hereof, by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Home Federal prior to the date hereof.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of Home Federal included in the Home Federal Financial Statements at December 31, 1993, and March 31, 1994, were adequate to provide for possible losses on loans outstanding (including accrued interest receivable) as of the dates thereof in accordance with generally accepted accounting principles consistently applied during the periods involved.
     (V) INSURANCE. Each of Home Federal and the Home Federal Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to Home Federal, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Previously Disclosed in Schedule 4.01(V) is a list of all insurance policies maintained by or for the benefit of Home Federal or the Home Federal Subsidiaries or their directors, officers, employees or agents.
                                      B-9

     (W) AFFILIATES. Except as Previously Disclosed in Schedule 4.01(W), to the best of its knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Home Federal as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) TAKEOVER LAWS. It is not subject to any applicable takeover laws of the District of Columbia, excluding any applicable takeover laws of the District of Columbia that may apply solely to, or solely by virtue of the conduct of, First Union or FUNB-DC. It has taken all necessary action to exempt this Plan and the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from the applicable takeover provisions of Home Federal's Charter.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option (as defined in the Stock Option Agreement)) or any other action or combination of actions, or any other transactions, contemplated hereby or thereby do not and will not (i) require a vote of stockholders (other than the vote required pursuant to Section 6.01), or
(ii) except as Previously Disclosed in Schedule 4.01(Y), result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Home Federal or under any agreement to which Home Federal or any of the Home Federal Subsidiaries is a party, or (iii) restrict or impair in any way the ability of First Union or FUNB-DC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     (Z) ENVIRONMENTAL MATTERS.
        (1) To its knowledge, it and each of the Home Federal Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below) and it has no knowledge of any circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance, except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z).
          (2) There is no proceeding pending or to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Home Federal Subsidiaries or to its knowledge, any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the presence, release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Home Federal Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z)(2).
          (3) To its knowledge, there is no proceeding pending or threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Home Federal Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z)(3).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subparagraphs (2) or (3) above, except as has been Previously Disclosed in Schedule 4.01(Z)(4).
          (5) To its knowledge, during the period of (i) its or any of the Home Federal Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Home Federal Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Home Federal Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases or threatened releases of Hazardous Material in, on, from, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases or threatened releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z)(5).
                                      B-10

          (6) To its knowledge, prior to the period of (i) its or any of the Home Federal Subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of the Home Federal Subsidiaries' participation in the management of any Participation Facility, or (iii) its or any of the Home Federal Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases or threatened releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases or threatened releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect or have been Previously Disclosed in Schedule 4.01(Z)(6).
          (7) The following definitions apply for purposes of this Section 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by it or any of the Home Federal Subsidiaries or in which it or any of the Home Federal Subsidiaries holds a security or other interest (including, withour limitation, a fiduciary interest), and, where required by the context, includes any such property where Home Federal or any of the Home Federal Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Home Federal Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     (AA) OPTION SHARES. As to Home Federal, the Option Shares (as defined in the Stock Option Agreement), when issued upon exercise of the Option, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (BB) TAX REPORTS. Except as Previously Disclosed in Schedule 4.01(BB), (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated federal income tax returns of it and the Home Federal Subsidiaries (collectively, the "Home Federal Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to December 31, 1993, and on or prior to the date of the most recent fiscal year end immediately preceding the Effective Date, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect, and such Home Federal Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall include federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or the Home Federal Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Home Federal Tax Returns have been paid in full, (iii) the Home Federal Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Home Federal Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Home Federal Tax Returns which are reasonably likely to result in a determination that would have a Material Adverse Effect, except as reserved against in its Financial Reports, and (vi) no waivers of statutes of limitations
                                      B-11

(excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or the Home Federal Subsidiaries.
     (CC) POOLING. It has not taken any action or failed to take any action that would cause the Merger to fail to qualify for pooling of interests accounting treatment.
     (DD) ACCURACY OF INFORMATION. The statements contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Home Federal pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
     (EE) NO DISSENTERS' RIGHTS. Except as Previously Disclosed in Schedule 4.01(EE), the holders of Home Federal Common Stock have no dissenters', appraisal or similar rights in connection with the execution of this Plan, the Stock Option Agreement or the consummation of any of the transactions contemplated hereby or thereby.
     (FF) DERIVATIVES CONTRACTS. None of Home Federal or the Home Federal Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract (including various combinations thereof)(each a "Derivatives Contract") except for those Derivatives Contracts Previously Disclosed in Schedule 4.01(FF) including a list, as applicable, of Home Federal assets pledged as security for each Derivatives Contract.
     4.02. FIRST UNION AND FUNB-DC REPRESENTATIONS AND WARRANTIES. Each of First Union and FUNB-DC hereby represents and warrants to Home Federal, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in Section 6.02 herein, each of this Plan and, in the case of First Union, the Stock Option Agreement, has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in Section 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan and (in the case of First Union) the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it, do not and will not constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect, or (ii) a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws; and the consummation by it of the transactions contemplated by this Plan and (in the case of First Union) the Stock Option Agreement will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.
     (D) FINANCIAL REPORTS. Except as Previously Disclosed in Schedule 4.02(D), in the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1993, and all other documents filed or to be filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. Except as Previously Disclosed in Schedule 4.02(E), since December 31, 1993, no event has occurred which is reasonably likely to have a Material Adverse Effect.
                                      B-12

     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in Section 6.02 herein should not be obtained without the imposition of any condition of the type referred to in the proviso following such Section 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued in exchange for shares of Home Federal Common Stock upon consummation of the Merger in accordance with Article II, have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of First Union or its subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, except (i) as reflected in the First Union Financial Reports prior to the date of this Plan, and (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practice since December 31, 1993. Since December 31, 1993, none of First Union or its subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any of subsidiary of First Union) which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (J) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.02(J), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened.
     (K) ACCURACY OF INFORMATION. The statements contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of First Union or FUNB-DC pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.
                                 V. COVENANTS.
     Home Federal hereby covenants to First Union and FUNB-DC, and each of First Union and FUNB-DC hereby covenants to Home Federal, that:
     5.01. BEST EFFORTS. Subject to the terms and conditions of this Plan, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and (in the case of Home Federal and First Union) by the Stock Option Agreement and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant).
     5.02. HOME FEDERAL PROXY. In the case of Home Federal, it shall promptly prepare a proxy statement (the "Proxy Statement") to be mailed to the holders of Home Federal Common Stock in connection with the transactions contemplated hereby and to be filed by Home Federal with the OTS and by First Union in a registration statement (the "Registration Statement") with the SEC, which shall conform to all applicable legal requirements and it shall call a special meeting (the "Meeting") of the holders of Home Federal Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated hereby and Home Federal shall use its best efforts to solicit and obtain votes of the holders of Home Federal Common Stock in favor of the transactions contemplated hereby and the board of directors of Home Federal shall recommend approval of the Merger by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Home Federal relating to Home Federal or the Home Federal Subsidiaries and by First Union relating to First Union or its subsidiaries, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any
                                      B-13
untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVE. First Union will advise Home Federal, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Home Federal and First Union will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.
     5.06. ACCESS; INFORMATION. (1) Upon reasonable notice, Home Federal shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, Home Federal shall furnish promptly to First Union (i) a copy of each material report, schedule and other document filed by Home Federal pursuant to the requirements of federal or state securities, thrift or banking laws, and (ii) all other information concerning the business, properties and personnel of Home Federal as First Union may reasonably request, provided that no investigation pursuant to this Section 5.06 by First Union shall affect or be deemed to modify or waive any representation or warranty made by Home Federal or the conditions to the obligation of Home Federal to consummate the transactions contemplated by this Plan; (2) First Union will not use any information obtained pursuant to this Section 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by Home Federal, deliver to Home Federal all documents so obtained by First Union or destroy such documents; and (3) First Union shall furnish promptly to Home Federal a copy of each material report, schedule and other document filed by First Union pursuant to federal securities laws.
     5.07. ACQUISITION PROPOSALS. In the case of Home Federal, it shall not, and it shall cause the Home Federal Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or, except as required by the fiduciary duties of the Board of Directors of Home Federal (as advised in a written opinion of its counsel), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in (whether by a purchase of outstanding stock or otherwise), Home Federal or any of its subsidiaries or any merger or other business combination with Home Federal or any of its subsidiaries other than as contemplated by this Plan; it shall instruct its and the Home Federal Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Home Federal or any of the Home Federal Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC and First Union shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals, provided that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of Home Federal, it will cause each person who may be deemed to be an "affiliate" of Home Federal for purposes of Rule 145 under the Securities Act to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT B restricting the disposition of such affiliate's shares of Home Federal Common Stock and the shares of First Union Common Stock to be received by such person in exchange for such person's shares of Home Federal Common Stock.
                                      B-14

     5.11. CERTAIN POLICIES OF HOME FEDERAL. In the case of Home Federal, at such time prior to the Effective Date as shall be mutually agreed upon between First Union and Home Federal, it shall use its best efforts to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) prior to the Effective Date so as to be consistent with those of First Union and generally accepted accounting principles. Home Federal's representations, warranties and covenants contained in this Plan shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 5.11.
     5.12. STATE TAKEOVER LAW. In the case of Home Federal, it shall not take any action that would cause the transactions contemplated by this Plan and/or the Stock Option Agreement to be subject to any applicable state takeover statute and Home Federal shall take all reasonable and necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover law, as now or hereafter in effect, excluding any applicable state takeover laws that may apply solely to, or solely by virtue of the conduct of, First Union or FUNB-DC.
     5.13. NO RIGHTS TRIGGERED. In the case of Home Federal, it shall take all necessary steps to ensure that the entering into of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option) and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not, except as Previously Disclosed in Schedule 5.13, (i) result in the grant of any rights to any person under the Articles of Incorporation, Charter or Bylaws of Home Federal or under any agreement to which Home Federal or any of the Home Federal Subsidiaries is a party, or (ii) restrict or impair in any way the ability of First Union or FUNB-DC to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     5.14. SHARES LISTED. In the case of First Union, First Union shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Home Federal Common Stock pursuant to this Plan.
     5.15. MERGER; POOLING. It undertakes and agrees to use its best efforts to cause the Merger to be effected and to take no action which would cause the Merger to fail to qualify for pooling of interests accounting treatment.
     5.16. REGULATORY APPLICATIONS. It shall promptly prepare and submit applications to the appropriate federal and state bank regulatory authorities for approval of the Merger, and promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Merger.
     5.17. REGULATORY DIVESTITURES. In the case of Home Federal, effective on or before the Effective Date, Home Federal shall cease engaging in such activities as First Union shall advise Home Federal in writing are not permitted to be engaged in by First Union or FUNB-DC under applicable law following the Effective Date and shall divest any subsidiary engaged in activities or holding assets that are impermissible for a bank holding company or national bank, on terms and conditions reasonably acceptable to First Union; provided, however, Home Federal shall only be required to take such action on or before the Effective Date to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan.
     5.18. INDEMNIFICATION. Without limitation with respect to any indemnification required other than pursuant to this Plan:
     (A) For six years after the Effective Date, First Union shall indemnify, defend and hold harmless the directors, officers and employees of Home Federal and the Home Federal Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan and the Stock Option Agreement) to the extent such persons are indemnified under OTS regulations as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
     (B) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 5.18, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; provided, that the failure so to notify shall not affect the obligations of First Union under paragraph (a) of this Section 5.18 (unless such failure materially and adversely increases First Union's liability under such paragraph (a)). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (i) First Union shall have the right to assume the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First Union shall not be liable for any settlement effected without its prior written consent.
                                      B-15

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.
     Consummation of the Merger is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of the transactions contemplated hereby by the requisite vote of the stockholders of Home Federal, as may be required.
     6.02. REGULATORY APPROVALS. Procurement by Home Federal, First Union and FUNB-DC of regulatory consents and approval by the appropriate federal and state bank regulatory authorities and the expiration of the statutory waiting period relating thereto;
PROVIDED, HOWEVER, that no approval or consent in Section 6.02 shall have imposed any condition or requirement which, in the opinion of First Union, would so materially adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Merger.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby or under the Stock Option Agreement.
     6.04. DELOITTE & TOUCHE LETTERS. First Union shall have received from Deloitte & Touche letters, dated the date of or shortly prior to (i) the mailing of the Proxy Statement and (ii) the Effective Date, in form and substance satisfactory to First Union, with respect to Home Federal's consolidated financial position and results of operations, which letters shall be based upon customary specified procedures undertaken by such firm, and First Union shall have received from Deloitte & Touche a letter, dated as of the Effective Date in form and substance satisfactory to First Union, to the effect that Deloitte & Touche are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment.
     6.05. LEGAL OPINION. Home Federal shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union and FUNB-DC, in form reasonably satisfactory to Home Federal, which shall cover the matters contained in EXHIBIT C hereto.
     6.06. LEGAL OPINION. First Union shall have received an opinion, dated the Effective Date, of Muldoon, Murphy & Faucette, in form reasonably satisfactory to First Union, which shall cover the matters contained in EXHIBIT D hereto.
     6.07. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of First Union and FUNB-DC shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of First Union and FUNB-DC to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Home Federal shall have received a certificate signed by an executive officer of each of First Union and FUNB-DC dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (i) Each of the representations and warranties contained herein of Home Federal shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (ii) each and all of the agreements and covenants of Home Federal to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUNB-DC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of Home Federal dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other regulatory authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger.
     6.11. TAX OPINION. First Union and Home Federal shall have received an opinion from Sullivan & Cromwell, special counsel to First Union, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Internal Revenue Code, and (ii) no gain or loss will be recognized by stockholders of Home Federal who receive shares of First Union Common Stock in exchange for their shares of Home Federal Common Stock, except that gain or loss may be recognized as to
                                      B-16
cash received in lieu of fractional share interests and, in rendering their opinion, Sullivan & Cromwell may require and rely upon representations contained in certificates of officers of First Union, Home Federal and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
     6.13. POOLING LETTER. First Union shall have received a letter, dated as of the Effective Date, in form and substance acceptable to First Union, from KPMG Peat Marwick to the effect that the Merger will qualify for pooling of interests accounting treatment.
     6.14. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each affiliate of Home Federal the agreement referred to in Section 5.10; PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following Section 6.02 or in Section 6.04, 6.06, 6.08, 6.13 or 6.14 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in Section 6.05 or 6.07 shall only constitute conditions if asserted by Home Federal.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and Home Federal, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
     7.02. BREACH. By First Union or Home Federal, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or Home Federal, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1995.
     7.04. NO STOCKHOLDER APPROVAL. By Home Federal or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by Section 6.01 herein is not obtained at a meeting or meetings called for the purpose of obtaining such approval.
     7.05. POSSIBLE ADJUSTMENT. By Home Federal, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing with the Determination Date, if both of the following conditions are satisfied:
          (1) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than $37.70 per share; and
          (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by $47.125 (such number being referred to herein as the "First Union Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.20 from the quotient in this clause (2)
     (ii) (such number being referred to herein as the "Index Ratio");
SUBJECT, HOWEVER, to the following three sentences. If Home Federal elects to exercise its termination right as previously provided in this Section 7.05, it shall give prompt written notice to First Union (PROVIDED that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period). During the seven-day period commencing with its receipt of such notice, First Union shall have the option, in the case of a failure to fulfill any condition in the above clause of this Section 7.05, of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient, the numerator of which is $47.125 multiplied by the Exchange Ratio and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio and the denominator of which is the First Union Ratio. If First Union makes an election contemplated by the preceding sentence, within such seven-day period it shall give written notice to Home Federal of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.05 and this Plan shall remain in effect in accordance
                                      B-17
with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Plan to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.05.
     For purposes of this Section 7.05, the following terms shall have the meanings indicated:
          "Average Closing Price" means the average of the daily closing sales prices of First Union Common Stock as reported on the NYSE Composite Transactions reporting system (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by First Union) for the ten consecutive full trading days in which such shares are traded on the NYSE beginning at the close of trading on the date on which the Comptroller of the Currency approves the Merger and ending at the close of trading on such tenth trading day following such approval (the "Determination Date").
          "Index Group" means the 16 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been a publicly announced proposal since the Starting Date and before the Determination Date for any such company to be acquired. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced after the Starting Date and before Determination Date, such company will be removed from the Index Group, and the weights (which have been determined based on the market capitalization) redistributed proportionately for purposes of determining the Index Price. For purposes of this definition, a company would be acquired if, INTER ALIA, it engages, or proposes to engage, in a merger or similar transaction in which such company's shareholders would own less than 60 percent of the combined or surviving company. The 16 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                                                          WEIGHTING
Banc One Corp. (ONE).......................................................................      14.34%
Norwest Corporation (NOB)..................................................................       9.62
SunTrust Banks, Inc. (STI).................................................................       6.76
Key/Society Corp. (KEY)....................................................................       9.01
Fleet Financial Group, Inc. (FLT)..........................................................       6.11
NBD Bancorp, Inc. (NBD)....................................................................       5.58
PNC Financial Corp (PNC)...................................................................       7.91
U.S. Bancorp (USBC)........................................................................       3.00
Wachovia Corporation (WB)..................................................................       6.54
First Bank System, Inc. (FBS)..............................................................       4.72
First Fidelity Bancorporation (FFB)........................................................       4.38
Barnett Banks, Inc. (BBI)..................................................................       5.23
National City Corporation (NCC)............................................................       4.82
CoreStates Financial Corp. (CSFN)..........................................................       4.05
Mellon Bank Corporation (MEL)..............................................................       4.03
Boatmen's Bancshares, Inc. (BOAT)..........................................................       3.90
                                                                                                100.00%

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
          "Starting Date" means the first NYSE trading day immediately following the date of the first public announcement of entry into this Plan.
     If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this
Section 7.05.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Date, except for Section 5.18. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in Sections 4.01(P) and 4.02(F), Sections 5.03 and 5.06(2), and Sections 8.01, 8.04, 8.05, 8.06, 8.07, 8.09 and 8.11 shall survive such termination.
                                      B-18

     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of Home Federal, the consideration to be received by the stockholders of Home Federal for each share of Home Federal Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, without regard to any conflict of law principles.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between Home Federal and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in Section 5.06(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed.
     8.07. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to First Union or FUNB-DC, to:             First Union Corporation
                                              One First Union Center
                                              Charlotte, N.C. 28288-0013
                                              Attn: Chief Executive Officer
Copy to:                                      Marion A. Cowell, Jr., Esq.
                                              First Union Corporation
                                              One First Union Center
                                              Charlotte, N.C. 28288-0013
If to Home Federal, to:                       Home Federal Savings Bank
                                              5225 Wisconsin Avenue, N.W.
                                              Washington, D.C. 20015
                                              Attn: Chief Executive Officer
Copy to:                                      Thomas J. Haggerty, Esq.
                                              Muldoon, Murphy & Faucette
                                              5101 Wisconsin Avenue, N.W.
                                              Washington, D.C. 20016

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
          (1) the term "Material Adverse Effect" shall mean any event, occurrence or circumstance (including without limitation (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate and taxes and (ii) any breach of a representation or warranty by such party) which, individually or combined with one or more other events, circumstances or occurrences (a) has or is reasonably likely to have a material adverse effect on the financial condition , results of operations or business or prospects of Home Federal and its subsidiaries, taken as a whole, or First Union and its subsidiaries, taken as a whole or
     (b) would materially impair the party's ability to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; and
          (2) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to the other party prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
                                      B-19

     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan and the Stock Option Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. BENEFIT PLANS. Upon consummation of the Merger, as soon as administratively practicable, employees of Home Federal and the Home Federal Subsidiaries shall be generally entitled to participate in the pension, severance, benefit and similar plans on substantially the same terms and conditions as employees of First Union and its subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with Home Federal or the Home Federal Subsidiaries, as the case may be, as if such service were with First Union or its subsidiaries.
     8.11. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                         FIRST UNION CORPORATION OF VIRGINIA
                                         By: /s/ BENJAMIN P. JENKINS, III
                                           Name: Benjamin P. Jenkins, III
                                           Title: President
                                         FIRST UNION NATIONAL BANK OF
                                           WASHINGTON, D.C.
                                         By: /s/ BENJAMIN P. JENKINS, III
                                           Name: Benjamin P. Jenkins, III
                                           Title: President
                                         HOME FEDERAL SAVINGS BANK
                                         By: /s/ ELWYN G. RAIDEN, JR.
                                           Name: Elwyn G. Raiden, Jr.
                                           Title: President and Chief Executive
                                         Officer
                                      B-20

                              ALL OF THE DIRECTORS
                           HOME FEDERAL SAVINGS BANK

        /s/              RALPH S. CHILDS, JR.                   /s/              ELWYN G. RAIDEN, JR.
                 Ralph S. Childs, Jr.                                    Elwyn G. Raiden, Jr.
         /s/                MAURICE J. FLYNN                     /s/                BURTON J. REINER
                   Maurice J. Flynn                                        Burton J. Reiner
         /s/              THADDEUS A. LINDNER                   /s/              A. J. SOMERVILLE, JR.
                 Thaddeus A. Lindner                                    A. J. Somerville, Jr.
         /s/               LELAND H. PHILLIPS
                  Leland H. Phillips

                               BOARD OF DIRECTORS
                 FIRST UNION NATIONAL BANK OF WASHINGTON, D.C.

          /s/                  CARL D. GENT                       /s/                THOMAS JOHNSTON
                     Carl D. Gent                                          Thomas Johnston
           /s/                  GAIL GRAHAM                       /s/                GLENN E. KINARD
                     Gail Graham                                           Glenn E. Kinard
       /s/            BENJAMIN P. JENKINS, III
               Benjamin P. Jenkins, III

                                                                       EXHIBIT A
                             STOCK OPTION AGREEMENT
     STOCK OPTION AGREEMENT, dated as of May 27, 1994 (the "Agreement"), by and between Home Federal Savings Bank, a stock savings bank organized under the laws of the United States ("Issuer"), and First Union Corporation, a North Carolina corporation ("Grantee").
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Acquisition dated as of May 27, 1994 (the "Plan"), providing for, among other things, the merger of Issuer with and into First Union National Bank of Washington, D.C. ("FUNB-DC"), a subsidiary of Grantee, with FUNB-DC as the surviving bank; and
     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:
     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 200,000 shares (as adjusted as set forth herein) (the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares) of Common Stock, par value $0.01 per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (the "Purchase Price") equal to $15.00.
     3. EXERCISE OF OPTION.
          (a) Provided that (i) Grantee or Holder, as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event; PROVIDED that the Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Date, (B) termination of the Plan by Issuer or Grantee (except as provided in (D) below) in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event unless the Issuer has, after the date hereof, engaged in discussions with any third party regarding an Acquisition Transaction (an "Issuer Termination"), (C) 18 months after the termination of the Plan by Issuer or Grantee (except as provided in (D) below) in accordance with the terms thereof other than pursuant to an Issuer Termination, and (D) 18 months after the termination of the Plan by Grantee in accordance with Section 7.02 thereof (PROVIDED, HOWEVER, that if no Purchase Event or Preliminary Purchase Event occurs before such termination but if within 12 months after such termination a Purchase Event or a Preliminary Purchase Event shall occur, then notwithstanding anything to the contrary contained herein, this Option shall terminate 18 months after the first occurrence of such an event); and provided, further, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act") and the Home Owners Loan Act ("HOLA"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee.
          (b) As used herein, a "Purchase Event" means any of the following events:
             (i) Without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its subsidiaries, (B) the disposition, by sale, lease, exchange or otherwise, of assets of Issuer or any of its subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its subsidiaries or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 15% or more of the voting power of Issuer or any of its subsidiaries; or
             (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act of or the right to acquire beneficial
                                      B-23
        ownership of, or any "group" (as such term is defined under the Exchange
        Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of Issuer Common Stock.
          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:
             (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or
             (ii) the holders of Issuer Common Stock shall not have approved the Plan at the meeting of such stockholders held for the purpose of voting on the Plan, such meeting shall not have been held or shall have been canceled prior to termination of the Plan or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the BHC Act, the Bank Merger Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction; or
             (iii) any person, other than Grantee or any subsidiary of the Grantee, shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction; or
             (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Plan and such breach would entitle Grantee to terminate the Plan under Section 7.02 of
        Article VII thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Merger pursuant to the terms of the Plan); or
             (v) any person, other than Grantee or any subsidiary of the Grantee shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the Comptroller of the Currency (the "OCC"), the Office of Thrift Supervision (the "OTS") or other federal or state bank regulatory authority for approval or non-disapproval to engage in an Acquisition Transaction.
As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
          (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event (in either case, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.
          (e) In the event the Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification(s) to or approval(s) of regulatory authority(ies) is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice(s) or application(s) and the Closing shall occur immediately following such regulatory approval(s) or non-disapproval(s) (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
     4. PAYMENT AND DELIVERY OF CERTIFICATES.
          (a) On each Closing Date, the Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in subsection (f) of Section 11 hereof.
                                      B-24

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in subsection
     (a) of this Section 4, (i) Issuer shall deliver to the Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) the Holder shall deliver to Issuer a letter agreeing that the Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.
          (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:
     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER APPLICABLE FEDERAL LAW, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF MAY 27, 1994. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.
     It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if the Holder shall have delivered to Issuer a copy of a letter from the staff of the OTS or other applicable federal agency, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of applicable federal law.
          (d) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under Section 3(e), the tender of the applicable purchase price in immediately available funds and the tender of a copy of this Agreement to Issuer, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issue, and delivery of stock certificates under this Section in the name of the Holder or its assignee, transferee, or designee.
          (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities, and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution, or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting, and waiting period requirements specified in 15 U.S.C. (section mark) 18a and regulations promulgated thereunder and (B) in the event, prior approval of or notice to any federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.
          (f) This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Agreement, and (in the case of loss, theft, or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer whether or not the Agreement is lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
                                      B-25

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:
          (a) DUE AUTHORIZATION. Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.
          (b) AUTHORIZED STOCK. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.
     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:
          (a) DUE AUTHORIZATION. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.
          (b) PURCHASE NOT FOR DISTRIBUTION. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction complying with or exempt from applicable federal law.
     7. ADJUSTMENT UPON CHANGES IN ISSUER CAPITALIZATION, ETC.
          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that the Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that the Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this subsection (a)), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.
          (b) In the event that Issuer shall enter in an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as the "Substitute Option Issuer").
                                      B-26

          (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The Substitute Option Issuer shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
          (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Option Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.
          (e) The following terms have the meanings indicated:
             (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).
             (2) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.
             (3) "Assigned Value" shall mean the highest of (x) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (y) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, and (z) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder or Owner, as the case may be (and if there are both a Holder and and Owner, the Holder).
             (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as the Holder may elect.
          (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this subsection (f), the Substitute Option Issuer shall make a cash payment to the Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this subsection (f) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this subsection (f). This difference in value shall be determined by a nationally-recognized investment banking firm selected by the Holder.
          (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by the Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).
                                      B-27

          (h) Issuer shall not enter into any agreement of the type described in subsection (b) of this Section 7 unless the other party thereto commits to provide the funding required for Issuer to pay either the Option Repurchase Price or the Option Share Repurchase Price and otherwise to be bound by the terms hereof.
          (i) Nothing in this Section 7 shall be deemed to affect or change any of the covenants or representations in the Plan or represent an exclusive or alternative remedy.
     8. REGISTRATION RIGHTS.
          (a) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder or Owner, as applicable, including Grantee and any permitted transferee (the "Selling Shareholder"), as expeditiously as possible prepare and file an offering circular, registration statement or other document (a "registration statement") under applicable federal law if such filing is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation to the extent available, a "shelf registration statement" under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.
          (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to offer for sale any shares of Issuer Common Stock under applicable federal law in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholder of its intention to do so and, upon the written request of the Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which the Selling Shareholder requests participation in such offering, to be so included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so included (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of an offering solely to implement an employee benefit plan or a merger transaction; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made one time. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for inclusion in an offering pursuant to this subsection
     (b), shall be excluded from such offering, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to include their shares pro rata in the proportion that the number of shares requested to be included by each such Selling Shareholder bears to the total number of shares requested to be included by all such Selling Shareholders then desiring to have Issuer Common Stock included.
          (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, however, that Issuer may delay any filing of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such filing would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to effect any filing pursuant to subsection (a) above:
             (i) prior to the earliest of (a) termination of the Plan pursuant to Article VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to Section 6.01 of Article VI of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;
             (ii) on more than two occasions;
             (iii) more than once during any calendar year;
             (iv) within 90 days after the effective date of an offering referred to in subsection (b) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to include such shares in such offering and such shares were included as requested; and
             (v) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
          In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable
                                      B-28
     efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares included in such filing in accordance with the intended method of distribution for such shares, provided, however, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.
          (d) EXPENSES. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being included in a registration statement, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each offering pursuant to subsection (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subsection (a) or (b) above.
          (e) INDEMNIFICATION. In connection with any offering under subparagraph (a) or (b) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.
          Promptly upon receipt by a party indemnified under this subsection (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subsection (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subsection (e). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.
          If the indemnification provided for in this subsection (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims,
                                      B-29
     damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.
          In connection with any offering pursuant to subsection (a) or (b) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subsection (e).
          (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the OTS or other applicable federal agency from time to time. Issuer shall at its expense provide the Selling Shareholder with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under applicable federal law, or required pursuant to any state securities laws or the rules of any stock exchange.
          (g) ISSUER TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.
     9. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise to the Option are then authorized for quotation or trading or listing on the NASDAQ/NMS or any securities exchange, Issuer, upon the request of the Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the NASDAQ/NMS or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.
     10. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     11. MISCELLANEOUS.
          (a) EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
          (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
          (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to subsection
     (h) of this Section 11) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit the Holder or Owner to acquire, or does not require Issuer to repurchase, the full number of
                                      B-30
     shares of Issuer Common Stock as provided in Section 3 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow the Holder or Owner to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.
          (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflict of law principles.
          (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
          (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Issuer to:                              Home Federal Savings Bank
                                              5225 Wisconsin Avenue, N.W.
                                              Washington, D.C. 20015
                                              Telecopy Number: (202) 537-8831
                                              Attention: Chief Executive Officer
with a copy to:                               Thomas J. Haggerty, Esq.
                                              Muldoon, Murphy & Faucette
                                              5101 Wisconsin Avenue, N.W.
                                              Washington, D.C. 20016
                                              Telecopy Number: (202) 362-1333
If to Grantee to:                             First Union Corporation
                                              One First Union Center
                                              Charlotte, North Carolina 28288-0013
                                              Telecopy Number: (704) 374-3425
                                              Attention: Edward E. Crutchfield, Jr.
                                              Chairman and Chief Executive Officer
with a copy to:                               First Union Corporation
                                              One First Union Center
                                              Charlotte, North Carolina 28288-0013
                                              Telecopy Number: (704) 374-3425
                                              Attention: Marion A. Cowell, Jr.
                                              General Counsel

          (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.
          (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Holder may assign this Agreement to a wholly-owned subsidiary of the Holder and the Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
          (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.
                                      B-31

          (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.
     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                                         HOME FEDERAL SAVINGS BANK
                                         By: /s/ ELWYN G. RAIDEN, JR.
                                           Name: Elwyn G. Raiden, Jr.
                                           Title: President and Chief Executive
                                         Officer
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           Name: Kenneth R. Stancliff
                                           Title: Senior Vice President
                                      B-32

                                                                         ANNEX C
                             HOVDE FINANCIAL, INC.
                    INVESTMENT BANKERS & FINANCIAL ADVISORS
                                  May 27, 1994
Board of Directors
Home Federal Savings Bank
5225 Wisconsin Avenue, N.W.
Washington, D.C. 20015
Members of the Board:
     Home Federal Savings Bank ("Home Federal") is considering entering into an Agreement and Plan of Acquisition ("Agreement") dated as of the date hereof with First Union Corporation ("First Union"). As is set forth in the proposed Agreement, each outstanding share of Home Federal common stock will be exchanged for .4835 common shares of First Union's common stock ("Merger Consideration"). In connection therewith, you have requested our opinion as to the fairness of the proposed transaction, from a financial point of view, to the shareholders of Home Federal.
     Hovde Financial, Inc. ("Hovde") specializes in providing investment banking and financial advisory services to commercial bank and thrift institutions. Our principals are experienced in the independent valuation of securities in connection with negotiated underwritings, subscription and community offerings, private placements, merger and acquisition transactions and recapitalizations. Pursuant to a Consulting Agreement dated January 26, 1994 between Home Federal and Hovde, Hovde was engaged to assist Home Federal in exploring various strategic options including a potential sale of Home Federal. Therefore, we are familiar with Home Federal, having acted as its financial advisor in connection with, and having participated in the negotiations leading to, the Agreement.
     During the course of our engagement, we reviewed and analyzed material bearing upon the financial and operating conditions of Home Federal and First Union and material prepared in connection with the proposed transaction, including the following: the Agreement; certain publicly available information concerning Home Federal and First Union, including financial statements and Consolidated Reports of Condition and Income for each of the three years ended December 31, 1993; the nature and terms of recent sale and merger transactions involving thrifts and thrift holding companies that we consider relevant; historical and current market data for the common stock of Home Federal and First Union; and financial and other information provided to us by management of Home Federal and First Union.
     In addition, we have conducted meetings with members of the senior management of Home Federal for the purpose of reviewing the future prospects of Home Federal. We also evaluated the pro forma ownership of First Union's common stock by Home Federal's shareholders relative to the pro forma contribution of Home Federal's assets, liabilities, equity and earnings to the pro forma company. We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our knowledge of the thrift industry and our general experience in securities valuations.
     In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by Home Federal and First Union and in the discussions with Home Federal's management.
     Based on the foregoing and our experience as investment bankers, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Home Federal as described in the Agreement is fair from a financial point of view.
                                         Sincerely,
                                         (Signature of Hovde Financial, Inc.
                                         appears here)
                                         HOVDE FINANCIAL, INC.
  1826 Jefferson Place, N.W. (Bullet) Washington, DC 20036 (Bullet) Telephone
               (202) 775-8109 (Bullet) Telecopier (202) 775-8365
1110 Lake Cook Road (Bullet) Suite 165 (Bullet) Buffalo Grove, IL 60089 (Bullet)
          Telephone (708) 808-0888 (Bullet) Telecopier (708) 808-0930
                                      C-1

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's Bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     FUNC's Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                                                      DESCRIPTION
 (2)          The Merger Agreement, including the related Stock Option Agreement. (Incorporated by reference to ANNEX B to the
              Prospectus/Proxy Statement included in this Registration Statement.)*
 (3)(i)       Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
              Quarter Report on Form 10-Q and to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q.)
 (3)(ii)      By-laws of FUNC, as amended. (Incorporated by reference to Exhibit (4)(b) to FUNC's Form 8-K dated September 20,
              1991.)
 (4)(a)       Statement of Classification of Shares creating the FUNC Series 1990 Preferred Stock. (Incorporated by reference to
              Exhibit (3)(c) to FUNC's Registration Statement No. 33-42865.)
 (4)(b)       Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's Forms
              8-K dated December 18, 1990 and October 20, 1992.)
 (4)(c)       All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
 (5)          Opinion of Marion A. Cowell, Jr., Esq.**
 (8)          Tax opinion of Sullivan & Cromwell.**
 (12)         Computation of Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a) to FUNC's 1994
              Second Quarter Report on Form 10-Q.)
 (23)(a)      Consent of KPMG Peat Marwick LLP.**
 (23)(b)      Independent Auditors' Consent of Deloitte & Touche LLP.**
 (23)(c)      Consent of Councilor, Buchanan and Mitchell, P.C.**
 (23)(d)      Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
 (23)(e)      Consent of Sullivan & Cromwell. (Included in Exhibit (8).)
 (23)(f)      Consent of Hovde Financial, Inc.**
 (24)         Power of Attorney.**
 (27)         Financial Data Schedule of FUNC as of and for the three months ended June 30, 1994.
 (99)         Form of proxy for the Special Meeting of Stockholders of Home Federal.


 * Omitted exhibits to be furnished upon request of the Commission.

** Previously filed.

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
                                      II-2

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to Registration Statement No. 33-54739 on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 7, 1994.

                                         FIRST UNION CORPORATION

                                         By: /s/       KENT S. HATHAWAY


                                                     KENT S. HATHAWAY
                                                   SENIOR VICE PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement No. 33-54739 on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                       CAPACITY
                   EDWARD E. CRUTCHFIELD, JR.*          Chairman and Chief Executive Officer and Director
              EDWARD E. CRUTCHFIELD, JR.
                          ROBERT T. ATWOOD*             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            JAMES H. HATCH*             Senior Vice President and Corporate Controller (Principal Accounting
                                                          Officer)
                    JAMES H. HATCH
                         G. ALEX BERNHARDT*             Director
                  G. ALEX BERNHARDT
                          W. WALDO BRADLEY*             Director
                   W. WALDO BRADLEY
                           ROBERT J. BROWN*             Director
                   ROBERT J. BROWN
                           ROBERT D. DAVIS*             Director
                   ROBERT D. DAVIS
                          R. STUART DICKSON*            Director
                  R. STUART DICKSON
                               B. F. DOLAN*             Director
                     B. F. DOLAN
                          RODDEY DOWD, SR.*             Director
                   RODDEY DOWD, SR.
                          JOHN R. GEORGIUS*             Director
                   JOHN R. GEORGIUS

                                      II-3

                      SIGNATURE                         CAPACITY
                     WILLIAM N. GOODWIN, JR.*           Director
               WILLIAM N. GOODWIN, JR.
                         BRENTON S. HALSEY*             Director
                  BRENTON S. HALSEY
                         HOWARD H. HAWORTH*             Director
                  HOWARD H. HAWORTH
                      TORRENCE E. HEMBY, JR.*           Director
                TORRENCE E. HEMBY, JR.
                                                        Director
                  LEONARD G. HERRING
                          JACK A. LAUGHERY*             Director
                   JACK A. LAUGHERY
                               MAX LENNON*              Director
                      MAX LENNON
                         RADFORD D. LOVETT*             Director
                  RADFORD D. LOVETT
                        HENRY D. PERRY, JR.*            Director
                 HENRY D. PERRY, JR.
                       RANDOLPH N. REYNOLDS*            Director
                 RANDOLPH N. REYNOLDS
                             RUTH G. SHAW*              Director
                     RUTH G. SHAW
                            LANTY L. SMITH*             Director
                    LANTY L. SMITH
                                                        Director
                   DEWEY L. TROGDON
                                                        Director
                    JOHN D. UIBLE
                              B. J. WALKER*             Director
                     B. J. WALKER

                                      II-4

                      SIGNATURE                         CAPACITY
                        KENNETH G. YOUNGER*             Director
                  KENNETH G. YOUNGER


  *By Kent S. Hathaway, Attorney-in-Fact


   /s/                            KENT S. HATHAWAY
                                KENT S. HATHAWAY

Date: September 7, 1994

                                 EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION                                                 LOCATION
  (2)         The Merger Agreement, including the related Stock Option  Incorporated by reference to ANNEX B to the
              Agreement.                                                Prospectus/Proxy Statement included in this Registration
                                                                        Statement.*
  (3)(i)      Articles of Incorporation of FUNC, as amended.            Incorporated by reference to Exhibit (4) to FUNC's 1990
                                                                        First Quarter Report on Form 10-Q and to Exhibit (99)(a)
                                                                        to FUNC's 1993 First Quarter Report on Form 10-Q.
  (3)(ii)     By-laws of FUNC, as amended.                              Incorporated by reference to Exhibit (4)(b) to FUNC's
                                                                        Form 8-K dated September 20, 1991.
  (4)(a)      Statement of Classification of Shares creating the FUNC   Incorporated by reference to Exhibit (3)(c) to FUNC's
              Series 1990 Preferred Stock.                              Registration Statement No. 33-42865.
  (4)(b)      Shareholder Protection Rights Agreement, as amended.      Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                        Forms 8-K dated December 18, 1990 and October 20, 1992.
  (4)(c)      All instruments defining the rights of holders of         Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.              Regulation S-K; to be furnished upon request of the
                                                                        Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                    **
  (8)         Tax opinion of Sullivan & Cromwell.                       **
  (12)        Computation of Ratio of Earnings to Fixed Charges.        Incorporated by reference to Exhibit (12)(a) to FUNC's
                                                                        1994 Second Quarter Report on Form 10-Q.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                         **
  (23)(b)     Independent Auditors' Consent of Deloitte & Touche LLP.   **
  (23)(c)     Consent of Councilor, Buchanan and Mitchell, P.C.         **
  (23)(d)     Consent of Marion A. Cowell, Jr., Esq.                    Included in Exhibit (5).
  (23)(e)     Consent of Sullivan & Cromwell.                           Included in Exhibit (8).
  (23)(f)     Consent of Hovde Financial, Inc.                          **
  (24)        Power of Attorney.                                        **
  (27)        Financial Data Schedule of FUNC as of and for             Filed herewith.
              the three months ended June 30, 1994.
  (99)        Form of proxy for the Special Meeting of Stockholders of  Filed herewith.
              Home Federal.


 * Omitted exhibits to be furnished upon request of the Commission.

** Previously filed.